Form 10-K, Exhibit 13
period 2003-12-31
ENDURANCE SPECIALTY HOLDINGS LTD
filed 2004-03-12
CIK 1179755

                                                                   Exhibit 13.1

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this Annual Report, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this Annual Report assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

    We derived the following selected consolidated financial and additional data for the period from November 30, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2002 and December 31, 2003 from our audited consolidated financial statements and related notes. These historical results are not necessarily indicative of results to be expected from any future period.

    You should read the following selected consolidated financial information along with the information contained in this Annual Report, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Annual Report.


                                                                             Year Ended          Year Ended          Period Ended
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                               (in thousands, except earnings per share data)
Selected Income Statement Data:
Gross premiums written and acquired (a)..............................        $1,601,997           $798,760             $   376
Net premiums written and acquired (b)................................         1,597,844            764,918                 376
Net premiums earned (includes $0.3 million and $30.7 million from
  related parties in 2003 and 2002, respectively)....................         1,173,947            369,489                   1
Net investment income................................................            71,010             42,938                 838
Net realized gains on sales of investments...........................             5,718              6,730                  --
Losses and loss expenses (includes $0.2 million and $17.5 million
  from related parties in 2003 and 2002, respectively)...............           663,696            204,455                  --
Acquisition expenses (includes $0.0 million and $7.0 million from
  related parties in 2003 and 2002, respectively)....................           230,549             64,013                  --
General and administrative expenses..................................           100,657             49,999                 527
Net income...........................................................           263,437            102,066                 312
Per Share Data:
Basic earnings per share.............................................        $     4.19           $   1.74             $  0.01
Diluted earnings per share...........................................        $     4.00           $   1.73             $  0.01
Weighted average number of common shares outstanding:
 Basic...............................................................            62,933             58,699              39,630
 Diluted.............................................................            65,900             58,858              39,630


                                                                               As of                As of               As of
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                              (in thousands, except book value per share data)
Selected Balance Sheet Data:
Cash and investments.................................................        $2,674,232          $1,663,249           $1,162,498
Total assets.........................................................         3,458,964           2,054,594            1,165,099
Reserve for losses and loss expenses.................................           833,158             200,840                   --
Reserve for unearned premiums........................................           824,685             403,305                  375
Bank debt............................................................           103,029             192,000                   --
Total shareholders' equity...........................................         1,644,815           1,217,500            1,162,312
Per Share Data:
Book value per share (c).............................................        $    25.68          $    22.14           $    19.37
Diluted book value per share (d).....................................        $    24.03          $    21.73           $    19.37


Selected Ratios (based on U.S. GAAP income statement data):

                                                   Year Ended          Year Ended
                                               December 31, 2003    December 31, 2002
                                               -----------------    -----------------
     Loss ratio (e) ........................          56.5%               55.3%
     Acquisition expense ratio (f) .........          19.6%               17.3%
     General and administrative expense
      ratio (g) ............................           8.6%               13.6%
                                                      ----                ----
     Combined ratio (h) ....................          84.7%               86.2%
                                                      ====                ====

---------------
(a) Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums."
(b) Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums."
(c) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common
    shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation.
(d) Diluted book value per share is a non-GAAP measure based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company's shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and
    60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted share units for purposes of the December 31, 2003 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.
(e) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.
(f) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(g) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(h) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Annual Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report, including information with respect to the Company's plans and strategy for its business, includes forward-looking statements that involve risk and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-K, for more information. You should review the "Risk Factors" set forth in the Company's Annual Report on Form 10-K, for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

    Endurance Holdings was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has three wholly-owned operating subsidiaries:
Endurance Bermuda, based in Pembroke, Bermuda; Endurance U.K., based in London, England; and Endurance U.S., based in White Plains, New York. Endurance Holdings and its wholly-owned subsidiaries are collectively referred to in this discussion and analysis as the "Company."

    The Company writes specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines which are profitable and have limited correlation with one another. The Company's portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk, and aerospace and other specialty lines.

    The insurance lines that the Company writes are included in the property individual risk, casualty individual risk, and aerospace and other specialty lines segments. The reinsurance lines that the Company writes are included in the property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, and aerospace and other specialty lines segments.

    Property insurance and reinsurance provides coverage of an insurable interest in tangible property for property loss, damage or loss of use. The Company writes property lines through its property per risk treaty reinsurance, property catastrophe reinsurance, property individual risk, and aerospace and other specialty lines segments.

    Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, automobile liability, personal liability and aviation liability insurance. The Company writes casualty lines through its casualty treaty reinsurance, casualty individual risk, and aerospace and other specialty lines segments.

    The Company's results of operations are affected by the following business and accounting factors and critical accounting policies:

Revenues

    The Company derives its revenues primarily from premiums from its insurance policies and reinsurance contracts. The premiums the Company charges for the risks assumed are priced based on many assumptions and are a function of the amount and type of policies and contracts the Company writes as well as prevailing market prices. The Company prices these risks before its ultimate costs are known, which may extend many years into the future. In addition, the Company's revenues include income generated from its investment portfolio. The Company's investment portfolio is comprised primarily of fixed maturity investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the Company's investments are excluded from earnings. These unrealized gains and losses are included on the Company's balance sheet in accumulated other comprehensive income as a separate component of shareholders' equity.

Expenses

    The Company's expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect its best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. The Company records losses and loss expenses based on an actuarial analysis of the estimated losses the Company expects to be reported on policies and contracts written. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

Marketplace Conditions and Trends

    In general, the Company believes operating conditions in the insurance and reinsurance marketplace continued to be favorable during 2003. This improvement reflects the industry response to losses arising from the events of September 11, 2001, as well as recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in impaired financial results of market participants and erosion of the industry's capital base. Additionally, many established insurers and reinsurers have exited key markets. These developments have provided recently formed insurers and reinsurers, such as ourselves, with an opportunity to provide needed underwriting capacity at what the Company believes to be attractive rates in conjunction with improved terms and conditions. Although the Company is beginning to see increased competition across a number of its business segments, the Company believes premium levels are still attractive in the lines of business in which the Company participates.

Critical Accounting Policies and Estimates

    The Company's consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the "Risk Factors" section in the Company's Annual Report on Form 10-K cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on the Company's results of operations and financial condition and liquidity.

    The Company believes that the following critical accounting policies affect significant estimates used in the preparation of its consolidated financial statements.

    Premiums. Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 51% and 34% of the Company's gross premiums written and acquired during the years ended December 31, 2003 and 2002, respectively.

    Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on the Company's excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

    Reserve for Losses and Loss Expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses incurred but not reported ("IBNR"). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

    Losses and loss expense reserves are initially estimated by the Company using information either developed by the Company from internal or independent external sources, or by using pricing information provided to the Company by ceding companies, insureds and brokers at the time individual contracts and policies are bound. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated along with actual losses reported to reach the total reserve carried in the Company's consolidated financial statements. All of the Company's loss reserving is currently performed on a point estimate basis. Neither the Company nor its actuarial advisors utilize any form of range estimation in the loss reserving process. The reserving method currently used is an expected loss method that is commonly applied when limited loss development experience exists. The methodology, known as the Modified Bornheuter-Ferguson method, establishes an initial loss estimate for each underwriting quarter by segment and type of contract. The portion of the initial loss estimate that is the IBNR reserve is then reduced each subsequent quarter by an amount equal to the amount of losses expected to be reported for that business segment during that quarter. Over time, the IBNR reserve will be reduced to zero and be replaced with the actual losses reported to the Company. The time period over which all losses are expected to be reported to the Company varies significantly by line of business. This period can range from a few quarters for some lines, such as property catastrophe, to many years for some casualty lines. To the extent that actual reported losses for specific lines of business and segments exceed expected reported losses, the carried estimate of ultimate loss will be correspondingly increased, and to the extent that actual reported losses are less than expected reported losses, the carried estimate of ultimate losses will be reduced.

    The most significant assumptions used on December 31, 2003 to estimate losses and loss expense reserves are as follows:

         1. the information developed from internal and independent external sources can be used to develop meaningful estimates of the likely future performance of business bound by the Company;

         2. the loss and exposure information provided by ceding companies, insureds and brokers in support of their submissions can be used to derive meaningful estimates of the likely future performance of business bound with respect to each contract and policy;

         3. historic loss development and trend experience is assumed to be indicative of future loss development and trends; and

         4. no significant emergence of losses or types of losses that are not represented in the information supplied to the Company by its brokers, ceding companies and insureds will occur.

    While there can be no guarantee that any of the above assumptions will prove to be correct, management believes that these assumptions represent a realistic and appropriate basis for estimating loss and loss expense reserves.

    At the time each insurance policy or reinsurance contract is written, an underwriter, generally working in conjunction with an actuary or a risk analyst, estimates an initial expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These initial expected loss ratios are utilized along with other factors, including industry experience and the judgment of the Company's actuaries, in establishing loss ratios by line of business.

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company's attachment levels in many of its contracts will be low in frequency and high in severity, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

    The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to the Company's financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

    Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1% change in the December 31, 2003 reserve for losses and loss expenses would result in a 3.2% change in net income for the year ended December 31, 2003.

    Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, its estimate of the potential losses incurred, and its estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See "-- Reserve for Losses and Loss Expenses" below for further discussion.

    Results for the year ended December 31, 2003 included $35.9 million of positive development of reserves as established at December 31, 2002. This positive prior period development benefited the Company's loss ratio by approximately 3.1% in 2003. This positive development related to reductions in estimated ultimate incurred losses for the accident year 2002 resulted from reported loss emergence in 2003 which was less than expected in 2003. This absence of reported losses versus expectations occurred primarily in the Property Catastrophe Reinsurance and Property Individual Risk segment. See "-- Reserve for Losses and Loss Expenses" below for further discussion.

    Investments. The Company currently classifies all of its fixed maturity investments and short-term investments as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company periodically reviews its investments to determine whether a decline in the fair value below the amortized cost basis is other than temporary. If such a decline in the fair value is judged to be other than temporary, the Company would write down the investment to fair value establishing a new cost basis. The amount of the write-down is charged to income as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value.

    Stock-based Employee Compensation Plans. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") prospectively to all employee awards granted, modified or settled after January 1, 2002. Under the fair value recognition provisions of SFAS No. 123, the estimated grant date fair value of employee stock options and other stock-based compensation is recognized as part of general and administrative expenses over the vesting period.

Results of Operations

Period Ended December 31, 2001

    During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from the Company's private placement contributed $0.8 million to its earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

Years Ended December 31, 2003 and December 31, 2002

    The following is a discussion and analysis of the Company's consolidated results of operations for the years ended December 31, 2003 and December 31, 2002.

    Results of operations for the years ended December 31, 2003 and 2002 were as follows:


                                                                                        December 31,    December 31,
                                                                                            2003            2002        Change
                                                                                       --------------   ------------    ------
                                                                                       (in thousands)
     Revenues
      Gross premiums written and acquired..........................................      $1,601,997       $798,760      100.6%
                                                                                         ----------       --------      -----
      Net premiums written and acquired............................................       1,597,844        764,918      108.9%
                                                                                         ----------       --------      -----
      Net premiums earned..........................................................       1,173,947        369,489      217.7%
                                                                                         ----------       --------      -----
     Expenses
      Losses and loss expenses.....................................................         663,696        204,455      224.6%
      Acquisition expenses.........................................................         230,549         64,013      260.2%
      General and administrative expenses..........................................         100,657         49,999      101.3%
                                                                                         ----------       --------      -----
                                                                                            994,902        318,467      212.4%
                                                                                         ----------       --------      -----
     Underwriting income...........................................................         179,045         51,022      250.9%
     Net investment income.........................................................          71,010         42,938       65.4%
     Net foreign exchange gains....................................................           9,883          2,312      327.5%
     Net realized gains on sales of investments....................................           5,718          6,730      (15.0)%
     Amortization of intangibles...................................................          (3,237)          (809)     300.1%
     Interest expense..............................................................          (4,238)          (984)     330.7%
     Income tax benefit............................................................           5,256            857      513.3%
                                                                                         ----------       --------      -----
     Net income....................................................................      $  263,437       $102,066      158.1%
                                                                                         ==========       ========      =====

    Premiums. Gross premiums written and acquired increased during 2003 due to growth from Endurance U.S., Endurance U.K. and Endurance Bermuda, and the acquisition of the majority of the in-force reinsurance business of HartRe.
The acquisition of HartRe contributed $400.3 million in premiums acquired across a number of business segments including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. For more information on the HartRe transaction, see "--Significant Transaction" below. There was additional contribution to premium growth of over $425.5 million as a result of growth at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty reinsurance, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also occurred in Endurance Bermuda, especially within the aerospace and other specialty lines segment which has seen an increase in excess of $46.4 million for the year in aerospace premiums written and the casualty individual risk segment which has experienced favorable underwriting conditions in both healthcare and excess general liability lines to produce an increase of $107.5 million in premiums written for the year.

    There were negligible premiums ceded in the year ended December 31, 2003 compared to $33.8 million for the year ended December 31, 2002. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002. The Company currently does not purchase significant amounts of reinsurance protection as part of its overall risk management strategy.

    Net premiums earned increased in 2003 as a result of the higher level of premiums written in the year ended December 31, 2003 compared to 2002, in addition to the earning of premiums that were written in 2002.

    The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2003 and 2002:


                                                                  2003         2002
                                                               ----------    --------
                                                                   (in thousands)
     United States .........................................   $1,065,893    $561,000
     Worldwide .............................................      383,670     160,897
     Europe ................................................       80,001      32,939
     Japan .................................................       27,062      13,081
     Canada ................................................       14,790       7,487
     Other .................................................       30,581      23,356
                                                               ----------    --------
     Total gross premiums written and acquired .............   $1,601,997    $798,760
                                                               ==========    ========


    The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

    Net Investment Income. Net investment income was derived from interest earned on fixed maturity investments partially offset by investment management fees. The increase in net investment income was principally due to a 61% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment in 2003. The increase in invested assets resulted from positive net operating cash flows of $943.2 million. Investment expenses for the year ended December 31, 2003 were $2.6 million, compared to $1.4 million for the year ended December 31, 2002.

    The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the year ended December 31, 2003 were 3.79% and 4.07%, respectively. For the year ended December 31, 2002, the annualized period book yield and total return were 3.75% and 8.13%, respectively. The interest rate environment in the year ended December 31, 2003 was volatile. The yield on the benchmark five year U.S. Treasury bond moved 142 basis points from a high of 3.28% to a low of 1.86% during the year. The yield on the five year U.S. Treasury bond moved from 4.84% to 2.40% in the year ended December 31, 2002. During 2003, the Company redeployed cash into higher yielding securities thus reducing the overall portfolio cash position to 4.4% of total assets and extending the portfolio duration to 3.08 years at December 31, 2003, from 12.5% and 2.22 years, respectively, at December 31, 2002.

    Losses and Loss Expenses. The reported loss ratio is characterized by various factors. During 2003 there had been a shift in the mix of business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower mix of property catastrophe reinsurance which produced a low incidence of loss activity over the last year due to the absence of significant catastrophes. While this shift in business mix has resulted in a slightly higher weighted average loss ratio for the current year, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated thereby resulting in favorable adjustments to reserves.

    During 2003, the loss reserves held by the Company for the 2002 accident year proved to be moderately redundant. As of December 31, 2003, the Company's original estimated ultimate losses of $204.5 million for accident year 2002 had been reduced by $35.9 million. This reduction in the Company's initial estimated losses for accident year 2002 was experienced most significantly in the Property Catastrophe segment, the Property Individual Risk segment, and the Casualty Individual Risk segment.

    The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "--Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses" for further discussion.

    Acquisition Expenses. The acquisition expense ratio for the year ended December 31, 2003 was 19.6% compared to an acquisition expense ratio of 17.3% for the year ended December 31, 2002. The increase in acquisition expense ratio is due to the growth of the Company's underwriting activities, most notably at Endurance U.S. which wrote a number of large treaty contracts.

    General and Administrative Expenses. Growth in general and administrative expenses reflected the establishment and development of Endurance U.S. and Endurance U.K., as well as additional staff at Endurance Bermuda. At December 31, 2003 the Company had 245 employees compared to 120 employees at December 31, 2002.

    The general and administrative expense ratio for the year ended December 31, 2003 was 8.6% compared to a general and administrative expense ratio of 13.6% for the year ended December 31, 2002. The ratio has declined as a result of growth in premiums earned.

    Net Income. The increase in net income for the year ended December 31, 2003 compared to the year ended December 31, 2002 was due to the growth of the Company's premiums, consistent underwriting margin and an increase in invested assets. Net income in 2003, was positively impacted by the results of all of the Company's business segments, most notably its Property Catastrophe Reinsurance and Property Individual Risk segments.

Underwriting Results by Operating Segments

    The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. Our historic combined ratios may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2003.


                                                                             Property Per      Property      Casualty
                                                                              Risk Treaty    Catastrophe      Treaty
                                                                              Reinsurance    Reinsurance    Reinsurance
                                                                             ------------    -----------    -----------
                                                                                           (in thousands)
     Revenues
      Gross premiums written and acquired.................................     $469,290        $183,594      $390,265
                                                                               --------        --------      --------
      Net premiums written and acquired...................................      469,290         184,303       387,497
                                                                               --------        --------      --------
      Net premiums earned.................................................      296,551         174,158       284,843
                                                                               --------        --------      --------
     Expenses
      Losses and loss expenses............................................      179,031          33,393       178,725
      Acquisition expenses................................................       74,454          19,807        76,643
      General and administrative expenses.................................       25,021          13,738        22,537
                                                                               --------        --------      --------
                                                                                278,506          66,938       277,905
                                                                               --------        --------      --------
     Underwriting income..................................................     $ 18,045        $107,220      $  6,938
                                                                               ========        ========      ========
     Ratios
      Loss ratio..........................................................         60.4%           19.2%         62.7%
      Acquisition expense ratio...........................................         25.1%           11.4%         26.9%
      General and administrative expense ratio............................          8.4%            7.9%          7.9%
                                                                               --------        --------      --------
      Combined ratio......................................................         93.9%           38.5%         97.5%
                                                                               --------        --------      --------


                                                                                                             Aerospace
                                                                             Property                        and Other
                                                                            Individual        Casualty       Specialty
                                                                               Risk       Individual Risk      Lines        Total
                                                                            ----------    ---------------    ---------   ----------
                                                                                                 (in thousands)
     Revenues
      Gross premiums written and acquired................................     $85,863         $214,392       $258,593    $1,601,997
                                                                              -------         --------       --------    ----------
      Net premiums written and acquired..................................      83,929          214,232        258,593     1,597,844
                                                                              -------         --------       --------    ----------
      Net premiums earned................................................      65,408          173,266        179,721     1,173,947
                                                                              -------         --------       --------    ----------
     Expenses
      Losses and loss expenses...........................................      23,317          118,515        130,715       663,696
      Acquisition expenses...............................................       7,058           19,069         33,518       230,549
      General and administrative expenses................................       7,955           16,882         14,524       100,657
                                                                              -------         --------       --------    ----------
                                                                               38,330          154,466        178,757       994,902
                                                                              -------         --------       --------    ----------
     Underwriting income.................................................     $27,078         $ 18,800       $    964    $  179,045
                                                                              =======         ========       ========    ==========
     Ratios
      Loss ratio.........................................................        35.6%            68.4%          72.7%         56.5%
      Acquisition expense ratio..........................................        10.8%            11.0%          18.7%         19.6%
      General and administrative expense ratio...........................        12.2%             9.7%           8.1%          8.6%
                                                                              -------         --------       --------    ----------
      Combined ratio.....................................................        58.6%            89.1%          99.5%         84.7%
                                                                              -------         --------       --------    ----------

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2002.


                                                                               Property Per      Property      Casualty
                                                                                Risk Treaty    Catastrophe      Treaty
                                                                                Reinsurance    Reinsurance    Reinsurance
                                                                               ------------    -----------    -----------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired...................................     $168,054        $178,120      $203,566
                                                                                 --------        --------      --------
      Net premiums written and acquired.....................................      168,054         145,453       203,566
                                                                                 --------        --------      --------
      Net premiums earned...................................................       59,453         114,823        84,355
                                                                                 --------        --------      --------
     Expenses
      Losses and loss expenses..............................................       35,577          42,804        56,070
      Acquisition expenses..................................................       14,607          16,885        20,597
      General and administrative expenses...................................       10,520          11,150        12,743
                                                                                 --------        --------      --------
                                                                                   60,704          70,839        89,410
                                                                                 --------        --------      --------
     Underwriting income (loss).............................................     $ (1,251)       $ 43,984      $ (5,055)
                                                                                 ========        ========      ========
     Ratios
      Loss ratio............................................................         59.8%           37.3%         66.5%
      Acquisition expense ratio.............................................         24.6%           14.7%         24.4%
      General and administrative expense ratio..............................         17.7%            9.7%         15.1%
                                                                                 --------        --------      --------
      Combined ratio........................................................        102.1%           61.7%        106.0%
                                                                                 ========        ========      ========


                                                                                                               Aerospace
                                                                               Property                        and Other
                                                                              Individual        Casualty       Specialty
                                                                                 Risk       Individual Risk      Lines       Total
                                                                              ----------    ---------------    ---------   --------
                                                                                                  (in thousands)
     Revenues
      Gross premiums written and acquired..................................     $62,934         $106,903        $79,183    $798,760
                                                                                -------         --------        -------    --------
      Net premiums written and acquired....................................      61,759          106,903         79,183     764,918
                                                                                -------         --------        -------    --------
      Net premiums earned..................................................      33,907           44,292         32,659     369,489
                                                                                -------         --------        -------    --------
     Expenses
      Losses and loss expenses.............................................      13,283           33,958         22,763     204,455
      Acquisition expenses.................................................       3,406            3,978          4,540      64,013
      General and administrative expenses..................................       3,939            6,692          4,955      49,999
                                                                                -------         --------        -------    --------
                                                                                 20,628           44,628         32,258     318,467
                                                                                -------         --------        -------    --------
     Underwriting income (loss)............................................     $13,279         $   (336)       $   401    $ 51,022
                                                                                =======         ========        =======    ========
     Ratios
      Loss ratio...........................................................        39.2%            76.7%          69.7%       55.3%
      Acquisition expense ratio............................................        10.0%             9.0%          13.9%       17.3%
      General and administrative expense ratio.............................        11.6%            15.1%          15.2%       13.6%
                                                                                -------         --------        -------    --------
      Combined ratio.......................................................        60.8%           100.8%          98.8%       86.2%
                                                                                =======         ========        =======    ========

Property Per Risk Treaty Reinsurance

    The Company's Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company's Property Per Risk Treaty Reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                            Year Ended
                                                                                    ---------------------------
                                                                                    December 31,   December 31,
                                                                                        2003           2002        Change(1)
                                                                                    ------------   ------------    ---------
                                                                                          (in thousands)
     Revenues
      Gross premiums written and acquired.......................................      $469,290       $168,054        179.2%
                                                                                      --------       --------        -----
      Net premiums written and acquired.........................................       469,290        168,054        179.2%
                                                                                      --------       --------        -----
      Net premiums earned.......................................................       296,551         59,453        398.8%
                                                                                      --------       --------        -----
     Expenses
      Losses and loss expenses..................................................       179,031         35,577        403.2%
      Acquisition expenses......................................................        74,454         14,607        409.7%
      General and administrative expenses.......................................        25,021         10,520        137.8%
                                                                                      --------       --------        -----
                                                                                       278,506         60,704        358.8%
                                                                                      --------       --------        -----
     Underwriting income (loss).................................................      $ 18,045       $ (1,251)        NM(2)
                                                                                      ========       ========        =====
     Ratios
      Loss ratio................................................................          60.4%          59.8%         0.6
      Acquisition expense ratio.................................................          25.1%          24.6%         0.5
      General and administrative expense ratio..................................           8.4%          17.7%        (9.3)
                                                                                      --------       --------        -----
      Combined ratio............................................................          93.9%         102.1%        (8.2)
                                                                                      --------       --------        -----
      Reserve for losses and loss expenses......................................      $188,757       $ 34,843        441.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.
(2) Not meaningful.

    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the HartRe business which contributed $139.8 million in premiums acquired for the year ended December 31, 2003. In addition, part of the increase in premiums written and acquired is a result of the inception of business of Endurance U.S. and Endurance U.K. which combined have contributed $148.0 million in premium growth for 2003. The growth in premiums earned in 2003 benefited significantly from the earning of premiums written in 2002. During 2003, 67% of premiums in this segment were written on a policies attaching basis which are earned over a 24 month period. In 2002, 59% of premiums in this segment were written on a policies attaching basis.

    Losses and Loss Expenses. The low loss ratios in 2003 and 2002 reflected the strong pricing environment experienced by this business segment as well as the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. The increase in general and administrative expenses reflected the growth in the underwriting staff across all three operating subsidiaries during 2003. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly.

Property Catastrophe Reinsurance

    The Company's Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company's property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company's ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                               Year Ended
                                                                                      ---------------------------
                                                                                      December 31,   December 31,
                                                                                          2003           2002        Change(1)
                                                                                      ------------   ------------    ---------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired.........................................      $183,594       $178,120          3.1%
                                                                                        --------       --------        -----
      Net premiums written and acquired...........................................       184,303        145,453         26.7%
                                                                                        --------       --------        -----
      Net premiums earned.........................................................       174,158        114,823         51.7%
                                                                                        --------       --------        -----
     Expenses
      Losses and loss expenses....................................................        33,393         42,804        (22.0)%
      Acquisition expenses........................................................        19,807         16,885         17.3%
      General and administrative expenses.........................................        13,738         11,150         23.2%
                                                                                        --------       --------        -----
                                                                                          66,938         70,839         (5.5)%
                                                                                        --------       --------        -----
     Underwriting income..........................................................      $107,220       $ 43,984        143.8%
                                                                                        ========       ========        =====
     Ratios
      Loss ratio..................................................................          19.2%          37.3%       (18.1)
      Acquisition expense ratio...................................................          11.4%          14.7%        (3.3)
      General and administrative expense ratio....................................           7.9%           9.7%        (1.8)
                                                                                        --------       --------        -----
      Combined ratio..............................................................          38.5%          61.7%       (23.2)
                                                                                        --------       --------        -----
      Reserve for losses and loss expenses........................................      $ 62,725       $ 40,122         56.3%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The majority of the contracts associated with this segment are written on a losses occurring basis. The growth in premiums earned was a result of the reduction in ceded premiums and the earning of premiums that were written prior to 2003.

    Losses and Loss Expenses. The lower loss ratio experienced in 2003 for this segment can be attributed to the lower than expected severity of catastrophic events experienced in the period. The 2002 loss ratio was heavily influenced by losses from the August 2002 Central European floods. The 2003 losses were impacted by the Midwestern tornados, Hurricanes Fabian and Isabel as well as the California wildfires experienced in the fourth quarter. Although the frequency of catastrophe losses was relatively high in 2003, the loss severity of these events was relatively low compared to the loss events of 2002.

    In addition, during 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. Positive development of loss reserves related to 2002 was due to less than expected reported losses during 2003 related to catastrophic loss events that occurred in 2002.

    Acquisition Expenses. The impact of ceded reinsurance purchased in 2002, which yielded very low ceding commissions overall, resulted in the expense ratio in 2002 being higher than in 2003 when a negligible amount of reinsurance was purchased.

    General and Administrative Expenses. The increase in general and administrative expenses resulted from an increased allocation of corporate overhead in 2003.

Casualty Treaty Reinsurance

    The Company's Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                               Year Ended
                                                                                      ---------------------------
                                                                                      December 31,   December 31,
                                                                                          2003           2002        Change(1)
                                                                                      ------------   ------------    ---------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired.........................................      $390,265       $203,566         91.7%
                                                                                        --------       --------        -----
      Net premiums written and acquired...........................................       387,497        203,566         90.4%
                                                                                        --------       --------        -----
      Net premiums earned.........................................................       284,843         84,355        237.7%
                                                                                        --------       --------        -----
     Expenses
      Losses and loss expenses....................................................       178,725         56,070        218.8%
      Acquisition expenses........................................................        76,643         20,597        272.1%
      General and administrative expenses.........................................        22,537         12,743         76.9%
                                                                                        --------       --------        -----
                                                                                         277,905         89,410        210.8%
                                                                                        --------       --------        -----
     Underwriting income (loss)...................................................      $  6,938       $ (5,055)          NM
                                                                                        ========       ========        =====
     Ratios
      Loss ratio..................................................................          62.7%          66.5%        (3.8)
      Acquisition expense ratio...................................................          26.9%          24.4%         2.5
      General and administrative expense ratio....................................           7.9%          15.1%        (7.2)
                                                                                        --------       --------        -----
      Combined ratio..............................................................          97.5%         106.0%        (8.5)
                                                                                        --------       --------        -----
      Reserve for losses and loss expenses........................................      $236,521       $ 56,070        321.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written and acquired was due to the acquisition of the HartRe business and organic growth due to an increased underwriting staff, in particular at Endurance U.S. The growth in premiums earned was primarily the result of the earning of premiums written prior to 2003. 72% of premiums were written on a policies attaching basis in 2003 and 67% in 2002.

    Losses and Loss Expenses. Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The slight difference in loss ratio in the year was a result of differences in the mix of business.

    Acquisition Expenses. The higher expense ratio in the year ended December 31, 2003 was due to an increased amount of business in this segment written as proportional reinsurance contracts, which incur higher commissions than excess of loss treaties.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Property Individual Risk

    The Company's Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                               Year Ended
                                                                                      ---------------------------
                                                                                      December 31,   December 31,
                                                                                          2003           2002        Change(1)
                                                                                      ------------   ------------    ---------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired.........................................      $85,863         $62,934         36.4%
                                                                                        -------         -------        -----
      Net premiums written and acquired...........................................       83,929          61,759         35.9%
                                                                                        -------         -------        -----
      Net premiums earned.........................................................       65,408          33,907         92.9%
                                                                                        -------         -------        -----
     Expenses
      Losses and loss expenses....................................................       23,317          13,283         75.5%
      Acquisition expenses........................................................        7,058           3,406        107.2%
      General and administrative expenses.........................................        7,955           3,939        102.0%
                                                                                        -------         -------        -----
                                                                                         38,330          20,628         85.8%
                                                                                        -------         -------        -----
     Underwriting income..........................................................      $27,078         $13,279        103.9%
                                                                                        =======         =======        =====
     Ratios
      Loss ratio..................................................................         35.6%           39.2%        (3.6)
      Acquisition expense ratio...................................................         10.8%           10.0%         0.8
      General and administrative expense ratio....................................         12.2%           11.6%         0.6
                                                                                        -------         -------        -----
      Combined ratio..............................................................         58.6%           60.8%        (2.2)
                                                                                        -------         -------        -----
      Reserve for losses and loss expenses........................................      $36,117         $13,282        171.9%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. Policies written in this segment are written on a losses occurring basis and typically earn over the 12 month period of the contract. Premiums written and acquired in the year ended December 31, 2003 grew largely due to new business generated by Endurance U.K. which wrote no business in the prior year. This segment has seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a proportion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written prior to 2003.

    Losses and Loss Expenses. The decrease in the loss ratio was due to positive loss development on 2002 business partially offset by tornado damage in the mid-western United States in May 2003 and hurricane damage in Bermuda in September 2003. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the market in 2003.

    In addition, during 2003, the Company experienced a moderate amount of positive development on its reserves for losses and loss expenses related to 2002. Positive development on the Company's losses and loss expense reserves related to 2002 was due to less than expected reported losses during 2003 for 2002 catastrophic loss events.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Casualty Individual Risk

    The Company's Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers.

    The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                               Year Ended
                                                                                      ---------------------------
                                                                                      December 31,   December 31,
                                                                                          2003           2002        Change(1)
                                                                                      ------------   ------------    ---------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired.........................................      $214,392       $106,903        100.5%
                                                                                        --------       --------        -----
      Net premiums written and acquired...........................................       214,232        106,903        100.4%
                                                                                        --------       --------        -----
      Net premiums earned.........................................................       173,266         44,292        291.2%
                                                                                        --------       --------        -----
     Expenses
      Losses and loss expenses....................................................       118,515         33,958        249.0%
      Acquisition expenses........................................................        19,069          3,978        379.4%
      General and administrative expenses.........................................        16,882          6,692        152.3%
                                                                                        --------       --------        -----
                                                                                         154,466         44,628        246.1%
                                                                                        --------       --------        -----
     Underwriting income (loss)...................................................      $ 18,800       $   (336)          NM
                                                                                        ========       ========        =====
     Ratios
      Loss ratio..................................................................          68.4%          76.7%        (8.3)
      Acquisition expense ratio...................................................          11.0%           9.0%         2.0
      General and administrative expense ratio....................................           9.7%          15.1%        (5.4)
                                                                                        --------       --------        -----
      Combined ratio..............................................................          89.1%         100.8%       (11.7)
                                                                                        --------       --------        -----
      Reserve for losses and loss expenses........................................      $152,473       $ 33,958        349.0%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12 month period. The Company has observed improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity is increasing across all lines but has not yet impacted pricing adversely. Premiums in all lines have increased in 2003 as a result of an expansion of the underwriting staff dedicated to this segment which totaled 26 at December 31, 2003 versus 8 in December 31, 2002. The increase in premiums earned was a result of higher premiums written in 2003 and the earning of premiums written in 2002.

    Losses and Loss Expenses. The Company has received only a limited number of notices of potential losses for this segment, none of which has yet reached a level which would result in paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information.

    During 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. The Company's loss ratio for 2003 was explained by a moderate reduction in the initial expected loss ratios estimated for this segment in 2003 and partly accounted for by the moderate positive development for the year-end 2002 loss reserves for the segment.

    Acquisition Expenses. The difference in the acquisition expense ratio reflects variations in individual contract terms.

    General and Administrative Expenses. The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

Aerospace and Other Specialty Lines

    The Company's Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace lines and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace lines include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                               Year Ended
                                                                                      ---------------------------
                                                                                      December 31,   December 31,
                                                                                          2003           2002        Change(1)
                                                                                      ------------   ------------    ---------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired.........................................      $258,593        $79,183        226.6%
                                                                                        --------        -------        -----
      Net premiums written and acquired...........................................       258,593         79,183        226.6%
                                                                                        --------        -------        -----
      Net premiums earned.........................................................       179,721         32,659        450.3%
                                                                                        --------        -------        -----
     Expenses
      Losses and loss expenses....................................................       130,715         22,763        474.2%
      Acquisition expenses........................................................        33,518          4,540        638.3%
      General and administrative expenses.........................................        14,524          4,955        193.1%
                                                                                        --------        -------        -----
                                                                                         178,757         32,258        454.2%
                                                                                        --------        -------        -----
     Underwriting income..........................................................      $    964        $   401        140.4%
                                                                                        ========        =======        =====
     Ratios
      Loss ratio..................................................................          72.7%          69.7%         3.0
      Acquisition expense ratio...................................................          18.7%          13.9%         4.8
      General and administrative expense ratio....................................           8.1%          15.2%        (7.1)
                                                                                        --------        -------        -----
      Combined ratio..............................................................          99.5%          98.8%         0.7
                                                                                        --------        -------        -----
      Reserve for losses and loss expenses........................................      $156,565        $22,565        593.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the in-force reinsurance business of HartRe which contributed $67.2 million in aerospace premiums written and acquired and $80.4 million in other specialty accounts for the year ended December 31, 2003. Of this amount $51.9 million represented a large workers' compensation contract. The remaining increase in premiums written and acquired was due primarily to the growth in the Company's aerospace business. The effect of the HartRe addition and the increased aerospace premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was a result of the earning of premiums that have been written since the inception of the Company given that 83% of this segment's premiums were written on a policies attaching basis in 2003 and 42% in 2002.

    Losses and Loss Expenses. The increase in the loss ratio is a result of two satellite related losses and a relatively high loss ratio on the workers' compensation contract acquired from HartRe.

    Acquisition Expenses. The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate overhead allocation.

Significant Transaction

    On May 15, 2003, Endurance U.S. completed the HartRe transaction in which Endurance U.S. assumed the majority of the in-force reinsurance business of HartRe, acquired exclusive renewal rights to that business and hired certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to claims handling for the business. The effective date of the arrangement was April 1, 2003. Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies. The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S.-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations."

    At closing, Endurance U.S. agreed to pay a $15 million minimum override commission on unearned premium acquired and a $10 million minimum advance on renewal rights commissions. On the one year anniversary of the closing, Endurance U.S. agreed to pay an additional $5 million minimum advance on renewal rights commissions. These amounts are guaranteed and constitute part of the initial purchase price.

    In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Endurance U.S. committed to pay HartRe override commissions on the assumed business. The override commissions vary up to a maximum of 5% of premiums depending on the line of business. At closing, unearned premiums assumed by Endurance U.S. were valued at $414.5 million. Upon renewal of the business over the two years following April 1, 2003, renewal rights commissions are due at a range of 1%-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent total renewal rights commissions exceed $10 million for the first year following closing and $5 million for the second year following closing.

    In addition to the override commission and the renewal rights commission, a profit sharing commission will be paid if the net loss ratio of the business acquired which is associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business.

    At December 31, 2003, a material portion of the in-force contracts acquired had not yet come up for renewal, and as such, the amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional $6.3 million of contingent profit and renewal commissions could become payable to HartRe. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved and will be recorded as additional goodwill.

Liquidity and Capital Resources

    Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

    The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2003, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $230 million without prior regulatory approval based upon insurance and Companies Act regulations.

    The Company has agreed with the New York Department not to declare a dividend from Endurance U.S. until December 2004 without prior regulatory approval. Endurance U.K. is subject to significant United Kingdom regulatory restrictions limiting its ability to pay dividends. Accordingly, the Company does not currently intend to declare a dividend from Endurance U.K.

    The Company's aggregate invested assets as of December 31, 2003 totaled $2.7 billion. The increase in invested assets since December 31, 2002 resulted from collections of premiums on insurance policies and reinsurance contracts, investment income and proceeds from the initial public offering offset by losses and loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

    On August 8, 2003, the Company and its lenders amended the Company's existing three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility. The letter of credit and revolving credit facility now expire on August 6, 2004, at which point any revolving credit balance will be converted into a twelve-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company's unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. At December 31, 2003, the debt to shareholders' equity ratio was 0.06:1, the consolidated tangible net worth was $1.6 billion and unencumbered cash and investment grade assets were $2.5 billion. The lenders under the amended letter of credit and revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank, N.A. The administrative agent under the amended letter of credit and revolving credit facility is JPMorgan Chase Bank.

    At December 31, 2003, letters of credit totaling $183.3 million were outstanding and $103.0 million of the term loan was outstanding.

    In accordance with the terms of the Company's term loan facility, it prepaid $50.6 million of the outstanding principal on its term loan facility on March 5, 2003 with a portion of the proceeds from its initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003. The Company's remaining term loan borrowings are subject to principal payments of $76.8 million in September 2004 and $26.2 million in September 2005. The Company's term loan borrowings currently bear interest at the London Interbank Offered Rate ("LIBOR") plus 0.875% (2.0625% per annum at December 31, 2003).

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the years ended December 31, 2003 and 2002 was approximately $943 million and $379 million, respectively.

    The Company's underwriting activities are supported by its capital, and the Company expects that its other operational needs for the foreseeable future will be met by its balance of cash and fixed maturity investments, as well as funds generated from underwriting activities, investment income and proceeds from sales and maturities of its investment portfolio. On an ongoing basis, the Company expects its operating cash flows, together with the revolving credit facility and the capital base established by its initial private placement in December of 2001 and its initial public offering in March 2003, to be sufficient to operate its business. However, there can be no assurance that the Company will not be required to incur other indebtedness to continue implementing its business strategy or to pay losses and loss expenses.

    The Company's contractual obligations as of December 31, 2003 are summarized as follows:


                                                                                          Payments due by period
                                                                       ------------------------------------------------------------
                                                                                  Less than 1                             More than
Contractual Obligations                                                 Total         year       1-3 years    3-5 years    5 years
-----------------------                                                --------   -----------    ---------    ---------   ---------
                                                                                              (in thousands)
Long-Term Debt (1).................................................    $103,029     $76,829       $26,200      $   --      $    --
Operating Leases (2)...............................................      49,120       5,468        15,084       4,855       23,713
                                                                       --------     -------       -------      ------      -------
Total..............................................................    $152,149     $82,297       $41,284      $4,855      $23,713
                                                                       ========     =======       =======      ======      =======

---------------
(1) See "Certain Indebtedness" for further discussion.
(2) The Company leases office space and office equipment under operating leases.

Off-Balance Sheet Arrangements

    As of December 31, 2003, the Company has not entered into any material off-balance sheet arrangements.

Currency and Foreign Exchange

    The Company's functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company capitalized Endurance U.K with an investment of (L)100 million. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on its results of operations.

    Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

    Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

Effects of Inflation

    The effects of inflation could cause the severity of claims to rise in the future. The Company's estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, the Company will be required to increase reserves for losses and loss expenses with a corresponding reduction in its earnings in the period in which the deficiency is identified.

Reserve for Losses and Loss Expenses

    As of December 31, 2003 and 2002, the Company had accrued losses and loss expense reserves of $833.2 million and $200.8 million, respectively. These amounts represent the Company's actuarial best estimate of the ultimate liability for payment of losses and loss expenses related to loss events as of December 31, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, the Company paid losses and loss expenses of $86.8 million and $4.7 million, respectively.

    As of December 31, 2003, the Company had been notified of a moderate number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses" for further discussion.

    Incurred losses for the year ended December 31, 2003 are summarized as follows:


                                                                                                               Aerospace
                                       Property per     Property      Casualty      Property      Casualty      & Other
                                       Risk Treaty    Catastrophe      Treaty      Individual    Individual    Specialty
                                       Reinsurance    Reinsurance    Reinsurance      Risk          Risk         Lines       Total
                                       ------------   -----------    -----------   ----------    ----------    ---------   --------
                                                                              (in thousands)
Incurred related to:
 Current year......................      $182,003       $ 48,175      $179,924       $32,012      $123,771     $133,728    $699,613
 Prior years.......................        (2,972)       (14,782)       (1,199)       (8,695)       (5,256)      (3,013)    (35,917)
                                         --------       --------      --------       -------      --------     --------    --------
Total Incurred Losses..............      $179,031       $ 33,393      $178,725       $23,317      $118,515     $130,715    $663,696
                                         --------       --------      --------       -------      --------     --------    --------


    Incurred losses for the year ended December 31, 2003 include approximately $35.9 million in positive development of reserves relating to the 2002 accident year. The positive loss reserve development experienced during the 2003 year benefited the Company's 2003 reported loss ratio by approximately 3.1%.

    During 2003, the reduction in the Company's initial estimated losses for the 2002 accident year was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by approximately $15 million; the Property Individual Risk segment, where the initial estimate was reduced by approximately $9 million; and the Casualty Individual Risk segment, where the initial estimate was reduced by approximately $5 million. The balance of the $35.9 million redundancy was experienced evenly across the remaining business segments.

    The above reduction in estimated losses for the 2002 accident year reflects lower than expected emergence of 2002 catastrophic and attritional losses in 2003.

    Reserves for losses and loss expenses are comprised of the following at December 31, 2003:


                                                                                                               Aerospace
                                       Property per     Property      Casualty      Property      Casualty      & Other
                                       Risk Treaty    Catastrophe      Treaty      Individual    Individual    Specialty
                                       Reinsurance    Reinsurance    Reinsurance      Risk          Risk         Lines       Total
                                       ------------   -----------    -----------   ----------    ----------    ---------   --------
                                                                              (in thousands)
Case Reserves......................      $ 55,523       $30,814       $ 28,464       $15,758      $     --     $ 31,919    $162,478
IBNR...............................       133,234        31,911        208,057        20,359       152,473      124,646     670,680
                                         --------       -------       --------       -------      --------     --------    --------
Reserve for Losses and Loss
 Expenses..........................      $188,757       $62,725       $236,521       $36,117      $152,473     $156,565    $833,158
                                         ========       =======       ========       =======      ========     ========    ========

    Selected quarterly activity in the reserve for losses and loss expenses for the year ended December 31, 2003 is summarized as follows:


                                                           Quarter     Quarter       Quarter         Quarter          Year
                                                            Ended       Ended         Ended           Ended          Ended
                                                          March 31,   June 30,    September 30,   December 31,    December 31,
                                                            2003        2003          2003            2003            2003
                                                          ---------   --------    -------------   ------------    ------------
                                                                                     (in thousands)
     Incurred related to:
     Current year.....................................    $111,011    $174,578      $210,143        $203,881        $699,613
     Prior years......................................      (6,866)     (9,047)      (11,478)         (8,526)        (35,917)
                                                          --------    --------      --------        --------        --------
     Total incurred...................................     104,145     165,531       198,665         195,355         663,696
                                                          --------    --------      --------        --------        --------
     Paid related to:
     Current year.....................................          --      (8,871)       (8,131)        (29,315)        (46,317)
     Prior years......................................      (7,116)    (12,852)      (10,473)        (10,091)        (40,532)
                                                          --------    --------      --------        --------        --------
     Total paid.......................................    $ (7,116)   $(21,723)     $(18,604)       $(39,406)       $(86,849)
                                                          ========    ========      ========        ========        ========


Ceded Reinsurance

    The Company's ceded premiums consist primarily of reinsurance protection in conjunction with the LaSalle transaction. Total premiums ceded were negligible for the year ended December 31, 2003 and approximately $33.8 million for the year ended December 31, 2002. The reinsurance agreements principally provide the Company with protection related to certain identified catastrophes in its Property Catastrophe Reinsurance segment. The Company also cedes premiums related to its Property Individual Risk, Casualty Treaty Reinsurance and Casualty Individual Risk segments. At December 31, 2003, the Company recorded reinsurance recoverables of $1.4 million related to these reinsurance agreements. The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires.

Intangible Assets

    Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $14.2 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

Quantitative and Qualitative Information about Market Risk

    The Company believes that it is principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

    Interest Rate Risk. The Company's primary market risk exposure is to changes in interest rates. The Company's fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of the Company's fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by its managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of its liabilities. The Company's strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. As of December 31, 2003, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company's invested assets of $2.7 billion would have been an estimated decrease in market value of 3.2% or approximately $85 million, and the impact on its invested assets of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.9% or approximately $78 million.

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Foreign Currency Risk. The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2003, approximately 9% of the Company's gross premiums were written in currencies other than the U.S. dollar. A portion of the Company's cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of the Company's operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars ("Major Currencies"). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

    Credit Risk. The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company's risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit its credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Auditors ...........................................   F-2

Consolidated Balance Sheets at December 31, 2003 and 2002 ................   F-3

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003 and 2002 and the period from November 30, 2001
  to December 31, 2001....................................................   F-4

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2003 and 2002 and the period from November 30, 2001
  to December 31, 2001....................................................   F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  2003 and 2002 and the period from November 30, 2001 to December 31, 2001   F-6

Notes to the Consolidated Financial Statements for the years ended
  December 31, 2003 and 2002 and the period from November 30, 2001 to
  December 31, 2001.......................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.



/s/ Ernst & Young
Hamilton, Bermuda
January 22, 2004

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002
         (In thousands of United States dollars, except share amounts)


                                                           2003          2002
                                                        ----------   -----------
                       ASSETS
Cash and cash equivalents ..........................    $  150,923   $   256,840
Fixed maturity investments available for sale, at
  fair value (amortized cost: $2,497,152 and
  $1,358,027 at December 31, 2003 and 2002,
  respectively).....................................     2,523,309     1,406,409
Premiums receivable, net (includes $nil and $45,368
  from related parties at December 31, 2003 and
  2002, respectively)...............................       518,539       264,355
Deferred acquisition costs .........................       183,387        81,676
Prepaid reinsurance premiums .......................         2,335         7,501
Accrued investment income ..........................        20,434        11,209
Intangible assets ..................................        32,407        14,344
Other assets .......................................        27,630        12,260
                                                        ----------   -----------
Total assets .......................................    $3,458,964    $2,054,594
                                                        ==========   ===========
                     LIABILITIES
Reserve for losses and loss expenses ...............    $  833,158   $   200,840
Reserve for unearned premiums ......................       824,685       403,305
Reinsurance balances payable .......................        23,977        16,443
Bank debt ..........................................       103,029       192,000
Net payable for investments purchased ..............            --         6,470
Other liabilities ..................................        29,300        18,036
                                                        ----------   -----------
Total liabilities ..................................     1,814,149       837,094
                                                        ==========   ===========
                SHAREHOLDERS' EQUITY
Common shares
 Ordinary -- 63,912,000 issued and outstanding
   (2002 -- 54,061,185).............................        63,912        54,061
 Class A -- nil issued and outstanding (2002 --
   938,815).........................................            --           939
Additional paid-in capital .........................     1,189,570     1,009,415
Accumulated other comprehensive income .............        46,068        50,707
Retained earnings ..................................       345,265       102,378
                                                        ----------   -----------
Total shareholders' equity .........................     1,644,815     1,217,500
                                                        ----------   -----------
Total liabilities and shareholders' equity .........    $3,458,964   $ 2,054,594
                                                        ==========   ===========



        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
  (In thousands of United States dollars, except share and per share amounts)


                                                                                               2003          2002           2001
                                                                                           -----------    -----------   -----------
Revenues
 Gross premiums written and acquired...................................................    $ 1,601,997    $   798,760   $       376
                                                                                           ===========    ===========   ===========
 Net premiums written and acquired.....................................................      1,597,844        764,918           376
 Change in unearned premiums...........................................................       (423,897)      (395,429)         (375)
                                                                                           -----------    -----------   -----------
 Net premiums earned (includes $0.3 million and $30.7 million from related parties in
   2003 and 2002, respectively)........................................................      1,173,947        369,489             1
 Net investment income.................................................................         71,010         42,938           838
 Net foreign exchange gains............................................................          9,883          2,312            --
 Net realized gains on sales of investments............................................          5,718          6,730            --
                                                                                           -----------    -----------   -----------
Total revenues.........................................................................      1,260,558        421,469           839
                                                                                           -----------    -----------   -----------
Expenses
 Losses and loss expenses (includes $0.2 million and $17.5 million from related parties
   in 2003 and 2002, respectively).....................................................        663,696        204,455            --
 Acquisition expenses (includes $nil and $7.0 million from related parties in 2003 and
   2002, respectively).................................................................        230,549         64,013            --
 General and administrative expenses...................................................        100,657         49,999           527
 Amortization of intangibles...........................................................          3,237            809            --
 Interest expense......................................................................          4,238            984            --
                                                                                           -----------    -----------   -----------
Total expenses.........................................................................      1,002,377        320,260           527
                                                                                           -----------    -----------   -----------
Income before income taxes.............................................................        258,181        101,209           312
 Income tax benefit....................................................................          5,256            857            --
                                                                                           -----------    -----------   -----------
Net income.............................................................................        263,437        102,066           312
                                                                                           -----------    -----------   -----------
Other comprehensive (loss) income
 Holding gains (losses) on investments arising during
   the period (net of applicable deferred income taxes
   in 2003 -- $1,256 and 2002 -- $1,337)...............................................        (15,097)        53,775            --
 Foreign currency translation adjustments..............................................         17,060          3,662            --
 Net loss on derivatives designated as cash flow
   hedge...............................................................................           (884)            --            --
 Reclassification adjustment for net realized gains
   included in net income..............................................................         (5,718)        (6,730)           --
                                                                                           -----------    -----------   -----------
Other comprehensive (loss) income......................................................         (4,639)        50,707            --
                                                                                           -----------    -----------   -----------
Comprehensive income...................................................................    $   258,798    $   152,773   $       312
                                                                                           ===========    ===========   ===========
Per share data
 Weighted average number of common and common equivalent shares outstanding:
   Basic...............................................................................     62,932,775     58,698,630    39,629,630
                                                                                           ===========    ===========   ===========
   Diluted.............................................................................     65,899,925     58,857,664    39,629,630
                                                                                           ===========    ===========   ===========
 Basic earnings per share..............................................................    $      4.19    $      1.74   $      0.01
                                                                                           ===========    ===========   ===========
 Diluted earnings per share............................................................    $      4.00    $      1.73   $      0.01
                                                                                           ===========    ===========   ===========



        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
                    (In thousands of United States dollars)


                                                                                                 2003          2002         2001
                                                                                              ----------    ----------   ----------
Common shares
 Balance, beginning of period.............................................................    $   55,000    $   60,000   $       --
 Issuance of common shares................................................................         9,662            --       60,000
 Repurchase of common shares..............................................................          (750)       (5,000)          --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................        63,912        55,000       60,000
                                                                                              ----------    ----------   ----------
Additional paid-in capital
 Balance, beginning of period.............................................................     1,009,415     1,102,000           --
 Issuance of common shares................................................................       197,110            --    1,140,000
 Fair value of warrants issued............................................................            --            --       51,945
 Issuance of restricted share units.......................................................         3,109            --           --
 Private offering costs...................................................................            --            --      (89,945)
 Public offering costs....................................................................        (3,820)           --           --
 Repurchase of common shares..............................................................       (19,545)      (95,000)          --
 Stock-based compensation expense.........................................................         3,301         2,415           --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................     1,189,570     1,009,415    1,102,000
                                                                                              ----------    ----------   ----------
Accumulated other comprehensive income
 Cumulative foreign currency translation adjustments:
   Balance, beginning of period...........................................................         3,662            --           --
   Foreign currency translation adjustments...............................................        17,060         3,662           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................        20,722         3,662           --
                                                                                              ----------    ----------   ----------
 Unrealized holding gains on investments:
   Balance, beginning of period...........................................................        47,045            --           --
   Net unrealized holding gains arising during the period, net of reclassification
    adjustment............................................................................       (20,815)       47,045           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................        26,230        47,045           --
                                                                                              ----------    ----------   ----------
 Accumulated derivative loss on cash flow hedging
   instruments:
   Balance, beginning of period...........................................................            --            --           --
   Net change from current period hedging transactions....................................        (1,952)           --           --
   Net derivative loss reclassified to earnings...........................................         1,068            --           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................          (884)           --           --
                                                                                              ----------    ----------   ----------
 Total accumulated other comprehensive income.............................................        46,068        50,707           --
                                                                                              ----------    ----------   ----------
Retained earnings
 Balance, beginning of period.............................................................       102,378           312           --
 Net income...............................................................................       263,437       102,066          312
 Issuance of restricted share units in lieu of dividends..................................           (45)           --           --
 Dividends on common shares...............................................................       (20,505)           --           --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................       345,265       102,378          312
                                                                                              ----------    ----------   ----------
Total shareholders' equity................................................................    $1,644,815    $1,217,500   $1,162,312
                                                                                              ==========    ==========   ==========



        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
                    (In thousands of United States dollars)


                                                                                                2003          2002          2001
                                                                                            -----------    -----------   ----------
Cash flows provided by (used in) operating activities:
 Net income.............................................................................    $   263,437    $   102,066   $      312
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization........................................................         35,758         11,903           --
   Net realized gains on sales of investments...........................................         (5,718)        (6,730)          --
   Deferred taxes.......................................................................         (6,634)           344           --
   Stock-based compensation expense.....................................................          3,301          2,415           --
   Premiums receivable, net.............................................................         65,718       (175,477)        (320)
   Deferred acquisition costs...........................................................        (15,558)       (70,107)         (56)
   Prepaid reinsurance premiums.........................................................          5,166         13,989           --
   Accrued investment income............................................................         (9,225)       (11,209)          --
   Other assets.........................................................................          3,236         (6,915)      (2,225)
   Reserve for losses and loss expenses.................................................        580,673        200,840           --
   Reserve for unearned premiums........................................................          6,863        314,372          375
   Reinsurance balances payable.........................................................          7,534        (18,778)          --
   Other liabilities....................................................................          8,686         21,964          548
                                                                                            -----------    -----------   ----------
Net cash provided by (used in) operating activities.....................................        943,237        378,677       (1,366)
                                                                                            -----------    -----------   ----------
Cash flows used in investing activities:
 Proceeds from sales of fixed maturity investments......................................      1,176,968        346,842           --
 Proceeds from maturities and calls on fixed maturity investments.......................        322,218             --           --
 Purchases of fixed maturity investments................................................     (2,651,110)    (1,707,031)          --
 Purchases of fixed assets..............................................................        (16,767)        (4,436)          --
 Net cash acquired in HartRe acquisition................................................         45,638             --           --
 Purchase of net assets -- LaSalle acquisition..........................................         (1,532)       (11,640)          --
                                                                                            -----------    -----------   ----------
Net cash used in investing activities...................................................     (1,124,585)    (1,376,265)          --
                                                                                            -----------    -----------   ----------
Cash flows provided by financing activities:
 Issuance of common shares..............................................................        206,582             --    1,200,000
 Offering costs paid....................................................................         (3,820)        (1,864)     (36,136)
 Repurchase of common shares............................................................        (20,295)      (100,000)          --
 Proceeds from bank debt................................................................             --        192,000           --
 Bank debt repaid.......................................................................        (88,971)            --           --
 Dividends paid.........................................................................        (20,505)            --           --
                                                                                            -----------    -----------   ----------
Net cash provided by financing activities...............................................         72,991         90,136    1,163,864
                                                                                            -----------    -----------   ----------
Effect of exchange rate changes on cash and cash equivalents............................          2,440          1,794           --
                                                                                            -----------    -----------   ----------
Net (decrease) increase in cash and cash equivalents....................................       (105,917)      (905,658)   1,162,498
Cash and cash equivalents, beginning of period..........................................        256,840      1,162,498           --
                                                                                            -----------    -----------   ----------
Cash and cash equivalents, end of period................................................    $   150,923    $   256,840   $1,162,498
                                                                                            ===========    ===========   ==========



        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

1.   Organization

    Endurance Specialty Holdings Ltd. ("Endurance Holdings") was organized on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

    Endurance Holdings' wholly-owned subsidiary, Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), was organized in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. The Exchange Offer represented a business combination of companies under common control and was accounted for at historical cost. On March 5, 2003, the Company consummated the initial public offering of its ordinary shares resulting in the issuance of an additional 9.6 million ordinary shares for net proceeds of $201.5 million.

    Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its three wholly-owned operating subsidiaries:
Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited ("Endurance U.K."), based in London, England; and Endurance Reinsurance Corporation of America ("Endurance U.S."), based in New York.

2.   Summary of significant accounting policies

    The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. Certain comparative information has been reclassified to conform with the 2003 presentation. The following are the significant accounting and reporting policies adopted by the Company:

            (a) Premiums and related expenses. Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy term. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively. Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

            (b) Reserve for losses and loss expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

            (c) Investments. Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders' equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

            (d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

            (e) Intangible assets. Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

            (f) Offering and incorporation costs. Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

            (g) Foreign exchange. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

        Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

            (h) Income taxes. The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

            (i) Stock-based employee compensation plans. The Company has a stock-based employee compensation plan (the "Option Plan"), which is described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is recorded in 2001 earnings because all options granted under the Option Plan had an exercise price equal to or greater than the fair value of the underlying common stock on the date of grant. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", prospectively to all employee awards granted, modified, or settled after January 1, 2002. Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards granted.

        The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.


                                                                                                   2003       2002       2001
                                                                                                 --------   --------    -------
    Net income, as reported .................................................................    $263,437   $102,066    $   312
    Add: Stock-based employee compensation expense included in reported net income, net of
      related tax effects....................................................................       3,301      2,415         --
    Deduct: Total stock-based employee compensation expense determined under fair value
      based method for all awards, net of related tax effects................................      (6,019)    (4,317)    (7,512)
                                                                                                 --------   --------    -------
    Pro forma net income ....................................................................    $260,719   $100,164    $(7,200)
                                                                                                 ========   ========    =======
    Earnings per share:
    Basic -- as reported ....................................................................    $   4.19   $   1.74    $  0.01
                                                                                                 ========   ========    =======
    Basic -- pro forma ......................................................................    $   4.14   $   1.71    $ (0.18)
                                                                                                 ========   ========    =======
    Diluted -- as reported ..................................................................    $   4.00   $   1.73    $  0.01
                                                                                                 ========   ========    =======
    Diluted -- pro forma ....................................................................    $   3.96   $   1.70    $ (0.18)
                                                                                                 ========   ========    =======


            (j) Earnings per share. Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

            (k) Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   Investments

    The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2003 and 2002 are as follows:

                                                                                                 Gross        Gross
                                                                                 Amortized    Unrealized    Unrealized      Fair
December 31, 2003                                                                  Cost          Gains        Losses        Value
-----------------                                                               ----------    ----------    ----------   ----------
U.S. government and agency securities .......................................   $  862,945      $ 8,969      $(2,029)    $  869,885
Non U.S. government securities ..............................................      216,469        2,231       (2,477)       216,223
Corporate securities ........................................................      344,575       12,304       (1,732)       355,147
Mortgage-backed securities ..................................................      764,457        8,497       (2,687)       770,267
Asset-backed securities .....................................................      308,706        3,875         (794)       311,787
                                                                                ----------      -------      -------     ----------
                                                                                $2,497,152      $35,876      $(9,719)    $2,523,309
                                                                                ==========      =======      =======     ==========



                                                                                                 Gross        Gross
                                                                                 Amortized    Unrealized    Unrealized      Fair
December 31, 2002                                                                  Cost          Gains        Losses        Value
-----------------                                                               ----------    ----------    ----------   ----------
U.S. government and agency securities .......................................   $  387,454      $14,646       $(246)     $  401,854
Non U.S. government securities ..............................................      151,308        2,670          (8)        153,970
Corporate securities ........................................................      161,623       12,176          (8)        173,791
Mortgage-backed securities ..................................................      490,326       13,711         (36)        504,001
Asset-backed securities .....................................................      167,316        5,515         (38)        172,793
                                                                                ----------      -------       -----      ----------
                                                                                $1,358,027      $48,718       $(336)     $1,406,409
                                                                                ==========      =======       =====      ==========


    Those fixed maturity investments bearing unrealized losses as of December 31, 2003 and their fair values are summarized as follows:

                                                               Unrealized     Fair
                                                                 Losses       Value
                                                               ----------   --------
    U.S. government and agency securities .................     $(2,029)    $208,028
    Non U.S. government securities ........................      (2,477)     163,535
    Corporate securities ..................................      (1,732)      94,365
    Mortgage-backed securities ............................      (2,687)     217,312
    Asset-backed securities ...............................        (794)      47,570
                                                                -------     --------
                                                                $(9,719)    $730,810
                                                                =======     ========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.   Investments -- (Continued)

    The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

    Ratings                                                  Fair Value   Percentage
    -------                                                  ----------   ----------
    U.S. government and agency securities ...............    $  869,885      34.5%
    AAA / Aaa ...........................................     1,303,447      51.7%
    AA / Aa .............................................        89,668       3.5%
    A / A ...............................................       260,309      10.3%
                                                             ----------     ------
                                                             $2,523,309     100.0%
                                                             ==========     ======


    Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized       Fair
                                                                Cost         Value
                                                             ----------   ----------
    Due within one year .................................    $   65,187   $   65,768
    Due after one year through five years ...............       891,142      902,815
    Due after five years through ten years ..............       387,089      392,931
    Due after ten years .................................        80,571       79,741
    Mortgage-backed securities ..........................       764,457      770,267
    Asset-backed securities .............................       308,706      311,787
                                                             ----------   ----------
                                                             $2,497,152   $2,523,309
                                                             ==========   ==========


    The components of net investment income for the periods ended December 31, 2003, 2002 and 2001 are as follows:


                                                                                                       2003       2002     2001
                                                                                                      -------   -------    ----
    Fixed maturity investments ...................................................................    $70,091   $43,846    $ --
    Cash and cash equivalents ....................................................................      3,495       479     860
                                                                                                      -------   -------    ----
                                                                                                       73,586    44,325     860
    Investment expenses ..........................................................................     (2,576)   (1,387)    (22)
                                                                                                      -------   -------    ----
    Net investment income ........................................................................    $71,010   $42,938    $838
                                                                                                      =======   =======    ====


    The analysis of realized gains (losses) on sales of investments for the years ended December 31, 2003 and 2002 respectively, is as follows:


                                                                     2003      2002
                                                                    -------   ------
    Gross realized gains .......................................    $13,562   $6,863
    Gross realized losses ......................................     (7,844)    (133)
                                                                    -------   ------
    Net realized gains on sales of investments .................    $ 5,718   $6,730
                                                                    =======   ======

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.   Reserve for losses and loss expenses

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

    The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company, and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

    Activity in the reserve for losses and loss expenses for the years ended December 31, 2003 and 2002 is summarized as follows:


                                                                   2003       2002
                                                                 --------   --------
    Reserve for losses and loss expenses, January 1 .........    $200,840   $     --
    Incurred related to:
      Current year...........................................     699,613    204,455
      Prior years............................................     (35,917)        --
                                                                 --------   --------
    Total incurred ..........................................     663,696    204,455
                                                                 --------   --------
    Paid related to:
      Current year...........................................     (46,317)    (4,680)
      Prior years............................................     (40,532)        --
                                                                 --------   --------
    Total paid ..............................................     (86,849)    (4,680)
                                                                 --------   --------
    Acquired reserves (Note 8) ..............................      51,645         --
    Foreign exchange losses .................................       2,384      1,065
                                                                 --------   --------
    Net reserve for losses and loss expenses, December 31 ...     831,716    200,840
    Losses and loss expenses recoverable ....................       1,442         --
                                                                 --------   --------
    Reserve for losses and loss expenses, December 31 .......    $833,158   $200,840
                                                                 ========   ========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.   Reserve for losses and loss expenses -- (Continued)

    The reduction in incurred losses related to prior years was the result of favorable development and settlement of losses incurred in 2002. Favorable development was experienced across most of the Company's business segments, most notably in the Company's Property Individual Risk and Property Catastrophe Reinsurance segments, as the actual loss reports received during 2003 related to 2002 events were significantly lower than anticipated.

    A significant portion of the Company's contracts and policies cover excess layers for high frequency exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. As a result, the level of losses paid to date is not indicative of expected future results.

    The Company was incorporated on November 30, 2001 and wrote only three insurance policies during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss expense reserve at December 31, 2001.

5.   Reinsurance

    The effects of reinsurance on premiums written and earned during the years ended December 31, 2003 and 2002 and period ended December 31, 2001 are as follows:


                                                                                                                     Period Ended
                                                                       Year Ended               Year Ended           December 31,
                                                                    December 31, 2003        December 31, 2002           2001
                                                                 -----------------------    -------------------    ----------------
                                                                  Written       Earned      Written     Earned     Written   Earned
                                                                ----------    ----------   --------    --------    -------   ------
Direct ......................................................   $  383,870    $  289,974   $196,927    $ 86,585     $376       $ 1
Assumed and acquired ........................................    1,218,127       893,308    601,833     309,245       --        --
Ceded .......................................................       (4,153)       (9,335)   (33,842)    (26,341)      --        --
                                                                ----------    ----------   --------    --------     ----       ---
                                                                $1,597,844    $1,173,947   $764,918    $369,489     $376       $ 1
                                                                ==========    ==========   ========    ========     ====       ===


    During the year ended December 31, 2003, the Company recorded reinsurance recoveries of $1,442,000 (2002 -- nil) relating to losses incurred in the Property Individual Risk and Casualty Treaty Reinsurance segments.

    Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

    During the year ended December 31, 2002, the Company recorded an allowance of $654,000 for estimated uncollectible premiums receivable. At December 31, 2003 and 2002, the balance of the allowance for estimated uncollectible premiums receivable remained at $654,000.

6.   Debt and financing arrangements

    On August 13, 2002, the Company entered into a $192 million three-year term loan facility and a one-year $108 million letter of credit and revolving credit facility with a syndicate of commercial banks.

    On August 8, 2003, the Company and its lenders amended the three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.   Debt and financing arrangements -- (Continued)

    Interest rates on the term loan are LIBOR plus a spread that is based on the Company's debt to capital ratio. The interest rate applied to the outstanding balance averaged 2.60% during the year ended December 31, 2003 (2002 - 2.73%). The amended letter of credit and revolving credit facility expires on August 6, 2004, at which point any revolving credit balance will be converted into a twelve-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company's unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. In addition, the Company must apply 25% of the cash proceeds received from any sale of equity securities and 100% of the cash proceeds from any debt offerings to the repayment of outstanding principal of term loans outstanding under the term loan facility. The Company was in compliance with all covenants of these agreements at December 31, 2003.

    In accordance with the terms of the Company's term loan facility, the Company prepaid $50.6 million of the outstanding principal on the term loan facility on March 5, 2003 with a portion of the proceeds from the Company's initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003.

    At December 31, 2003, the Company had $103.0 million of the term loan outstanding. In addition, letters of credit totaling $183.3 million were outstanding at December 31, 2003. Under the terms of the term loan facility, the Company is required to make further repayments of $76.8 million by September 30, 2004 and $26.2 million by September 30, 2005. The Company recorded interest expense of $4.2 million for the year ended December 31, 2003 and at December 31, 2003, the fair value of the borrowings approximates the carrying value.

    As part of its overall strategy to manage interest rate exposure, the Company has entered into an interest rate swap contract to hedge the variable cash outflows related to the term loan facility. The contract became effective on March 27, 2003 and provides for the exchange of floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million drawn down on the term loan facility on September 27, 2002. The agreement has been designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the changes in fair value of the derivative are recorded in other comprehensive income and recognized as a component of interest expense in the statement of income when the variable interest expense affects earnings.

    At December 31, 2003 the fair value of the interest rate swap amounted to a liability of $884,000 and is included on the balance sheet as a component of other liabilities; the estimated net amount of the existing loss that is expected to be reclassified into earnings in the next twelve months is $882,000. The fair value of the interest rate swap was estimated by calculating the net present value of expected future cash flows based on market rates at December 31, 2003.

    The Company made interest payments of $5.1 million during the year ended December 31, 2003 (2002 -- nil).

7.   Segment reporting

    The determination of the Company's business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

   o Property Per Risk Treaty Reinsurance -- reinsures individual property risks of ceding companies on a treaty basis.

   o Property Catastrophe Reinsurance -- reinsures catastrophic perils for ceding companies on a treaty basis.

   o Casualty Treaty Reinsurance -- reinsures third party liability exposures from ceding companies on a treaty basis.

   o Property Individual Risk -- insurance and facultative reinsurance of commercial properties.

   o Casualty Individual Risk -- insurance and facultative reinsurance of third party liability exposures.

   o Aerospace and Other Specialty Lines -- insurance and reinsurance of aerospace lines and to a lesser extent of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

    Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

    The following table provides a summary of the segment revenues and results for the year ended December 31, 2003:


                                                                                      Property Per     Property      Casualty
                                                                                      Risk Treaty    Catastrophe      Treaty
                                                                                      Reinsurance    Reinsurance    Reinsurance
                                                                                      ------------   -----------    -----------
    Revenues
      Gross premiums written and acquired.........................................      $469,290       $183,594      $390,265
                                                                                        --------       --------      --------
      Net premiums written and acquired...........................................       469,290        184,303       387,497
                                                                                        --------       --------      --------
      Net premiums earned.........................................................       296,551        174,158       284,843
                                                                                        --------       --------      --------
    Expenses
      Losses and loss expenses....................................................       179,031         33,393       178,725
      Acquisition expenses........................................................        74,454         19,807        76,643
      General and administrative expenses.........................................        25,021         13,738        22,537
                                                                                        --------       --------      --------
                                                                                         278,506         66,938       277,905
                                                                                        --------       --------      --------
    Underwriting income ..........................................................      $ 18,045       $107,220      $  6,938
                                                                                        ========       ========      ========
    Loss ratio                                                                              60.4%          19.2%         62.7%
    Acquisition expense ratio ....................................................          25.1%          11.4%         26.9%
    General and administrative expense ratio .....................................           8.4%           7.9%          7.9%
                                                                                        --------       --------      --------
    Combined ratio ...............................................................          93.9%          38.5%         97.5%
                                                                                        --------       --------      --------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)


                                                                                                                 Aerospace and
                                                                              Property           Casualty       Other Specialty
                                                                           Individual Risk   Individual Risk         Lines
                                                                           ---------------   ---------------    ---------------
    Revenues
      Gross premiums written and acquired..............................       $ 85,863           $214,392          $258,593
                                                                              --------           --------          --------
      Net premiums written and acquired................................         83,929            214,232           258,593
                                                                              --------           --------          --------
      Net premiums earned..............................................         65,408            173,266           179,721
                                                                              --------           --------          --------
    Expenses
      Losses and loss expenses.........................................         23,317            118,515           130,715
      Acquisition expenses.............................................          7,058             19,069            33,518
      General and administrative expenses..............................          7,955             16,882            14,524
                                                                              --------           --------          --------
                                                                                38,330            154,466           178,757
                                                                              --------           --------          --------
    Underwriting income ...............................................       $ 27,078           $ 18,800          $    964
                                                                              ========           ========          ========
    Loss ratio ........................................................           35.6%              68.4%             72.7%
    Acquisition expense ratio .........................................           10.8%              11.0%             18.7%
    General and administrative expense ratio ..........................           12.2%               9.7%              8.1%
                                                                              --------           --------          --------
    Combined ratio ....................................................           58.6%              89.1%             99.5%
                                                                              --------           --------          --------


    The following table provides a summary of the segment revenues and results for the year ended December 31, 2002:


                                                                                      Property Per     Property      Casualty
                                                                                      Risk Treaty    Catastrophe      Treaty
                                                                                      Reinsurance    Reinsurance    Reinsurance
                                                                                      ------------   -----------    -----------
    Revenues
     Gross premiums written and acquired .........................................      $168,054       $178,120      $203,566
                                                                                        --------       --------      --------
      Net premiums written and acquired...........................................       168,054        145,453       203,566
                                                                                        --------       --------      --------
      Net premiums earned.........................................................        59,453        114,823        84,355
                                                                                        --------       --------      --------
    Expenses
      Losses and loss expenses....................................................        35,577         42,804        56,070
      Acquisition expenses........................................................        14,607         16,885        20,597
      General and administrative expenses.........................................        10,520         11,150        12,743
                                                                                        --------       --------      --------
                                                                                          60,704         70,839        89,410
                                                                                        --------       --------      --------
    Underwriting income (loss) ...................................................      $ (1,251)      $ 43,984      $ (5,055)
                                                                                        ========       ========      ========
    Loss ratio ...................................................................          59.8%          37.3%         66.5%
    Acquisition expense ratio ....................................................          24.6%          14.7%         24.4%
    General and administrative expense ratio .....................................          17.7%           9.7%         15.1%
                                                                                        --------       --------      --------
    Combined ratio ...............................................................         102.1%          61.7%        106.0%
                                                                                        --------       --------      --------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)


                                                                                                                 Aerospace and
                                                                              Property           Casualty       Other Specialty
                                                                           Individual Risk   Individual Risk         Lines
                                                                           ---------------   ---------------    ---------------
    Revenues
      Gross premiums written and acquired..............................        $62,934           $106,903           $79,183
                                                                               -------           --------           -------
      Net premiums written and acquired................................         61,759            106,903            79,183
                                                                               -------           --------           -------
      Net premiums earned..............................................         33,907             44,292            32,659
                                                                               -------           --------           -------
    Expenses
      Losses and loss expenses.........................................         13,283             33,958            22,763
      Acquisition expenses.............................................          3,406              3,978             4,540
      General and administrative expenses..............................          3,939              6,692             4,955
                                                                               -------           --------           -------
                                                                                20,628             44,628            32,258
                                                                               -------           --------           -------
    Underwriting income (loss) ........................................        $13,279           $   (336)          $   401
                                                                               =======           ========           =======
    Loss ratio ........................................................           39.2%              76.7%             69.7%
    Acquisition expense ratio .........................................           10.0%               9.0%             13.9%
    General and administrative expense ratio ..........................           11.6%              15.1%             15.2%
                                                                               -------           --------           -------
    Combined ratio ....................................................           60.8%             100.8%             98.8%
                                                                               -------           --------           -------


    The following table reconciles total segment results to consolidated income before income taxes for the years ended December 31, 2003 and 2002, respectively:


                                                                   2003       2002
                                                                 --------   --------
    Total underwriting income ...............................    $179,045   $ 51,022
    Net investment income ...................................      71,010     42,938
    Net foreign exchange gains ..............................       9,883      2,312
    Net realized gains on sales of investments ..............       5,718      6,730
    Amortization of intangibles .............................      (3,237)      (809)
    Interest expense ........................................      (4,238)      (984)
                                                                 --------   --------
    Consolidated income before income taxes .................    $258,181   $101,209
                                                                 ========   ========


    During the period ended December 31, 2001, the Company wrote three insurance policies, all of which are included in the property individual risk business segment.

    The following table provides the geographic distribution of gross premiums written and acquired for the years ended December 31, 2003 and 2002, respectively and the period ended December 31, 2001:


                                                                                                     2003        2002      2001
                                                                                                  ----------   --------    ----
    United States ............................................................................    $1,065,893   $561,000    $376
    Worldwide ................................................................................       383,670    160,897      --
    Europe ...................................................................................        80,001     32,939      --
    Japan ....................................................................................        27,062     13,081      --
    Canada ...................................................................................        14,790      7,487      --
    Other ....................................................................................        30,581     23,356      --
                                                                                                  ----------   --------    ----
    Total gross premiums written and acquired ................................................    $1,601,997   $798,760    $376
                                                                                                  ==========   ========    ====

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

    The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.   Business combinations

    On May 15, 2003, the Company completed a transaction with The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, "HartRe") to assume the majority of the in-force reinsurance business of HartRe, to acquire exclusive renewal rights to that business and to hire certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a bordereaux quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to the claims handling for the business. The effective date of the arrangement was April 1, 2003.

    Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies.

    The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S. based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

    The initial purchase price payable by the Company was $30.5 million and the fair value of the net assets acquired was $30.3 million, resulting in $0.2 million of goodwill. The fair value of net assets acquired is summarized as follows:

                                    ASSETS
    Cash ................................................................   $ 70,876
    Premiums receivable, net ............................................    319,902
    Acquisition cost of in-force contracts ..............................     86,153
    Other identifiable intangible assets ................................     19,563
                                                                            --------
       Assets acquired ..................................................    496,494
                                                                            --------
                                 LIABILITIES
    Unearned premiums ...................................................    414,517
    Reserve for losses and loss expenses ................................     51,645
                                                                            --------
       Liabilities acquired .............................................    466,162
                                                                            --------
       Net assets acquired ..............................................   $ 30,332
                                                                            ========


    Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

    The acquisition cost of in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized over the remaining terms of the related in-force contracts. The related amortization expense in the year ended December 31, 2003 of $64.5 million is included in acquisition expenses in the consolidated statement of income.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)

    In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Upon renewal of the business acquired over the two years following April 1, 2003, commissions are due at a range of 1-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent they exceed $10 million for the first year following closing and $5 million for the second year following closing. The $10 million and $5 million amounts are guaranteed and constitute part of the initial purchase price. In addition, a profit sharing commission will be paid if the net loss ratio of the acquired business associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business. At December 31, 2003, a large proportion of the in-force contracts acquired had not yet come up for renewal, and as such, amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional
$6.3 million could become payable in respect of contingent profit and renewal commissions. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved, and will be recorded as additional goodwill.

    Operating results of the HartRe business acquired have been included in the consolidated financial statements from April 1, 2003, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is provided to present a summary of the combined results of the Company and the HartRe business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above.


                                                             Year Ended
                                               -------------------------------------
                                               December 31, 2003   December 31, 2002
                                                  (unaudited)         (unaudited)
                                               -----------------   -----------------
    Net premiums written and acquired .....       $1,874,374           $1,025,861
    Total revenues ........................       $1,345,974           $  522,223
    Total expenses ........................       $1,074,885           $  404,901
    Net income ............................       $  271,089           $  117,322
    Basic earnings per share ..............       $     4.31           $     2.00
    Diluted earnings per share ............       $     4.11           $     1.99


    On May 16, 2002, the Company completed a transaction with LaSalle Re Limited ("LaSalle"), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement, effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)

    The initial purchase price payable by the Company was $25.6 million and the fair value of the net assets acquired was $24.7 million, resulting in $0.9 million of initial goodwill recorded in 2002. The goodwill generated relates entirely to the property catastrophe reinsurance business segment.

    The fair value of net assets acquired is summarized as follows:


                                    ASSETS
    Premiums receivable, net ............................................   $ 72,643
    Prepaid reinsurance premiums ........................................     21,490
    Acquisition cost of in-force contracts ..............................     11,513
    Other identifiable intangible assets ................................     14,205
    Other assets ........................................................        440
                                                                            --------
       Assets acquired ..................................................    120,291
                                                                            --------
                                 LIABILITIES
    Unearned premiums ...................................................     88,558
    Reinsurance balances payable ........................................      5,575
    Accrued liabilities .................................................      1,410
                                                                            --------
       Liabilities acquired .............................................     95,543
                                                                            --------
       Net assets acquired ..............................................   $ 24,748
                                                                            ========


    Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

    The acquisition cost of in-force contracts was included in deferred acquisition costs in the consolidated balance sheet and has been amortized pro-rata over the remaining terms of the related in-force contracts. The related amortization expense for the year ended December 31, 2003 is $1.0 million (2002 -- $10.5 million) and is included in acquisition expenses in the consolidated statement of income.

    In addition to the initial purchase price, during the year ended
December 31, 2003, the Company paid to LaSalle further commissions of $1.3 million based on the profitability of the April 1, 2002 in-force contracts acquired in accordance with the terms of the bordereaux quota share retrocession agreement. This profit sharing commission has been recorded in 2003 as an increase in goodwill. There are no further amounts payable to LaSalle under any of the agreements.

    Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the year ended December 31, 2003 would not have been impacted by this assumption.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)


    Year Ended December 31, 2002 -- unaudited
    -----------------------------------------
    Net premiums written ................................................   $790,010
    Total revenues ......................................................   $446,561
    Total expenses ......................................................   $331,643
    Net income ..........................................................   $115,775
    Basic earnings per share ............................................   $   1.97
    Diluted earnings per share ..........................................   $   1.97


    Estimated amortization expense on the other identifiable intangible assets arising from the HartRe and LaSalle acquisitions for the next five years as of December 31, 2003 is as follows:


    Year Ended December 31,                                                   Amount
      ----------------------                                                  ------
    2004 .................................................................   $ 3,651
    2005 .................................................................     3,339
    2006 .................................................................     3,276
    2007 .................................................................     3,276
    2008 .................................................................     3,276
                                                                             -------
                                                                             $16,818
                                                                             =======


9.   Commitments and contingencies

    Concentrations of credit risk. As of December 31, 2003, substantially all the Company's cash and investments were held by two custodians. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. Treasury.

    Major production sources. During the year ended December 31, 2003, the Company obtained 77% of its gross premiums written through three brokers: Aon Corporation ("AON") -- 29.4%, Marsh & McLennan Companies, Inc. -- 26.7%, and Willis Companies -- 21.1%. Gross premiums written exclude gross premiums acquired from HartRe (see Note 8).

    Letters of credit. As of December 31, 2003, the Company's bankers had issued letters of credit of $183.3 million in favor of certain ceding companies.

    Investment commitments. As of December 31, 2003, the Company had committed cash and cash equivalents and fixed maturity investments of $202.8 million in favor of certain ceding companies to collateralize obligations. In addition, as of December 31, 2003, fixed maturity investments with a fair value of $3.2 million were on deposit with U.S. state regulators.

    Employment agreements. The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

9.   Commitments and contingencies -- (Continued)

    Operating Leases. The Company leases office space and office equipment under operating leases. Future minimum lease commitments at December 31, 2003 are as follows:


    Year Ended December 31,                                                   Amount
      ----------------------                                                  ------
    2004 .................................................................   $ 5,468
    2005 .................................................................     5,366
    2006 .................................................................     4,907
    2007 .................................................................     4,811
    2008 .................................................................     4,855
    2009 and thereafter ..................................................    23,713
                                                                             -------
                                                                             $49,120
                                                                             =======


    Total rent expense under operating leases for the year ended December 31, 2003 was $3,837,000 (2002 -- $895,000).

10.  Shareholders' equity

    The Company's share capital at December 31, 2003 is comprised as follows:


    Authorized:
      120,000,000 common shares of $1.00 par value each
    Issued, outstanding and fully paid:
      63,912,000 Ordinary common shares of $1.00 par value each...........   $63,912
                                                                             =======


    The Company's share capital at December 31, 2002 is comprised as follows:


    Authorized:
      120,000,000 common shares of $1.00 par value each
    Issued, outstanding and fully paid:
      54,061,185 Ordinary common shares of $1.00 par value each...........   $54,061
      938,815 Class A common shares of $1.00 par value each...............       939
                                                                             -------
                                                                             $55,000
                                                                             =======


    During 2003, all Class A common shareholders converted their Class A common shares on a one-for-one basis into Ordinary common shares.

    On August 20, 2003, the Company repurchased 750,000 of its ordinary shares at $27.06 per share. The closing market price per share on August 19, 2003 was $27.90.

    On March 5, 2003, Endurance Holdings completed an initial public offering which resulted in the issuance of 9,600,000 of its ordinary shares. The ordinary shares are listed for trading on the New York Stock Exchange under the symbol "ENH". Total proceeds received net of underwriting discounts and other offering expenses were $201.5 million. Net proceeds have been credited to shareholders' equity. Pursuant to the terms of its term loan facility, upon consummation of the public offering, the Company repaid $50.6 million of its outstanding principal under the term loan (see Note 6). The Company invested the remaining net proceeds of the offering in fixed maturity investments.

    In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. On December 14, 2001, 9,292,490 warrants were issued with a total estimated fair value of $51.9 million.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

10.  Shareholders' equity -- (Continued)

The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company's operations and for the illiquidity associated with the private status of the Company's shares. The other assumptions used in the option-pricing model are as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

    At December 31, 2003, 7,242,890 warrants are outstanding. Such warrants are exercisable for Ordinary and Class A common shares as follows:


    Ordinary common shares .............................................   6,641,960
    Class A common shares ..............................................     600,930
                                                                           ---------
                                                                           7,242,890
                                                                           =========


    These warrants, which have an exercise price of $19.68 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

11.  Earnings per share

    The Company follows SFAS No. 128, "Earnings per Share", to account for its weighted average shares. Basic earnings per common share are calculated by dividing net income available to holders of Endurance Holdings' ordinary shares and class A shares (collectively referred to as "common shares") by the weighted average number of common shares outstanding. In addition to the actual common shares outstanding, the weighted average number of common shares included in the basic earnings per common share calculation also includes the fully vested restricted share units discussed in Note 13. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method. The following tables set forth the computation of basic and diluted earnings per share for the years ended December 31, 2003 and 2002, respectively and the period from November 30, 2001 to December 31, 2001:


                                                                                          2003           2002          2001
                                                                                       -----------   -----------    -----------
    Numerator:
      Net income available to common shareholders                                      $   263,437   $   102,066    $       312
                                                                                       -----------   -----------    -----------
    Denominator:
      Weighted average shares -- basic
       Ordinary shares outstanding.................................................     62,820,625    58,698,630     39,629,630
       Vested restricted share units outstanding...................................        112,150            --             --
                                                                                       -----------   -----------    -----------
                                                                                        62,932,775    58,698,630     39,629,630
    Share equivalents
       Unvested restricted share units.............................................          2,172            --             --
       Warrants....................................................................      2,117,685       159,034             --
       Options.....................................................................        847,293            --             --
                                                                                       -----------   -----------    -----------
      Weighted average shares -- diluted...........................................     65,899,925    58,857,664     39,629,630
                                                                                       -----------   -----------    -----------
    Basic earnings per common share ...............................................    $      4.19   $      1.74    $      0.01
                                                                                       -----------   -----------    -----------
    Diluted earnings per common share .............................................    $      4.00   $      1.73    $      0.01
                                                                                       -----------   -----------    -----------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

11.  Earnings per share -- (Continued)

    The Company declared dividends of $0.12 per common share on November 14, 2003, $0.12 per common share on August 8, 2003 and $0.08 per common share on May 15, 2003.

12.  Related party transactions

    Certain founding shareholders, including Aon and Zurich Financial Services Group ("Zurich"), received warrants (see Note 10). Certain founding shareholders also received $29 million, in the aggregate, for assistance with the Company's private offering completed on December 14, 2001. Zurich ceased to be an affiliate upon the repurchase of shares by the Company on September 27, 2002 (see Note 10).

    During the years ended December 31, 2003 and 2002, and the period ended December 31, 2001, the Company was party to agreements with various affiliates of Aon and Zurich as follows (Zurich excluded from 2003 data):

            Underwriting activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million for the year ended December 31, 2003. As of December 31, 2003, there were no related reinsurance premiums receivable. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company's gross premiums written.

            For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written. For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions - see Note 8.

            Analytical services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

            Financial accounting and administrative services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

            Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 (2001 -- $22,000).

            Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

12.  Related party transactions -- (Continued)

        recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

13.  Stock-based employee compensation plans

    The Company has a stock-based employee compensation plan (the "Option Plan") which provides for the grant of options to purchase the Company's common shares, share appreciation rights, restricted shares, share bonuses and other equity incentive awards to key employees. Under the terms of the Option Plan, a total of 4,986,975 common shares have been reserved for issuance. At December 31, 2003, 3,605,290 options had been granted with vesting dates between December 14, 2001 and July 14, 2007. Activity with respect to the Option Plan for the years ended December 31, 2003 and 2002 and period ended December 31, 2001 was as follows:


                                                                                               2003         2002        2001
                                                                                             ---------   ---------    ---------
    Options outstanding, beginning of period ............................................    3,291,631   2,662,290           --
    Options granted .....................................................................      204,250     738,750    2,662,290
    Options forfeited ...................................................................      (47,000)   (109,409)          --
    Options exercised ...................................................................      (12,000)         --           --
                                                                                             ---------   ---------    ---------
    Options outstanding, end of period ..................................................    3,436,881   3,291,631    2,662,290
                                                                                             =========   =========    =========
    Exercisable options, end of period ..................................................    1,717,186     775,030      313,640
                                                                                             =========   =========    =========


    The weighted average remaining contract life of options outstanding at December 31, 2003 is 8.12 years. The weighted average exercise price of options granted, forfeited and exercised during the year ended December 31, 2003 is $24.28, $19.92 and $19.82, respectively. The exercise price for all options granted through December 31, 2002 under the Option Plan was $19.68 per share. The range of exercise prices for all options outstanding at December 31, 2003 under the Option Plan is $19.68 -- $31.66 per share. The weighted average exercise price of options outstanding at December 31, 2003 is $19.95. There were no options that expired during the years ended December 31, 2003 and 2002 or during the period ended December 31, 2001. The maximum term of an option is 10 years.

    The weighted average fair value of options granted during 2003 was $9.62 per share (2002 -- $6.23 per share; 2001 -- $5.59 per share). The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumptions used, of approximately 20% (2002 -- 19%, 2001 -- 19%), was derived from an average of the historical ten-year volatility of two insurance industry indices. In 2002, an allowance of 20% to 30% (2001 -- 30%) was made to recognize the start-up nature of the Company's operations and for the illiquidity associated with the private status of the Company's shares. No such allowance was applied in 2003. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 3.7% to 3.9% (2002 -- 3.8% to 5.2%, 2001 -- 4.5%), expected life of ten years (2002 and 2001 -- ten years) and a dividend yield of nil (2002 and 2001 -- nil).

    On March 1, 2003, the Company settled $3.1 million of its 2002 annual bonus obligations to certain employees with grants of 133,389 fully vested restricted share units. The restricted share units will be automatically settled over a three year period. At the Company's exclusive option, the restricted share units may be settled in cash, ordinary shares or in a combination thereof. The fair value of the restricted share units at the date of grant was equal to the 2002 bonus obligation recognized during the year ended December 31, 2002, and as such, no additional compensation expense has been recognized in 2003. Holders of restricted

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

13.  Stock-based employee compensation plans -- (Continued)

share units receive additional incremental restricted share units when the Company pays dividends on its common shares.

14.  Pension Plan

    The Company provides pension benefits to eligible employees through various defined contribution plans sponsored by the Company. Under the Company's defined contribution plans, the Company makes contributions to its employees' accounts in amounts ranging from 4% to 10% of its employees' eligible earnings. In addition, under certain defined contribution plans, employee contributions may be supplemented by matching contributions made by the Company based on the level of employee contribution. Lastly, the Company may provide additional matching contributions, depending on its annual financial performance. The employee and Company contributions in the defined contribution plans are invested at the election of each employee in one or more of several investment portfolios offered by a third party investment advisor. Contributions for the year ended December 31, 2003 resulted in an expense of $1,980,000 being recorded in earnings (2002 -- $611,000).

15.  Statutory requirements and dividend restrictions

    As a holding company, Endurance Holdings relies on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda's premiums written and net reserves for losses and loss expenses, subject to an overall minimum of $100 million. In addition, Endurance Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2003, Endurance Bermuda's statutory capital and surplus was $1.5 billion and the minimum amount of statutory capital and surplus required to be maintained was $0.6 billion.

    Under the jurisdiction of the United Kingdom's Financial Services Authority ("FSA"), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The FSA regulatory requirements impose no explicit restrictions on Endurance U.K.'s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment. At December 31, 2003 and 2002, these requirements had been met.

    Endurance U.S. is subject to regulation by the New York State Insurance Department and may pay no dividend during its first two years of operations without the prior approval of the New York State Insurance Department.

16.  Taxes

    The Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

16.  Taxes -- (Continued)

    The Company's subsidiaries based in the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

    The income tax benefit was as follows for the years ended December 31, 2003 and 2002, respectively:


                                                                        2003    2002
                                                                       ------   ----
    Current income tax benefit ....................................    $   20   $487
    Deferred income tax benefit ...................................     5,236    370
                                                                       ------   ----
                                                                       $5,256   $857
                                                                       ======   ====


    The actual income tax expense/benefit attributable to income for the years ended December 31, 2003 and 2002 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:


                                                                        2003    2002
                                                                       ------   ----
    Computed expected tax expense .................................    $   --   $ --
    Tax benefit effect of foreign taxes ...........................     5,256    857
                                                                       ------   ----
                                                                       $5,256   $857
                                                                       ======   ====


    Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2003 and 2002:


                                                                    2003       2002
                                                                  --------   -------
    Deferred income tax assets:
      Unearned premiums.......................................    $ 14,105   $    --
      Loss reserves...........................................       3,440        --
      Net operating loss carry forward........................       5,120        --
      Other...................................................         451       993
                                                                  --------   -------
                                                                    23,116       993
    Deferred income tax liabilities:
      Deferred acquisition costs..............................     (15,856)       --
      Net unrealized investment gains.........................        (514)   (1,337)
      Other...................................................        (456)       --
                                                                  --------   -------
                                                                   (16,826)   (1,337)
                                                                  --------   -------
    Net deferred income tax asset (liability) ................    $  6,290   $  (344)
                                                                  ========   =======


    The Company paid income taxes totaling $20,000 for the year ended
December 31, 2003. There were no payments of income tax made prior to 2003. Net operating loss carryforwards in the amount of $16.0 million begin expiring in 2023.

    There was no income tax provision for the period ended December 31, 2001 and no deferred income tax assets or liabilities as of December 31, 2001.

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

17.  Condensed unaudited quarterly financial data

    The following is a summary of the unaudited quarterly data for the year ended December 31, 2003:


                                                                               Quarter      Quarter       Quarter         Quarter
                                                                                Ended        Ended         Ended           Ended
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2003        2003          2003            2003
                                                                              ---------    --------    -------------   ------------
Net premiums earned .......................................................    $189,653    $292,466      $335,830        $355,998
Net investment income .....................................................      14,356      16,666        18,736          21,252
Net foreign exchange gains ................................................       2,506       2,088         2,123           3,166
Net realized gains (losses) on sales of investments .......................       4,404       3,513          (932)         (1,267)
                                                                               --------    --------      --------        --------
Total revenue .............................................................    $210,919    $314,733      $355,757        $379,149
                                                                               ========    ========      ========        ========
Losses and loss expenses ..................................................    $104,145    $165,531      $198,665        $195,355
                                                                               ========    ========      ========        ========
Acquisition expenses ......................................................    $ 34,560    $ 57,481      $ 69,382        $ 69,126
                                                                               ========    ========      ========        ========
Net income ................................................................    $ 51,201    $ 66,791      $ 56,543        $ 88,902
                                                                               ========    ========      ========        ========
Basic earnings per share ..................................................    $   0.88    $   1.03      $   0.88        $   1.39
                                                                               ========    ========      ========        ========
Diluted earnings per share ................................................    $   0.86    $   0.99      $   0.83        $   1.31
                                                                               ========    ========      ========        ========


    The following is a summary of the unaudited quarterly data for the year ended December 31, 2002:


                                                                               Quarter      Quarter       Quarter         Quarter
                                                                                Ended        Ended         Ended           Ended
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2002        2002          2002            2002
                                                                              ---------    --------    -------------   ------------
Net premiums earned .......................................................    $17,632      $75,130      $111,520        $165,207
Net investment income .....................................................      5,618       10,249        13,488          13,583
Net foreign exchange gains (losses) .......................................       (285)       1,403           (11)          1,205
Net realized gains on sales of investments ................................         --          892         2,796           3,042
                                                                               -------      -------      --------        --------
Total revenue .............................................................    $22,965      $87,674      $127,793        $183,037
                                                                               =======      =======      ========        ========
Losses and loss expenses ..................................................    $ 9,571      $36,293      $ 69,282        $ 89,309
                                                                               =======      =======      ========        ========
Acquisition expenses ......................................................    $ 2,708      $12,069      $ 18,527        $ 30,709
                                                                               =======      =======      ========        ========
Net income ................................................................    $ 3,257      $31,320      $ 28,911        $ 38,578
                                                                               =======      =======      ========        ========
Basic earnings per share ..................................................    $  0.05      $  0.52      $   0.48        $   0.70
                                                                               =======      =======      ========        ========
Diluted earnings per share ................................................    $  0.05      $  0.52      $   0.48        $   0.69
                                                                               =======      =======      ========        ========