Form 10-K, Exhibit 13
period 2004-12-31
ENDURANCE SPECIALTY HOLDINGS LTD
filed 2005-03-10
CIK 1179755

Exhibit 13.1

MANAGEMENT REPORT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING

To the Shareholders of Endurance Specialty Holdings Ltd.

The management of Endurance Specialty Holdings Ltd. (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended). This internal control provides monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal controls can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, controls may become inadequate or the degree of compliance with policies or procedures may deteriorate over time.

Management assessed the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth in "Internal Control – Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2004, the Company maintained effective internal control over financial reporting.

Ernst & Young, an independent registered public accounting firm, has issued their attestation report on management's assessment of the Company's internal control over financial reporting.

/s/ Kenneth J. LeStrange
Kenneth J. LeStrange, CEO

/s/ James R. Kroner
James R. Kroner, CFO

February 16, 2005

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS

ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited management's assessment, included in the accompanying Management Report on Effectiveness of Internal Control over Financial Reporting, that Endurance Specialty Holdings Ltd. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Endurance Specialty Holdings Ltd.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Cont'd......

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Endurance Specialty Holdings Ltd. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Endurance Specialty Holdings Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Endurance Specialty Holdings Ltd. as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004 of Endurance Specialty Holdings Ltd. and our report dated February 16, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young
Hamilton, Bermuda
February 16, 2005

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Endurance Specialty Holdings Ltd.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young
Hamilton, Bermuda
February 16, 2005

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003
(In thousands of United States dollars, except share amounts)

	2004	2003
ASSETS
Cash and cash equivalents	$271,143	$150,923
Fixed maturity investments available for sale, at fair value (amortized cost: $3,570,487 and $2,497,152 at December 31, 2004 and 2003, respectively)	3,578,174	2,523,309
Investment in other ventures, under equity method	91,036	—
Premiums receivable, net (includes $9,439 and $nil from related parties at December 31, 2004 and 2003, respectively)	545,352	518,539
Deferred acquisition costs	195,419	183,387
Securities lending collateral	407,527	—
Prepaid reinsurance premiums	5,248	2,335
Losses recoverable	12,203	1,442
Accrued investment income	28,378	20,434
Intangible assets	47,107	32,407
Other assets	44,251	26,188
Total assets	$5,225,838	$3,458,964

LIABILITIES
Reserve for losses and loss expenses	$1,549,661	$833,158
Reserve for unearned premiums	897,605	824,685
Reinsurance balances payable	70,507	23,977
Securities lending payable	407,527	—
Debt	391,280	103,029
Other liabilities	46,803	29,300
Total liabilities	3,363,383	1,814,149

SHAREHOLDERS' EQUITY
Common shares
Ordinary – 61,254,992 issued and outstanding (2003 – 63,912,000)	61,255	63,912
Additional paid-in capital	1,111,633	1,189,570
Accumulated other comprehensive income	39,473	46,068
Retained earnings	650,094	345,265
Total shareholders' equity	1,862,455	1,644,815
Total liabilities and shareholders' equity	$5,225,838	$3,458,964

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars, except share amounts)

	2004	2003	2002
Revenues
Gross premiums written and acquired	$1,711,357	$1,601,997	$798,760
Net premiums written and acquired	$1,697,020	$1,597,844	$764,918
Change in unearned premiums	(64,420)	(423,897)	(395,429)
Net premiums earned (includes $11,343, $308 and $30,690 from related parties in 2004, 2003 and 2002, respectively)	1,632,600	1,173,947	369,489
Net investment income	122,059	71,010	42,938
Net foreign exchange (losses) gains	(214)	9,883	2,312
Net realized gains on sales of investments	6,130	5,718	6,730
Total revenues	1,760,575	1,260,558	421,469
Expenses
Losses and loss expenses (includes $9,439, $215 and $17,485 from related parties in 2004, 2003 and 2002, respectively)	937,330	663,696	204,455
Acquisition expenses (includes $1,212, $nil and $6,998 from related parties in 2004, 2003 and 2002, respectively)	329,784	230,549	64,013
General and administrative expenses	133,725	100,657	49,999
Amortization of intangibles	3,990	3,237	809
Interest expense	9,959	4,238	984
Total expenses	1,414,788	1,002,377	320,260
Income before income taxes	345,787	258,181	101,209
Income tax benefit	9,797	5,256	857
Net income	355,584	263,437	102,066
Other comprehensive (loss) income
Holding gains (losses) on investments arising during the period (net of applicable deferred income taxes in 2004 — $184; 2003 — $1,256; and 2002 — $1,337)	(12,173)	(15,097)	53,775
Foreign currency translation adjustments	13,480	17,060	3,662
Net loss on derivatives designated as cash flow hedge	(1,772)	(884)	—
Reclassification adjustment for net realized gains included in net income	(6,130)	(5,718)	(6,730)
Other comprehensive (loss) income	(6,595)	(4,639)	50,707
Comprehensive income	$348,989	$258,798	$152,773
Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	62,781,306	62,932,775	58,698,630
Diluted	67,283,261	65,899,925	58,857,664
Basic earnings per share	$5.66	$4.19	$1.74
Diluted earnings per share	$5.28	$4.00	$1.73

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

	2004	2003	2002
Common shares
Balance, beginning of year	$63,912	$55,000	$60,000
Issuance of common shares	187	9,662	—
Repurchase of common shares	(2,844)	(750)	(5,000)
Balance, end of year	61,255	63,912	55,000
Additional paid-in capital
Balance, beginning of year	1,189,570	1,009,415	1,102,000
Issuance of common shares	2,634	197,110	—
Issuance of restricted share units	8,886	3,109	—
Public offering and registration costs	(1,649)	(3,820)	—
Repurchase of common shares	(88,819)	(19,545)	(95,000)
Settlement of restricted share units	(1,625)	—	—
Stock-based compensation expense	2,636	3,301	2,415
Balance, end of year	1,111,633	1,189,570	1,009,415
Accumulated other comprehensive income
Cumulative foreign currency translation adjustments:
Balance, beginning of year	20,722	3,662	—
Foreign currency translation adjustments	13,480	17,060	3,662
Balance, end of year	34,202	20,722	3,662
Unrealized holding gains on investments:
Balance, beginning of year	26,230	47,045	—
Net unrealized holding gains (losses) arising during the period, net of reclassification adjustment	(18,303)	(20,815)	47,045
Balance, end of year	7,927	26,230	47,045
Accumulated derivative loss on cash flow hedging instruments:
Balance, beginning of year	(884)	—	—
Net change from current period hedging transactions	(2,620)	(1,952)	—
Net derivative loss reclassified to earnings	848	1,068	—
Balance, end of year	(2,656)	(884)	—
Total accumulated other comprehensive income	39,473	46,068	50,707
Retained earnings
Balance, beginning of year	345,265	102,378	312
Net income	355,584	263,437	102,066
Issuance of restricted share units in lieu of dividends	(409)	(45)	—
Dividends on common shares	(50,346)	(20,505)	—
Balance, end of year	650,094	345,265	102,378
Total shareholders' equity	$1,862,455	$1,644,815	$1,217,500

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

	2004	2003	2002
Cash flows provided by operating activities:
Net income	$355,584	$263,437	$102,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,206	35,758	11,903
Net realized gains on sales of investments	(6,130)	(5,718)	(6,730)
Deferred taxes	(9,842)	(6,634)	344
Stock-based compensation expense	6,979	3,301	2,415
Equity in earnings of unconsolidated ventures	(6,036)	—	—
Premiums receivable, net	(26,813)	65,718	(175,477)
Deferred acquisition costs	(12,032)	(15,558)	(70,107)
Prepaid reinsurance premiums	(2,913)	5,166	13,989
Losses recoverable	(10,761)	(1,442)	—
Accrued investment income	(7,944)	(9,225)	(11,209)
Other assets	(3,836)	4,678	(6,915)
Reserve for losses and loss expenses	716,503	580,673	200,840
Reserve for unearned premiums	72,920	6,863	314,372
Reinsurance balances payable	46,530	7,534	(18,778)
Other liabilities	9,211	8,686	21,964
Net cash provided by operating activities	1,158,626	943,237	378,677
Cash flows used in investing activities:
Proceeds from sales of fixed maturity investments	1,177,505	1,176,968	346,842
Proceeds from maturities and calls on fixed maturity investments	492,291	322,218	—
Purchases of fixed maturity investments	(2,743,037)	(2,651,110)	(1,707,031)
Purchase of investments in other ventures, under equity method	(85,000)	—	—
Purchases of fixed assets	(8,530)	(16,767)	(4,436)
Net cash (paid) acquired in HartRe acquisition	(6,919)	45,638	—
Purchase of net assets — LaSalle acquisition	—	(1,532)	(11,640)
Net cash used in investing activities	(1,173,690)	(1,124,585)	(1,376,265)
Cash flows provided by financing activities:
Issuance of common shares	2,821	206,582	—
Repurchase of common shares	(91,484)	(20,295)	(100,000)
Issuance of long term debt	247,775	—	—
Settlement of restricted share units	(1,625)	—	—
Offering and registration costs paid	(4,152)	(3,820)	(1,864)
Proceeds from bank debt	143,500	—	192,000
Bank debt repaid	(103,029)	(88,971)	—
Interest rate lock settlement	(2,698)	—	—
Dividends paid	(50,346)	(20,505)	—
Net cash provided by financing activities	140,762	72,991	90,136
Effect of exchange rate changes on cash and cash equivalents	(5,478)	2,440	1,794
Net increase (decrease) in cash and cash equivalents	120,220	(105,917)	(905,658)
Cash and cash equivalents, beginning of year	150,923	256,840	1,162,498
Cash and cash equivalents, end of year	$271,143	$150,923	$256,840

Seee accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

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

2.    Summary of significant accounting policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. Certain comparative information has been reclassified to conform with the 2004 presentation. The following are the significant accounting and reporting policies adopted by the Company:

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

A portion of the Company's assumed quota share reinsurance agreements contain loss sensitive provisions, such as adjustable or sliding scale commissions, that may impact the ultimate amounts paid to or received from ceding companies based on loss experience. In some loss scenarios, these features would result in the ceding company's results not being proportional to

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.    Summary of significant accounting policies,   cont'd.

the Company's results from the quota share agreement, and such differences may be meaningful. The Company has recorded these agreements as reinsurance in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". For the year ended December 31, 2004, the Company recorded written and earned premiums of $73.0 million and $52.7 million, respectively, associated with reinsurance agreements containing sliding scale commissions that, in some loss scenarios, could result in meaningful differences between the ceding company's results and the Company's results. For the year ended December 31, 2003, the Company recorded written and earned premiums of $22.6 million and $6.0 million, respectively, associated with such reinsurance agreements.

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

(c)	Reinsurance.

Losses recoverable represent estimates of losses and loss expenses that will be recovered from reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the provisions of the reinsurance agreements and consistent with the establishment of the Company's reserves for losses and loss expenses.

(d)	Investments.

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

Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. This review involves consideration of several factors including (i) the time period in which there

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.    Summary of significant accounting policies,   cont'd.

has been a significant decline in value, (ii) the significance of the decline (iii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, and (iv) the Company's intent and ability to hold the investment for a period of time sufficient for the value to recover. Generally, a change in the market or interest rate environment does not constitute an impairment of an investment but rather a temporary decline.

Investments in other ventures are accounted for using the equity method of accounting whereby the initial investment is recorded at cost. The carrying amounts of these investments are increased or decreased to reflect the Company's share of income or loss and are decreased for any dividends received. The Company's share of income or loss is recorded in earnings as a component of net investment income.

The Company participates in a securities lending program whereby blocks of securities, which are included in fixed maturity investments available for sale, are loaned to third parties, primarily major brokerage firms. The Company retains all economic interest in the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the securities. Collateral in the form of cash, government securities and letters of credit is required at a rate of 102% - 105% of the market value of the loaned securities and is monitored and maintained by the lending agent. The securities lending collateral, excluding letters of credit, is reported as a separate line item with a corresponding liability related to the Company's obligation to return the collateral. The Company had $400.0 million in securities on loan at December 31, 2004.

(e)	Cash equivalents.

Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

(f)	Intangible assets.

Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

(g)	Offering and registration costs.

Offering and registration costs incurred in connection with common share offerings, including investment banking fees and legal fees, are deducted from the proceeds of the offerings.

(h)	Foreign exchange.

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

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.    Summary of significant accounting policies,   cont'd.

(i)	Income taxes.

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

(j)	Stock-based employee compensation plans.

The Company has a stock-based employee compensation plan (the "Option Plan"), which is described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", prospectively to all employee awards granted, modified, or settled after January 1, 2002. Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards granted. The cost related to stock-based employee compensation included in the determination of net income for 2004 reflects the full fair value based method applied to all grants.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in 2003 and 2002.

	2003	2002
Net income, as reported	$263,437	$102,066
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	3,301	2,415
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,019)	(4,317)
Pro forma net income	$260,719	$100,164

Earnings per share:
Basic — as reported	$4.19	$1.74
Basic — pro forma	$4.14	$1.71
Diluted — as reported	$4.00	$1.73
Diluted — pro forma	$3.96	$1.70

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.    Summary of significant accounting policies,   cont'd.

(k)	Earnings per share.

Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

(l)	Use of estimates.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)	New accounting pronouncement.

On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (Revised 2004), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt SFAS 123(R) on July 1, 2005.

The Company adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Currently, the company uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R) on July 1, 2005. Had we adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in section (j) of this note.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.    Investments

The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2004 and 2003 are as follows:

DECEMBER 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency securities	$1,188,907	$3,949	$(3,993)	$1,188,863
Non U.S. government securities	408,557	3,136	(2,178)	409,515
Corporate securities	622,474	9,999	(2,862)	629,611
Mortgage-backed securities	929,015	5,354	(4,117)	930,252
Asset-backed securities	421,534	783	(2,384)	419,933
	$3,570,487	$23,221	$(15,534)	$3,578,174

DECEMBER 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency securities	$862,945	$8,969	$(2,029)	$869,885
Non U.S. government securities	216,469	2,231	(2,477)	216,223
Corporate securities	344,575	12,304	(1,732)	355,147
Mortgage-backed securities	764,457	8,497	(2,687)	770,267
Asset-backed securities	308,706	3,875	(794)	311,787
	$2,497,152	$35,876	$(9,719)	$2,523,309

The following table summarizes, for all fixed maturity investments in an unrealized loss position at December 31, 2004, the aggregate fair value and gross unrealized loss by length of time the security has continuously been in an unrealized loss position.

	Less than 12 months		12 months or greater		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. government and agency securities	$(3,953)	$675,416	$(40)	$7,464	$(3,993)	$682,880
Non U.S. government securities	(970)	101,796	(1,208)	116,876	(2,178)	218,672
Corporate securities	(2,291)	248,816	(571)	21,889	(2,862)	270,705
Mortgage-backed securities	(3,398)	456,033	(719)	30,145	(4,117)	486,178
Asset-backed securities	(1,913)	224,622	(471)	9,667	(2,384)	234,289
	$(12,525)	$1,706,683	$(3,009)	$186,041	$(15,534)	$1,892,724

At December 31, 2004, 637 fixed maturity securities were in an unrealized loss position. Of those, 87 securities had been in a continuous unrealized loss position for twelve months or greater. The unrealized loss position of these fixed maturity securities was principally a result of changes in the interest rate environment. The Company believes these impairments are temporary.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.    Investments, cont'd.

The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

Ratings	Fair Value	Percentage
U.S. government and agency securities	$1,188,863	33.2%
AAA / Aaa	1,779,131	49.8%
AA / Aa	179,359	5.0%
A / A	430,821	12.0%
	$3,578,174	100.0%

Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$269,186	$269,448
Due after one year through five years	1,231,196	1,230,446
Due after five years through ten years	590,831	598,123
Due after ten years	128,725	129,972
Mortgage-backed securities	929,015	930,252
Asset-backed securities	421,534	419,933
	$3,570,487	$3,578,174

The components of net investment income for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Fixed maturity investments	$116,232	$70,091	$43,846
Investment in other ventures, under equity method	6,036	—	—
Cash and cash equivalents	3,447	3,495	479
	125,715	73,586	44,325
Investment expenses	(3,656)	(2,576)	(1,387)
Net investment income	$122,059	$71,010	$42,938

The analysis of realized gains (losses) on sales of investments for the years ended December 31, 2004, 2003 and 2002 respectively, is as follows:

	2004	2003	2002
Gross realized gains	$11,875	$13,562	$6,863
Gross realized losses	(5,745)	(7,844)	(133)
Net realized gains on sales of investments	$6,130	$5,718	$6,730

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.    Investments, cont'd.

Included in investment in other ventures is a portfolio of alternative investment funds (the "Funds") that invest largely in senior secured distressed debt, derivatives, equity long and short positions, senior secured bank debt and high yield securities. During the year ended December 31, 2004, the Company invested $85.0 million in these Funds. At December 31, 2004 the carrying value of the Funds is $91.0 million, which approximates fair value. Certain of the Funds are subject to redemption restriction provisions (see note 9).

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

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.    Reserve for losses and loss expenses,    cont'd.

Activity in the reserve for losses and loss expenses for the years ended December 31, 2004, 2003 and 2002 is summarized as follows:

	2004	2003	2002
Net reserve for losses and loss expenses, January 1	$831,716	$200,840	$—
Incurred related to:
Current year	1,074,010	699,613	204,455
Prior years	(136,680)	(35,917)	—
Total incurred	937,330	663,696	204,455

Paid related to:
Current year	(118,441)	(46,317)	(4,680)
Prior years	(118,253)	(40,532)	—
Total paid	(236,694)	(86,849)	(4,680)

Acquired reserves (Note 8)	—	51,645	—
Foreign exchange losses	5,106	2,384	1,065
Net reserve for losses and loss expenses, December 31	1,537,458	831,716	200,840
Losses and loss expenses recoverable	12,203	1,442	—
Reserve for losses and loss expenses, December 31	$1,549,661	$833,158	$200,840

During 2004, the Company's previously estimated ultimate losses for prior accident years were reduced by $136.7 million. The reduction in incurred losses related to prior years was the result of lower than expected loss emergence related to the 2003 and 2002 accident years and was experienced most significantly in the Company's property segments.

A significant portion of the Company's contracts and policies cover excess layers for high severity exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. As a result, the level of losses paid to date is not necessarily indicative of expected future results.

5.	Reinsurance

The effects of reinsurance on premiums written and earned during the years ended December 31, 2004, 2003 and 2002 are as follows:

	Year Ended December 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	Written	Earned	Written	Earned	Written	Earned
Direct	$409,118	$399,174	$383,870	$289,974	$196,927	$86,585
Assumed and acquired	1,302,239	1,244,902	1,218,127	893,308	601,833	309,245
Ceded	(14,337)	(11,476)	(4,153)	(9,335)	(33,842)	(26,341)
	$1,697,020	$1,632,600	$1,597,844	$1,173,947	$764,918	$369,489

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

5.	Reinsurance, cont'd.

During the year ended December 31, 2004, the Company recorded reinsurance recoveries of $21.5 million (2003 - $1.4 million; 2002 - $nil) relating to losses incurred in the Property Individual Risk, Casualty Treaty Reinsurance, Property Catastrophe and Aerospace and Other Specialty Lines segments.

Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

At December 31, 2004, the Company has no allowance for estimated uncollectible premiums receivable (2003 - $654,000).

6.    Debt and financing arrangements

On August 6, 2004, the Company and its lenders replaced its existing letter of credit and revolving credit facility with a new three-year $850 million letter of credit and revolving credit facility. The full amount of the new credit facility may be used to issue letters of credit or for revolving credit borrowings. Up to $412.5 million of borrowings or letter of credit issuances under the credit facility may be secured by a portion of the investment portfolio of the individual borrower under the credit facility. The new credit facility expires on August 6, 2007. The lenders under the new credit facility are Bank of America, N.A., Barclays Bank PLC, Calyon, Comerica Bank, Commerzbank AG, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, ING Bank N.V., JPMorgan Chase Bank, Lloyds TSB Bank plc, Merrill Lynch Bank USA, The Bank of New York, The Bank of Nova Scotia, The Bank of N.T. Butterfield & Son Limited, The Royal Bank of Scotland plc, and Wachovia Bank, National Association. The administrative agent is JPMorgan Chase Bank.

Proceeds of the revolving credit facility may be used by the Company or its subsidiaries for general corporate and working capital purposes and repurchases of its outstanding ordinary or class A shares and warrants to purchase its ordinary or class A shares. The Company cannot use more than $500 million of the proceeds for equity repurchases. The credit facility also provides for the issuance of standby letters of credit, of which up to $412.5 million may be secured by a portion of the investment portfolio of the Company. Endurance Holdings has guaranteed the obligations of its subsidiaries that are parties to the credit facility.

On December 22, 2004, the Company borrowed $143.5 million under the unsecured revolving credit facility. This amount remained outstanding at December 31, 2004.

The interest rate for revolving loans under the credit facility is either (i) the higher of (a) the Federal Funds Effective Rate plus 0.5% and (b) the prime commercial lending rate of JPMorgan Chase Bank or (ii) LIBOR plus a spread based on the Company's debt to capital ratio. For letters of credit issued on an unsecured basis, the Company is required to pay a fee ranging from 0.4% to 0.7% on the daily stated amount of such letters of credit. For letters of credit issued on a secured basis, the Company is required to pay a fee ranging from 0.2% to 0.3% on the daily stated amount of such letters of credit. In each case, the applicable fee is determined based upon the ratio of the Company's outstanding indebtedness to total capital, which is referred to as the Company's leverage ratio. If the Company fails to timely repay any revolving loan or timely reimburse any lender for a drawing under a letter of credit, the Company is obligated to pay interest on the unpaid or unreimbursed amount at the applicable rate, plus 2.0%. The Company incurred interest at an annualized rate of 2.92% on the revolving borrowing of December 22, 2004 for the remainder of the year ended December 31, 2004.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.    Debt and financing arrangements,    cont'd.

The credit facility requires the Company to pay to the lenders a facility fee that ranges from 0.10% to 0.175% of the total commitments outstanding under the credit facility depending on the Company's leverage ratio. The Company must also pay the lenders a utilization fee that ranges from 0.125% to 0.25% of the total amount of revolving loans outstanding when the aggregate amount of those loans is equal to 50% of the aggregate lending commitments outstanding under the credit facility.

The credit facility requires that the outstanding principal of revolving loans be repaid in full on August 6, 2007.

The credit facility requires the Company's compliance with certain customary restrictive covenants. These include certain financial covenants, such as maintaining a leverage ratio (no greater than 0.35:1 at any time), a consolidated tangible net worth (no less than $1.25 billion at any time), and unencumbered cash and investment grade assets in excess of the greater of $400 million or the Company's outstanding debt and letters of credit. In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of the Company's credit facility restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. The credit facility also includes other covenants restricting such activities as:

•	changes in business;

•	consolidation or merger with another entity;

•	disposal of assets;

•	incurrence of additional indebtedness;

•	incurrence of liens on our property;

•	issuance of preferred or preference equity securities;

•	dissolution or liquidation;

•	transactions with affiliates; and

•	changes of control.

It is an event of default under the credit facility if there occurs any one of the following:

•	a failure of the Company to pay principal when due, interest or fees within three business days or other amounts under the credit facility following notice or demand;

•	a representation made by the Company is untrue in any material respect;

•	a failure by the Company to perform its covenants;

•	a default in connection with other indebtedness in excess of $30 million;

•	bankruptcy;

•	a material ERISA violation;

•	an adverse judgment in excess of $30 million;

•	suspension of one or more insurance licenses, with the suspension having a material adverse effect on the Company;

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.    Debt and financing arrangements,    cont'd.

•	cessation of the Endurance Holdings guarantee;

•	a failure of the lenders to have a first priority perfected security interest in the collateral; or

•	a change in control of the Company.

Upon the occurrence of an event of default under the credit facility, the lenders can terminate their commitments under the revolving credit facility, require repayment of any outstanding revolving loans, give notice of termination of any outstanding letters of credit in accordance with their terms, require the delivery of cash collateral for outstanding letters of credit and foreclose on any security held by the lenders under the credit facility.

Given that the Company's Senior Notes (described below) and the credit facility contain cross default provisions, this may result in the holders of the Senior Notes and the lenders under the credit facility declaring such debt due and payable and an acceleration of all debt due under both the Senior Notes and the revolving credit facility. If this were to occur, the Company may not have liquid funds sufficient at that time to repay any or all of such indebtedness.

On July 15, 2004, the Company issued $250 million principal amount of 7% Senior Notes pursuant to a prospectus supplement to the Shelf Registration Statement on Form S-3 (Registration No. 333-116505) ("Shelf Registration Statement") filed on June 15, 2004 and declared effective by the U.S. Securities and Exchange Commission on June 30, 2004. The Senior Notes were offered by the underwriters at a price of 99.108% of their principal amount, providing an effective yield to investors of 7.072%, and, unless previously redeemed, will mature on July 15, 2034.

The Senior Notes are senior unsecured obligations of the Company and rank equally with the Company's existing unsecured and unsubordinated debt. The Senior Notes are also effectively junior to claims of creditors of the Company's subsidiaries, including policyholders, trade creditors, debt holders and taxing authorities.

The indenture governing the Senior Notes contains certain customary covenants, including:

•	limitations on liens on the stock of restricted subsidiaries;

•	restrictions as to the disposition of the stock of restricted subsidiaries; and

•	limitations on consolidation, merger, amalgamation and sale of assets.

In addition, the following events constitute an event of default under the indenture governing the Senior Notes:

•	a default in payment of principal or any premium under the Senior Notes when due;

•	a default for 30 days in payment of any interest under the Senior Notes;

•	a failure to observe or perform any other covenant or agreement in the Senior Notes or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	certain events of bankruptcy, insolvency or reorganization; or

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.    Debt and financing arrangements,    cont'd.

•	a continuing default, for more than 30 days after the Company receives notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which the Company or its restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50 million, if the default resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

Where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of the Senior Notes may declare the principal and accrued interest of the Senior Notes to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, all unpaid principal of all the Senior Notes then outstanding, and interest accrued thereon, if any, shall be due and payable immediately, without any declaration or other act on the part of the indenture trustee or any holder of the Senior Notes. At December 31, 2004, the carrying value of the Senior Notes stood at $247.8 million whilst the fair value as determined by quoted market valuation was $259.9 million. The Company was in compliance with all covenants contained within the indenture governing the Senior Notes as of December 31, 2004.

Prior to the issuance of the Senior Notes, the Company entered into an interest rate lock on a notional amount of $125 million to protect against interest rate increases before the anticipated issuance of the Senior Notes. The objective of the interest rate lock was to protect 50% of the forecasted receipt of proceeds from the issuance of the 30 year Senior Notes offering, which was subject to change due to fluctuations in the benchmark 30 year U.S. Treasury rate. Upon issuance of the Senior Notes, the interest rate lock was settled through payment of $2.7 million. The interest rate lock agreement was designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the fair value of the derivative was recorded in other comprehensive income and is being recognized as a component of interest expense in the statement of income as the interest expense related to the Senior Notes affects earnings.

Prior to the establishment of the replacement letter of credit and revolving credit facility on August 6, 2004 and the issuance of Senior Notes on July 15, 2004, the Company had entered into a $192 million three-year term loan facility and a one-year $108 million letter of credit and revolving credit facility with a syndicate of commercial banks on August 13, 2002. On August 8, 2003, the Company and its lenders amended the three-year term loan facility and amended the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year and increased the size of the letter of credit and revolving credit facility to $500 million. Interest rates on the term loan were LIBOR plus a spread that was based on the Company's debt to capital ratio. The interest rate applied to the outstanding balance averaged 2.92% in 2004 up to the repayment date (see below) and averaged 2.93% and 2.73% for the years ended December 31, 2003 and December 31, 2002, respectively.

In accordance with the terms of the Company's term loan facility, the Company prepaid $50.6 million of the outstanding principal on the term loan facility on March 5, 2003 with a portion of the proceeds from the Company's initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003. On July 15, 2004, the Company used a portion of the net proceeds from the Senior Notes offering to repay the remaining $103 million term loan balance. At December 31, 2003 and 2002, the fair value of the borrowings under the term loan facility approximated the carrying value.

As part of its overall strategy to manage interest rate exposure, the Company entered into an interest rate swap contract to hedge the variable cash outflows related to the term loan facility. The contract became effective on March 27, 2003 and provided for the exchange of floating rate payments for fixed rate

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.    Debt and financing arrangements,    cont'd.

payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million drawn down on the term loan facility on September 27, 2002. The agreement was designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the changes in fair value of the derivative were recorded in other comprehensive income and recognized as a component of interest expense in the statement of income when the variable interest expense affects earnings.

At December 31, 2003 the fair value of the interest rate swap amounted to a liability of $884,000 and is included on the balance sheet as a component of other liabilities. The fair value of the interest rate swap was estimated by calculating the net present value of expected future cash flows based on market rates at December 31, 2003. The interest rate swap contract was terminated on July 21, 2004.

The Company made aggregate interest payments of $4.8 million during the year ended December 31, 2004 (2003 - $5.1 million, 2002 - $nil).

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

•	Property Per Risk Treaty Reinsurance — reinsures individual property risks of ceding companies on a treaty basis.

•	Property Catastrophe Reinsurance — reinsures catastrophic perils for ceding companies on a treaty basis.

•	Casualty Treaty Reinsurance — reinsures third party liability exposures from ceding companies on a treaty basis.

•	Property Individual Risk — insurance and facultative reinsurance of commercial properties.

•	Casualty Individual Risk — insurance and facultative reinsurance of third party liability exposures.

•	Aerospace and Other Specialty Lines — insurance and reinsurance of aerospace lines and to a lesser extent of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written. Group reinsurance protection and recoveries are allocated to segments based on the underlying exposures covered.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.    Segment reporting,    cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2004 and the carrying value of goodwill as of December 31, 2004:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
Revenues
Gross premiums written	$441,370	$247,009	$441,256
Net premiums written	436,202	244,072	438,451
Net premiums earned	464,024	234,961	378,894
Expenses
Losses and loss expenses	284,631	65,651	257,723
Acquisition expenses	125,363	26,592	97,456
General and administrative expenses	31,451	19,912	33,339
	441,445	112,155	388,518
Underwriting income (loss)	$22,579	$122,806	$(9,624)

Loss ratio	61.3%	27.9%	68.0%
Acquisition expense ratio	27.0%	11.3%	25.7%
General and administrative expense ratio	6.8%	8.5%	8.8%
Combined ratio	95.1%	47.7%	102.5%
Goodwill	$1,938	$5,306	$1,096

	Property Individual Risk	Casualty Individual Risk	Aerospace And Other Specialty Lines
Revenues
Gross premiums written	$112,900	$246,802	$222,020
Net premiums written	110,400	246,371	221,524
Net premiums earned	102,780	235,621	216,320
Expenses
Losses and loss expenses	46,051	147,657	135,617
Acquisition expenses	12,599	23,685	44,089
General and administrative expenses	11,324	22,084	15,615
	69,974	193,426	195,321
Underwriting income	$32,806	$42,195	$20,999

Loss ratio	44.8%	62.7%	62.7%
Acquisition expense ratio	12.3%	10.1%	20.4%
General and administrative expense ratio	11.0%	9.4%	7.2%
Combined ratio	68.1%	82.2%	90.3%
Goodwill	$—	$—	$9,101

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.    Segment reporting,    cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2003 and the carrying value of goodwill as of December 31, 2003:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
Revenues
Gross premiums written and acquired	$469,290	$183,594	$390,265
Net premiums written and acquired	469,290	184,303	387,497
Net premiums earned	296,551	174,158	284,843
Expenses
Losses and loss expenses	179,031	33,393	178,725
Acquisition expenses	74,454	19,807	76,643
General and administrative expenses	25,021	13,738	22,537
	278,506	66,938	277,905
Underwriting income	$18,045	$107,220	$6,938

Loss ratio	60.4%	19.2%	62.7%
Acquisition expense ratio	25.1%	11.4%	26.9%
General and administrative expense ratio	8.4%	7.9%	7.9%
Combined ratio	93.9%	38.5%	97.5%
Goodwill	$228	$2,236	$228

	Property Individual Risk	Casualty Individual Risk	Aerospace And Other Specialty Lines
Revenues
Gross premiums written and acquired	$85,863	$214,392	$258,593
Net premiums written and acquired	83,929	214,232	258,593
Net premiums earned	65,408	173,266	179,721
Expenses
Losses and loss expenses	23,317	118,515	130,715
Acquisition expenses	7,058	19,069	33,518
General and administrative expenses	7,955	16,882	14,524
	38,330	154,466	178,757
Underwriting income	$27,078	$18,800	$964

Loss ratio	35.6%	68.4%	72.7%
Acquisition expense ratio	10.8%	11.0%	18.7%
General and administrative expense ratio	12.2%	9.7%	8.1%
Combined ratio	58.6%	89.1%	99.5%
Goodwill	$—	$—	$—

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.    Segment reporting,    cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2002:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
Revenues
Gross premiums written and acquired	$168,054	$178,120	$203,566
Net premiums written and acquired	168,054	145,453	203,566
Net premiums earned	59,453	114,823	84,355
Expenses
Losses and loss expenses	35,577	42,804	56,070
Acquisition expenses	14,607	16,885	20,597
General and administrative expenses	10,520	11,150	12,743
	60,704	70,839	89,410
Underwriting (loss) income	$(1,251)	$43,984	$(5,055)

Loss ratio	59.8%	37.3%	66.5%
Acquisition expense ratio	24.6%	14.7%	24.4%
General and administrative expense ratio	17.7%	9.7%	15.1%
Combined ratio	102.1%	61.7%	106.0%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines
Revenues
Gross premiums written and acquired	$62,934	$106,903	$79,183
Net premiums written and acquired	61,759	106,903	79,183
Net premiums earned	33,907	44,292	32,659
Expenses
Losses and loss expenses	13,283	33,958	22,763
Acquisition expenses	3,406	3,978	4,540
General and administrative expenses	3,939	6,692	4,955
	20,628	44,628	32,258
Underwriting income (loss)	$13,279	$(336)	$401

Loss ratio	39.2%	76.7%	69.7%
Acquisition expense ratio	10.0%	9.0%	13.9%
General and administrative expense ratio	11.6%	15.1%	15.2%
Combined ratio	60.8%	100.8%	98.8%

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.    Segment reporting,    cont'd.

The following table reconciles total segment results to consolidated income before income taxes for the years ended December 31, 2004, 2003 and 2002, respectively:

	2004	2003	2002
Total underwriting income	$231,761	$179,045	$51,022
Net investment income	122,059	71,010	42,938
Net foreign exchange (losses) gains	(214)	9,883	2,312
Net realized gains on sales of investments	6,130	5,718	6,730
Amortization of intangibles	(3,990)	(3,237)	(809)
Interest expense	(9,959)	(4,238)	(984)
Consolidated income before income taxes	$345,787	$258,181	$101,209

The following table provides the geographic distribution of gross premiums written and acquired for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
United States	$981,642	$1,065,893	$561,000
Worldwide	432,379	383,670	160,897
Europe	157,424	80,001	32,939
Japan	28,006	27,062	13,081
Canada	23,539	14,790	7,487
Other	88,367	30,581	23,356
Total gross premiums written and acquired	$1,711,357	$1,601,997	$798,760

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.	Business combinations

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

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.	Business combinations, cont'd.

The initial purchase price payable by the Company was $30.5 million and the fair value of the net assets acquired was $30.3 million, resulting in $0.2 million of initial goodwill. The fair value of net assets acquired is summarized as follows:

Assets

Cash	$70,876
Premiums receivable, net	319,902
Acquisition cost of in-force contracts	86,153
Other identifiable intangible assets	19,563
Assets acquired	496,494

Liabilities

Unearned premiums	414,517
Reserve for losses and loss expenses	51,645
Liabilities acquired	466,162
Net assets acquired	$30,332

Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

The acquisition cost of in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized over the remaining terms of the related in-force contracts. The related amortization expense in the year ended December 31, 2004 of $25.5 million (2003 - $64.5 million) is included in acquisition expenses in the consolidated statements of income.

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

At December 31, 2004, commissions on renewals of the in-force contracts acquired had not exceeded the minimums of $10 million for the first year following closing and $5 million for the second year following closing, and as such, no contingent renewal commissions were accrued. At December 31, 2004, based on the acquired premiums collected and earnings of the acquired business to date, the Company has accrued an additional $14.5 million in respect of contingent profit and collection commissions, with a corresponding increase in goodwill.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.	Business combinations, cont'd.

Operating results of the HartRe business acquired have been included in the consolidated financial statements from April 1, 2003, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is provided to present a summary of the combined results of the Company and the HartRe business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the year ended December 31, 2004 would not have been impacted by this assumption.

	Year Ended December 31, 2003 (unaudited)	Year Ended December 31, 2002 (unaudited)
Net premiums written and acquired	$1,874,374	$1,025,861
Total revenues	$1,345,974	$522,223
Total expenses	$1,074,885	$404,901
Net income	$271,089	$117,322
Basic earnings per share	$4.31	$2.00
Diluted earnings per share	$4.11	$1.99

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

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.	Business combinations, cont'd.

The fair value of net assets acquired is summarized as follows:

Assets

Premiums receivable, net	$72,643
Prepaid reinsurance premiums	21,490
Acquisition cost of in-force contracts	11,513
Other identifiable intangible assets	14,205
Other assets	440
Assets acquired	120,291

Liabilities

Unearned premiums	88,558
Reinsurance balances payable	5,575
Accrued liabilities	1,410
Liabilities acquired	95,543
Net assets acquired	$24,748

Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

The acquisition cost of in-force contracts was included in deferred acquisition costs in the consolidated balance sheet and was amortized pro-rata over the remaining terms of the related in-force contracts. The related amortization expense for the year ended December 31, 2004 is $nil (2003 - $1.0 million; 2002 - $10.5 million) and is included in acquisition expenses in the consolidated statements of income.

In addition to the initial purchase price, during the year ended December 31, 2003, the Company paid to LaSalle further commissions of $1.3 million based on the profitability of the April 1, 2002 in-force contracts acquired in accordance with the terms of the bordereaux quota share retrocession agreement. This profit sharing commission was recorded in 2003 as an increase in goodwill. At December 31, 2004, there were no further amounts payable to LaSalle under any of the agreements.

Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the years ended December 31, 2004 and 2003 would not have been impacted by this assumption.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.	Business combinations, cont'd.

Year Ended December 31, 2002 — unaudited
Net premiums written	$790,010
Total revenues	$446,561
Total expenses	$331,643
Net income	$115,775
Basic earnings per share	$1.97
Diluted earnings per share	$1.97

The carrying value of the Company's goodwill from business combination transactions was $17.4 million at December 31, 2004 (2003 - $2.7 million) and is included in intangible assets. Estimated amortization expense on the Company's other identifiable intangible assets for the next five years as of December 31, 2004 is as follows:

Year Ending December 31,	Amount

2005	$4,694
2006	4,506
2007	4,199
2008	3,276
2009	3,276
$19,951

9.	Commitments and contingencies

Concentrations of credit risk.    As of December 31, 2004, substantially all the Company's cash and investments were held by two custodians. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. Treasury and other government obligations rated AAA.

Major production sources.    During the year ended December 31, 2004, the Company obtained 72% of its gross premiums written through three brokers: Aon Corporation ("Aon") — 31.2%, Marsh & McLennan Companies, Inc. — 28.2%, and Willis Companies — 12.5%.

Letters of credit.    As of December 31, 2004, the Company's bankers had issued letters of credit of $260.9 million in favor of certain ceding companies.

Investment commitments.    As of December 31, 2004, the Company had committed cash and cash equivalents and fixed maturity investments of $234.5 million in favor of certain ceding companies to collateralize obligations. As of December 31, 2004, the Company has also pledged $294.0 million of its fixed maturity investments as collateral to secure $260.9 million in letters of credit outstanding under its credit facility. In addition, at December 31, 2004, cash and fixed maturity investments with a fair value of $3.3 million were on deposit with U.S. state regulators.

The Company is subject to certain commitments with respect to the investments in other ventures acquired during the year ended December 31, 2004. Of the year end balance of $91.0 million, $40.5 million is subject to redemption restriction provisions of two years from date of acquisition and $15.5 million is subject to redemption restriction provisions of three years from acquisition. At December 31, 2004, the Company was committed to investing a further $7.5 million in an alternative investment fund.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

9.	Commitments and contingencies, cont'd.

Employment agreements.    The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

Operating Leases.    The Company leases office space and office equipment under operating leases. Future minimum lease commitments at December 31, 2004 are as follows:

Year Ending December 31,	Amount

2005	$6,185
2006	5,672
2007	5,722
2008	5,830
2009	5,455
2010 and thereafter	19,219
$48,083

Total rent expense under operating leases for the year ended December 31, 2004 was $5,919,000 (2003 - $3,837,000; 2002 - $895,000).

Legal Proceedings.    The Company is party to various legal proceedings generally arising in the normal course of its business. While any proceeding contains an element of uncertainty, the Company does not believe that the eventual outcome of any litigation or arbitration proceeding to which it is presently a party could have a material adverse effect on its financial condition or business. Pursuant to its insurance and reinsurance agreements, disputes are generally required to be finally settled by arbitration.

Endurance Holdings, Endurance U.S. and three employees of one of Endurance Holdings' subsidiaries have been named in a lawsuit filed on November 18, 2004 in the Court of Common Pleas in Hamilton County, Ohio. The suit alleges misappropriation of trade secrets from the employees' former employer, Great American Insurance Company, and related entities and asserts other related claims. On December 22, 2004, the Company and the other defendants filed motions to dismiss the lawsuit for lack of personal jurisdiction over the defendants. These motions are pending.

On January 5, 2005, Endurance U.S. received a subpoena from the Office of the Attorney General of the State of New York (the "NYAG") in connection with its investigation into contingent commission arrangements with brokers. Although the subpoena was addressed to Endurance U.S., it called for the production of documents from all affiliates of Endurance Holdings. Among other things, the subpoena seeks documents concerning efforts by any insurance broker to exclude or limit an insurance company's access to the insurance market and documents concerning efforts or requests by any insurance broker to manipulate bids or price quotes, or submit false or inflated bids or price quotes in insurance markets. The Company provided the NYAG with an initial set of documents responsive to the subpoena on January 21, 2005 and additional document production is continuing.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

10.	Shareholders' equity

The Company's share capital at December 31, 2004, 2003 and 2002 is comprised as follows:

	2004	2003	2002

Authorized — $1.00 par value each	120,000,000	120,000,000	120,000,000
Issued, outstanding and fully paid:
Ordinary common shares — $1.00 par value each	61,254,992	63,912,000	54,061,185
Class A common shares — $1.00 par value each	—	—	938,815
Total common shares	61,254,992	63,912,000	55,000,000

On June 15, 2004, the Company filed an unallocated universal Shelf Registration Statement on Form S-3 (Registration No. 333-116505) that was declared effective by the Securities and Exchange Commission on June 30, 2004. The Shelf Registration Statement permits the Company to issue, in one or more offerings, up to $500 million of debt, equity, trust preferred securities or a combination of the above. In addition to the $500 million of securities eligible to be sold from time to time by the Company, the Shelf Registration Statement also registers for possible future sales up to 38,069,699 ordinary shares beneficially owned by certain of the Company's founding shareholders. The registration of the founding shareholders' ordinary shares does not obligate these shareholders to offer or sell any of these shares. The Company will not receive any proceeds from any sale of shares by the selling shareholders.

On May 21, 2004, the Company repurchased 2,036,834 of its ordinary shares from one of its initial investors. The purchase price was $31.779 per share, representing a 1% discount to the closing market price per share on May 21, 2004. The purchase price totaled $64.7 million. The Company used existing cash on hand to fund the repurchase. The Company also announced a share repurchase program under which the Company may repurchase up to 2.0 million additional ordinary shares or share equivalents. The repurchases will be accomplished in open market or privately negotiated transactions, from time to time, depending on market conditions. The share repurchase program is currently authorized to continue until May 2006. During 2004, the Company repurchased 806,800 of its ordinary shares under this program at an average price of $33.13 per share.

On March 9, 2004, certain of the Company's founding shareholders consummated a secondary public offering of the Company's ordinary shares. The ordinary shares sold in the offering were registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (Registration No. 333-112258) that was declared effective by the Securities and Exchange Commission on March 3, 2004. Of the ordinary shares registered under the Registration Statement, 8,850,000 were sold at a price to the public of $34.85 per share. The underwriters had an option, exercisable until April 2, 2004, to acquire up to an additional 1,327,500 ordinary shares registered on the Registration Statement to cover over-allotments. On March 12, 2004, the underwriters exercised this option to purchase an additional 944,500 ordinary shares at a price of $34.85 per share. All of the ordinary shares were sold by certain founding shareholders and neither the Company nor any of its officers or directors received any proceeds from the offering.

On December 7, 2004, Aon Corporation completed the sale of 9,800,000 of the Company's ordinary shares. Goldman, Sachs & Co. purchased the ordinary shares from Aon Corporation at a purchase price of $32.70 and subsequently sold the shares to public investors. All of the ordinary shares were sold by Aon Corporation and its subsidiaries and neither the Company nor any of its officers or directors received any proceeds from the offering. The ordinary shares were sold under the Company's existing Shelf

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

10.	Shareholders' equity, cont'd.

Registration Statement on Form S-3. Aon Corporation retains 111,000 ordinary shares and warrants to purchase 4,099,200 of the Company's ordinary shares.

On October 3, 2003, all Class A common shareholders converted their Class A common shares on a one for one basis into Ordinary common shares.

On August 20, 2003, the Company repurchased 750,000 of its ordinary shares at $27.06 per share. The closing market price per share on August 19, 2003 was $27.90.

On March 5, 2003, Endurance Holdings completed an initial public offering which resulted in the issuance of 9,600,000 of its ordinary shares. The ordinary shares are listed for trading on the New York Stock Exchange under the symbol "ENH". Total proceeds received net of underwriting discounts and other offering expenses were $201.5 million. Net proceeds were credited to shareholders' equity. Pursuant to the terms of its term loan facility, upon consummation of the public offering, the Company repaid $50.6 million of its outstanding principal under the term loan. The Company invested the remaining net proceeds of the offering in fixed maturity investments.

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

At December 31, 2004, 7,202,347 warrants are outstanding. Such warrants are exercisable for Ordinary and Class A common shares as follows:

Ordinary common shares	6,601,417
Class A common shares	600,930
7,202,347

These outstanding warrants, which have an exercise price of $18.87 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

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

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

11.	Earnings per share, cont'd.

The following tables set forth the computation of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Numerator:
Net income available to common shareholders	$355,584	$263,437	$102,066
Denominator:
Weighted average shares — basic
Ordinary shares outstanding	62,578,644	62,820,625	58,698,630
Vested restricted share units outstanding	202,662	112,150	—
	62,781,306	62,932,775	58,698,630
Share equivalents:
Unvested restricted share units	—	2,172	—
Warrants	3,186,814	2,117,685	159,034
Options	1,315,141	847,293	—
Weighted average shares — diluted	67,283,261	65,899,925	58,857,664
Basic earnings per common share	$5.66	$4.19	$1.74
Diluted earnings per common share	$5.28	$4.00	$1.73

The following table sets forth dividends declared in the years ended December 31, 2004, 2003, and 2002 respectively.

	2004	2003	2002

Dividends declared per common share	$0.81	$0.32	$—

12.	Related party transactions

Certain founding shareholders, including Aon and Zurich Financial Services Group ("Zurich"), received warrants (see Note 10). Certain founding shareholders also received $29 million, in the aggregate, for assistance with the Company's private offering completed on December 14, 2001. Zurich ceased to be an affiliate upon the repurchase of shares by the Company on September 27, 2002.

During the years ended December 31, 2004, 2003 and 2002 the Company was party to agreements with various affiliates of Aon and Zurich as follows (Zurich excluded from 2004 and 2003 data):

Underwriting activities.    In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $11.3 million, losses and loss expenses of $9.4 million and acquisition expenses of $1.2 million for the year ended December 31, 2004. As of December 31, 2004, related reinsurance premiums receivable totaled $4.3 million. During the year ended December 31, 2004, an affiliate of Aon produced 31.2% of the Company's gross premiums written.

For the year ended December 31, 2003, such contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million. As of December 31, 2003, there were no related reinsurance premiums receivable. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company's gross premiums written.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

12.	Related party transactions, cont'd.

For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written.

In addition, the Company pays brokerage fees and commissions to Aon and its affiliates, which vary based on the amount of business produced. During the years ended December 31, 2004, 2003 and 2002, the Company incurred $32.1 million, $22.1 million and $10.6 million respectively, in brokerage fees and commissions in connection with these transactions.

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

Investment management services.    The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002.

Office services.    The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. This arrangement was terminated in 2002.

13.	Stock-based employee compensation plans

The Company has a stock-based employee compensation plan (the "Option Plan") which provides for the grant of options to purchase the Company's common shares, share appreciation rights, restricted share units, share bonuses and other equity incentive awards to key employees. Under the terms of the Option Plan, a total of 4,986,975 common shares have been reserved for issuance.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

13.	Stock-based employee compensation plans, cont'd.

At December 31, 2004, 3,670,290 options had been granted with vesting dates between December 14, 2001 and July 14, 2007 and 861,111 restricted share units had been granted with vesting dates between March 1, 2003 and October 20, 2009. Activity with respect to the Option Plan for the years ended December 31, 2004, 2003 and 2002 was as follows:

	2004	2003	2002
Options outstanding, beginning of year	3,436,881	3,291,631	2,662,290
Options granted	65,000	204,250	738,750
Options forfeited	(50,500)	(47,000)	(109,409)
Options exercised	(197,690)	(12,000)	—
Options outstanding, end of year	3,253,691	3,436,881	3,291,631
Exercisable options, end of year	2,230,596	1,717,186	775,030

	2004	2003	2002
Restricted share units outstanding, beginning of year	145,437	—	—
Restricted share units granted	729,428	145,437	—
Restricted share units forfeited	(15,824)	—	—
Restricted share units settled	(45,561)	—	—
Restricted share units outstanding, end of year	813,480	145,437	—
Vested restricted share units, end of year	217,816	134,776	—

The following table illustrates certain weighted average exercise price data for the years ended December 31, 2004, 2003 and 2002 respectively:

	2004	2003	2002
Weighted average exercise prices of:
Options granted	$33.90	$24.28	$20.00
Options forfeited	$19.58	$19.92	$20.00
Options exercised	$19.00	$19.82	$—

The total intrinsic value of options exercised during 2004 was $2.9 million (2003 - $0.1 million). The weighted average remaining contract life of options outstanding at December 31, 2004 is 7.2 years. The range of exercise prices for all options outstanding at December 31, 2004 under the Option Plan was $18.87 - $33.91 per share. The weighted average exercise price of options outstanding at December 31, 2004 was $19.43 (2003 - $19.95). The weighted average exercise price of exercisable options at December 31, 2004 was $19.41 (2003 - $19.84) and their weighted average remaining contract life was 7.1 years. There were no options that expired during the years ended December 31, 2004, 2003 and 2002. The maximum term of an option is 10 years.

The weighted average fair value of options granted during 2004 was $14.04 per share (2003 - $9.62 per share; 2002 - $6.23 per share). The fair value of each option issued was estimated on the date of grant using the Black- Scholes option-pricing model. The volatility assumptions used, of approximately 20% (2003 - 20%; 2002 - 19%), was derived from an average of the historical ten-year volatility of two insurance industry indices. In 2002, an allowance of 20% to 30% was made to recognize the start-up nature of the

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

13.	Stock-based employee compensation plans, cont'd.

Company's operations and for the illiquidity associated with the private status of the Company's shares. No such allowance was applied in 2004 or 2003. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 4.0% to 4.2% (2003 - 3.7% to 3.9%; 2002 - 3.8% to 5.2%), expected life of ten years (2003 and 2002 - ten years) and a dividend yield of nil (2003 and 2002 - nil) as the exercise prices of all options are reduced for any dividends paid.

During the year ended December 31, 2004, the Company granted 592,994 unvested restricted share units (2003 - 10,600; 2002 - nil) with a fair value of $19.4 million (2003 - $0.3 million). Unvested restricted share units are granted subject to vesting provisions which are generally five years and are automatically settled upon vesting.

On March 1, 2004, the Company settled $4.2 million of its 2003 annual bonus obligations to certain employees with grants of 124,128 fully vested restricted share units. On March 1, 2003, the Company settled $3.1 million of its 2002 annual bonus obligations to certain employees with grants of 133,389 fully vested restricted share units. In both cases the restricted share units will be automatically settled over a three year period. The fair value of the restricted share units at the date of grant was equal to the bonus obligation recognized during the years ended December 31, 2003 and 2002, and as such, no additional compensation expense has been recognized in subsequent years.

At the Company's exclusive option, the restricted share units may be settled in cash, ordinary shares or in a combination thereof. Holders of restricted share units receive additional incremental restricted share units when the Company pays dividends on its common shares. During the year ended December 31, 2004, 12,306 restricted share units (2003 - 1,448; 2002 - nil) with a fair value of $0.4 million (2003 - $45,000) were granted to holders of restricted units in lieu of dividends.

At December 31, 2004, compensation cost not yet recognized related to non-vested awards was $16.7 million. This expense is expected to be recognized between 2005 and 2009, with approximately 47% expected to be recognized in 2005.

14.	Pension Plan

The Company provides pension benefits to eligible employees through various defined contribution plans sponsored by the Company. Under the Company's defined contribution plans, the Company makes contributions to its employees' accounts in amounts ranging from 4% to 10% of its employees' eligible earnings. In addition, under certain defined contribution plans, employee contributions may be supplemented by matching contributions made by the Company based on the level of employee contribution. Lastly, the Company may provide additional contributions, depending on its annual financial performance. The employee and Company contributions in the defined contribution plans are invested at the election of each employee in one or more of several investment portfolios offered by third party investment advisors. Contributions for the year ended December 31, 2004 resulted in an expense of $4.1 million being recorded in earnings (2003 - $2.0 million; 2002 - $0.6 million).

15.	Statutory requirements and dividend restrictions

As a holding company, Endurance Holdings relies on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda's premiums written and net reserves for losses and loss expenses, subject to an overall minimum capital and surplus requirement of $100 million. In addition, Endurance

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

15.	Statutory requirements and dividend restrictions, cont'd.

Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2004, Endurance Bermuda's statutory capital and surplus was $2.0 billion and the minimum amount of statutory capital and surplus required to be maintained was $0.6 billion.

Under the jurisdiction of the United Kingdom's Financial Services Authority ("FSA"), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The FSA regulatory requirements impose no explicit restrictions on Endurance U.K.'s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment. At December 31, 2004, 2003 and 2002, these requirements had been met.

Endurance U.S. is subject to regulation by the State of New York Insurance Department. Dividends may only be declared or distributed out of earned surplus. At December 31, 2004, Endurance U.S. did not have earned surplus, therefore Endurance U.S. is precluded from declaring or distributing any dividend during 2005 without the prior approval of the Superintendent of the State of New York Insurance Department.

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

The Company's subsidiaries based in the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

The income tax benefit was as follows for the years ended December 31, 2004, 2003 and 2002, respectively:

	2004	2003	2002
Current income tax benefit	$—	$20	$487
Deferred income tax benefit	9,790	5,236	370
	$9,790	$5,256	$857

The actual income tax benefit attributable to income for the years ended December 31, 2004, 2003 and 2002 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:

	2004	2003	2002
Computed expected tax expense	$—	$—	$—
Tax benefit effect of foreign taxes	9,790	5,256	857
	$9,790	$5,256	$857

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

16.	Taxes, cont'd.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2004, 2003 and 2002:

	2004	2003	2002
Deferred income tax assets:
Unearned premiums	$16,009	$14,105	$—
Loss reserves	7,149	3,440	—
Net operating loss carry forward	10,697	5,120	—
Net unrealized investment losses	227	—	—
Other	2,405	451	993
	36,487	23,116	993
Deferred income tax liabilities:
Deferred acquisition costs	(18,808)	(15,856)	—
Net unrealized investment gains	—	(514)	(1,337)
Other	(1,547)	(456)	—
	(20,355)	(16,826)	(1,337)
Net deferred income tax asset (liability)	$16,132	$6,290	$(344)

The Company paid income taxes totaling $1,633,000 and $20,000 for the years ended December 31, 2004 and 2003, respectively. There were no payments of income tax made prior to 2003. Net operating loss carryforwards in the amount of $33.2 million are available for application against future taxable income and will begin expiring in 2023.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS —(CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

17.	Condensed unaudited quarterly financial data

The following is a summary of the unaudited quarterly data for the year ended December 31, 2004:

	Quarter Ended March 31, 2004	Quarter Ended June 30, 2004	Quarter Ended September 30, 2004	Quarter Ended December 31, 2004
Net premiums earned	$415,826	$395,987	$409,487	$411,300
Net investment income	24,675	28,944	30,978	37,462
Net foreign exchange (loss) gains	(3,159)	(2,879)	3,089	2,735
Net realized gains (losses) on sales of investments	5,176	(614)	814	754
Total revenue	$442,518	$421,438	$444,368	$452,251
Losses and loss expenses	$222,009	$189,208	$308,255	$217,858
Acquisition expenses	$85,518	$82,667	$81,147	$80,452
Net income	$100,872	$114,756	$26,848	$113,108
Basic earnings per share	$1.57	$1.81	$0.43	$1.83
Diluted earnings per share	$1.47	$1.69	$0.40	$1.71

The following is a summary of the unaudited quarterly data for the year ended December 31, 2003:

	Quarter Ended March 31, 2003	Quarter Ended June 30, 2003	Quarter Ended September 30, 2003	Quarter Ended December 31, 2003
Net premiums earned	$189,653	$292,466	$335,830	$355,998
Net investment income	14,356	16,666	18,736	21,252
Net foreign exchange gains	2,506	2,088	2,123	3,166
Net realized gains (losses) on sales of investments	4,404	3,513	(932)	(1,267)
Total revenue	$210,919	$314,733	$355,757	$379,149
Losses and loss expenses	$104,145	$165,531	$198,665	$195,355
Acquisition expenses	$34,560	$57,481	$69,382	$69,126
Net income	$51,201	$66,791	$56,543	$88,902
Basic earnings per share	$0.88	$1.03	$0.88	$1.39
Diluted earnings per share	$0.86	$0.99	$0.83	$1.31

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this Annual Report, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

We derived the following selected consolidated financial and additional data for the period from November 30, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements and related notes. These historical results are not necessarily indicative of results to be expected from any future period.

You should read the following selected consolidated financial information along with the information contained in this Annual Report, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Annual Report.

For the years ended December 31, 2004, 2003, 2002 and the period ended December 31, 2001	2004	2003	2002	2001
	(in thousands, except per share data)
Selected Income Statement Data:
Gross premiums written and acquired (a)	$1,711,357	$1,601,997	$798,760	$376
Net premiums written and acquired (b)	1,697,020	1,597,844	764,918	376
Net premiums earned (includes $11.3 million, $0.3 million and $30.7 million from related parties in 2004, 2003 and 2002, respectively)	1,632,600	1,173,947	369,489	1
Net investment income	122,059	71,010	42,938	838
Net realized gains on sales of investments	6,130	5,718	6,730	—
Losses and loss expenses (includes $9.4 million, $0.2 million and $17.5 million from related parties in 2004, 2003 and 2002, respectively)	937,330	663,696	204,455	—
Acquisition expenses (includes $1.2 million, $nil and $7.0 million from related parties in 2004, 2003 and 2002, respectively)	329,784	230,549	64,013	—
General and administrative expenses	133,725	100,657	49,999	527
Net income	355,584	263,437	102,066	312

Per Share Data:
Dividends declared and paid per share	$0.81	$0.32	$0.00	$0.00
Basic earnings per share	$5.66	$4.19	$1.74	$0.01
Diluted earnings per share	$5.28	$4.00	$1.73	$0.01
Weighted average number of common shares outstanding:
Basic	62,781	62,933	58,699	39,630
Diluted	67,283	65,900	58,858	39,630

	As of December 31,
	2004	2003	2002	2001
	(in thousands, except book value per share data)
Selected Balance Sheet Data:
Cash and investments	$3,940,353	$2,674,232	$1,663,249	$1,162,498
Total assets	5,225,838	3,458,964	2,054,594	1,165,099
Reserve for losses and loss expenses	1,549,661	833,158	200,840	—
Reserve for unearned premiums	897,605	824,685	403,305	375
Debt	391,280	103,029	192,000	—
Total shareholders' equity	1,862,455	1,644,815	1,217,500	1,162,312
Per Share Data:
Book value per share (c)	$30.30	$25.68	$22.14	$19.37
Diluted book value per share (d)	$27.91	$24.03	$21.73	$19.37

Selected Ratios (based on U.S. GAAP income statement data):

For the years ended December 31,	2004	2003	2002
Loss ratio (e)	57.4%	56.5%	55.3%
Acquisition expense ratio (f)	20.2%	19.6%	17.3%
General and administrative expense ratio (g)	8.2%	8.6%	13.6%
Combined ratio (h)	85.8%	84.7%	86.2%

(a)	Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction.

(b)	Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction.

(c)	Book value per share is a non-GAAP measure based on total shareholders' equity divided by basic common shares outstanding of 61,472,808 at December 31, 2004, 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 217,816 vested restricted share units for purposes of the December 31, 2004 book value per share calculation.

(d)	Diluted book value per share is a non-GAAP measure based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company's shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 66,729,185 at December 31, 2004, 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and 60,000,000 at December 31, 2001. Common shares outstanding include 217,816 vested restricted share units for purposes of the December 31, 2004 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.

(e)	The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(f)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(g)	The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(h)	The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Annual Report.

Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report, including information with respect to the Company's plans and strategy for its business, includes forward-looking statements that involve risk and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-K, for more information on factors that could cause actual results to differ materially from the results described in or implied by any forward-looking statements contained in this discussion and analysis. You should review the "Risk Factors" set forth in the Company's Annual Report on Form 10-K, for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

Endurance Specialty Holdings Ltd. ("Endurance Holdings") was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has three wholly-owned operating subsidiaries: Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), based in Bermuda; Endurance Worldwide Insurance Limited ("Endurance U.K."), based in London, England; and Endurance Reinsurance Corporation of America ("Endurance U.S."), based in New York. Endurance Holdings and its wholly-owned subsidiaries are collectively referred to in this discussion and analysis as the "Company."

The Company writes specialty lines of property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines that are profitable and have limited correlation with one another. The Company's portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk, and aerospace and other specialty lines.

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

Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, general liability, automobile liability, professional liability, employers' liability, workers' compensation, directors' and officers' liability, personal liability and aviation liability insurance. The Company writes casualty lines through its casualty treaty reinsurance, casualty individual risk, and aerospace and other specialty lines segments.

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

Marketplace Conditions and Trends

In general, the Company believes operating conditions in the insurance and reinsurance marketplace continued to be favorable during 2004. Though pricing has not sustained levels seen in the two years immediately following the events of September 11, 2001, the Company continues to see the opportunity to provide needed underwriting capacity at what the Company believes are attractive rates in conjunction with steady terms and conditions. Although the Company is beginning to see increased competition across a number of its business segments, the Company believes premium levels are presently still attractive in the lines of business in which the Company participates. At this time, the Company cannot predict with any reasonable certainty whether and to what extent current marketplace conditions and trends will persist in the future.

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

Premiums.    Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the contract or policy term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 47%, 51% and 34% of the Company's gross premiums written and acquired during the years ended December 31, 2004, 2003 and 2002, respectively.

Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on the Company's excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

A portion of the Company's assumed proportional reinsurance agreements contain loss sensitive provisions, such as adjustable or sliding scale commissions, that may impact the ultimate amounts paid to or received from ceding companies based on loss experience. In some loss scenarios, these features would result in the ceding company's results not being proportional to the Company's results from the proportional agreement, and such differences may be meaningful. The Company has recorded these agreements as reinsurance in accordance with the provisions of Statement of Financial Accounting Standards No. 113 – Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. For the year ended December 31, 2004, the Company recorded written and earned premiums of $73.0 million and $52.7 million, respectively, associated with reinsurance agreements containing sliding scale commissions that, in some loss scenarios, could result in meaningful differences between the ceding company's results and the Company's results. For the year ended December 31, 2003, the Company recorded written and earned premiums of $22.6 million and $6.0 million, respectively, associated with such reinsurance agreements.

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

The most significant assumptions used on December 31, 2004 to estimate losses and loss expense reserves are as follows:

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

Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1.0% change in the December 31, 2004 reserve for losses and loss expenses would result in a 4.3% change in net income for the year ended December 31, 2004.

Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, its estimate of the potential losses incurred, and its estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See "— Reserve for Losses and Loss Expenses" below for further discussion.

Results for the year ended December 31, 2004 included $136.7 million of favorable development of reserves as established at December 31, 2003. This favorable prior period development benefited the Company's loss ratio by approximately 8.4 percentage points in 2004. This favorable development related to reductions in estimated ultimate incurred losses for the accident years 2002 and 2003 resulted from reported loss emergence in 2004 which was less than expected in the year initially incurred. This absence of reported losses versus expectations occurred primarily in the Property Catastrophe Reinsurance and Property Individual Risk segment. See "— Reserve for Losses and Loss Expenses" below for further discussion.

Investments.     The Company currently classifies all of its fixed maturity investments and short-term investments as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes. Investments in other ventures are accounted for using the equity method of accounting whereby the initial investment is recorded at cost. The carrying amounts of these investments are increased or decreased to reflect the Company's share of income or loss and are decreased for dividends.

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

Results of Operations

Years Ended December 31, 2004, 2003 and 2002

The following is a discussion and analysis of the Company's consolidated results of operations for the years ended December 31, 2004, 2003 and 2002.

Results of operations for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002
	(in thousands)
Revenues
Gross premiums written and acquired	$1,711,357	$1,601,997	$798,760
Net premiums written and acquired	1,697,020	1,597,844	764,918
Net premiums earned	1,632,600	1,173,947	369,489
Expenses
Losses and loss expenses	937,330	663,696	204,455
Acquisition expenses	329,784	230,549	64,013
General and administrative expenses	133,725	100,657	49,999
	1,400,839	994,902	318,467
Underwriting income	231,761	179,045	51,022
Net investment income	122,059	71,010	42,938
Net foreign exchange (losses) gains	(214)	9,883	2,312
Net realized gains on sales of investments	6,130	5,718	6,730
Amortization of intangibles	(3,990)	(3,237)	(809)
Interest expense	(9,959)	(4,238)	(984)
Income tax benefit	9,797	5,256	857
Net income	$355,584	$263,437	$102,066
Ratios
Loss ratio	57.4%	56.5%	55.3%
Acquisition expense ratio	20.2%	19.6%	17.3%
General and administrative expense ratio	8.2%	8.6%	13.6%
Combined ratio	85.8%	84.7%	86.2%

For the year ended December 31, 2004 the Company's results were adversely impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The Company's estimated combined gross losses from these storms totaled $170.0 million. Estimated losses net of reinstatement premiums, other loss sensitive accruals, reinsurance recoveries and taxes were $134.7 million. The estimated losses were incurred in the Company's property treaty, property catastrophe, property individual risk and aerospace and other specialty lines segments. The Company's loss estimates for these hurricanes were derived primarily from a review of in-force contracts and indications received from clients.

Premiums.    Gross premiums written increased slightly during 2004 as a result of a number of factors. Premiums grew during this period as a result of the renewal of business obtained from the HartRe portfolio acquisition, growth from the Company's U.S. and U.K. subsidiaries both of which commenced operations at the beginning of 2003, and growth experienced in Endurance Bermuda. The growth in written premiums was experienced across a number of business segments including property catastrophe reinsurance, casualty treaty reinsurance, property individual risk and casualty individual risk. Premium growth of approximately $371 million in the year ended December 31, 2004 resulted from new business written at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also been recorded in Endurance Bermuda within the property catastrophe reinsurance segment. This premium growth resulted from an increase by the Company in the capital allocated to the property and catastrophe reinsurance segment in the first half of the year. Premiums written by the property catastrophe reinsurance segment increased by $63.4 million in 2004. These specific areas of premium growth were modestly offset by business that was not renewed because terms and conditions did not meet the Company's requirements

The increase in 2003 of gross premiums written and acquired was due to growth from Endurance U.S., Endurance U.K. and Endurance Bermuda, and the acquisition of the majority of the in-force reinsurance business of HartRe. The acquisition of the HartRe business contributed $400.3 million in premiums acquired across a number of business segments, including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. There was additional contribution to premium growth of over $425.5 million as a result of growth at Endurance U.S. and Endurance U.K., both of which observed favorable underwriting opportunities across the property per risk treaty reinsurance, casualty treaty reinsurance and property individual risk segments. Significant premium growth also occurred in Endurance Bermuda, particularly within the aerospace and other specialty lines segment. This segment saw an increase in excess of $46.4 million for the year in aerospace premiums written. The casualty individual risk segment also experienced favorable underwriting conditions in both healthcare and excess general liability lines, yielding an increase of $107.5 million in premiums written for the year.

Premiums ceded for the year ended December 31, 2004 were $14.3 million compared with a negligible amount in the year ended December 31, 2003 and $33.8 million for the year ended December 31, 2002. During 2004, the Company purchased additional reinsurance to reduce its exposure to certain U.S. wind risks, predominantly in Florida. The reinsurance was primarily purchased within the property per risk treaty reinsurance, property catastrophe reinsurance and property individual risk segments. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002.

Net premiums earned increased in 2004 as a result of the earning of net premiums that were written in 2003 and 2002. The increase in net premiums earned in 2003 was a result of the higher level of premiums written during 2003 as compared to 2002 in addition to the earning of premiums that were written in 2002.

The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in thousands)
United States	$981,642	$1,065,893	$561,000
Worldwide	432,379	383,670	160,897
Europe	157,424	80,001	32,939
Japan	28,006	27,062	13,081
Canada	23,539	14,790	7,487
Other	88,367	30,581	23,356
Total gross premiums written and acquired	$1,711,357	$1,601,997	$798,760

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

Net Investment Income.    Net investment income was derived primarily from interest earned on fixed maturity investments and investments in other ventures, partially offset by investment management fees. The increase in net investment income in 2004 was principally due to an increase in invested assets of approximately 47.4% and an increase in interest rates. For 2003, the increase in net investment income was principally due to a 61% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment. The increase in invested assets for both years resulted from positive net operating cash flows. Investment expenses for the year ended December 31, 2004 were $3.7 million compared to $2.6 million for the year ended December 31, 2003 and $1.4 million for the year ended December 31, 2002.

The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the years ended December 31, 2004, 2003 and 2002 were as follows:

	2004	2003	2002
Annualized period book yield	3.71%	3.79%	3.75%
Total return on investment portfolio	3.59%	4.07%	8.13%

During 2004, the yield on the benchmark five year U.S. Treasury bond has fluctuated within a 146 basis points range, from a high of 4.10% to a low of 2.64%. The Company invested operating cash flows opportunistically throughout this period of interest rate volatility, reducing mortgage and government exposure while increasing corporate and municipal allocations. The duration on the portfolio has shortened to 2.77 years from 3.08 years at December 31, 2003. Overall, this is due to the contraction of mortgage durations and a conservative allocation to cash. Overall, the annualized period book yield of the portfolio has decreased due to investing in a volatile interest rate cycle.

The interest rate environment in the year ended December 31, 2003 was volatile as well. The yield on the benchmark five year U.S. Treasury bond moved 142 basis points from a high of 3.28% to a low of 1.86% during the year. The yield on the five year U.S. Treasury bond moved from 4.84% to 2.40% in the year ended December 31, 2002. During 2003, the Company redeployed cash into higher yielding securities thus reducing the overall portfolio cash position to 4.4% of total assets and extending the portfolio duration to 3.08 years at December 31, 2003, from 12.5% and 2.22 years, respectively, at December 31, 2002.

Losses and Loss Expenses.    The reported loss ratio is characterized by various factors and is significantly impacted by the occurrence or absence of catastrophic events and subsequent loss emergence related to such events. For the first half of 2004, the Company's loss ratio was positively impacted by both the absence of major catastrophes and lower than expected loss emergence related to prior periods. In the second half of 2004, the Company's loss ratio was negatively impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The Company's estimated combined gross losses from these storms totaled $170.0 million. Estimated losses, net of reinstatement premiums, other loss sensitive accruals, loss recoveries and taxes, were $134.7 million.

During 2003 there was a shift in the mix of the Company's business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower proportion of property catastrophe reinsurance which produced a lower incidence of loss activity over 2002 due to the absence of significant catastrophes. While this shift in business mix resulted in a slightly higher weighted average loss ratio for 2003, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated, thereby resulting in favorable adjustments to reserves.

For the year ended December 31, 2004, loss emergence related to the 2002 and 2003 accident years was lower than expected and reserves held by the Company proved to be moderately redundant. During the year, the Company's previously estimated ultimate losses for those accident years were reduced by $136.7 million. This reduction in the Company's estimated losses for prior years was experienced most significantly in the Company's property segments.

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

The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "— Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses" for further discussion.

Acquisition Expenses. The slight year over year increase in the Company's acquisition expense ratio is due to the growth of the Company's underwriting activities, most notably at Endurance U.S. An increased mix of higher acquisition cost reinsurance business as a percentage of total premiums resulted from a number of large treaty contracts being written at Endurance U.S. during the year.

General and Administrative Expenses. Growth in general and administrative expenses principally reflects the establishment of Endurance U.S. and Endurance U.K., as well as additional staff at Endurance Bermuda. At December 31, 2004, the Company had 298 employees compared to 245 employees at December 31, 2003 and 120 employees at December 31, 2002.

The general and administrative expense ratio for the year ended December 31, 2004 was 8.2% compared to 8.6% and 13.6% for the years ended December 31, 2003 and 2002, respectively. The ratio has declined as a result of growth in premiums earned.

Net Income. The increase in net income for both the 2004 and 2003 years was due to the growth of the Company's premiums, strong underwriting margin and an increase in invested assets. For 2004, the net income growth was offset by third quarter hurricane losses. Net income in 2004, was positively impacted by the results of the Company's property catastrophe reinsurance, property individual risk and casualty individual risk segments. Net income in 2003 was positively impacted by the results of all of the Company's business segments, most notably its Property Catastrophe Reinsurance and Property Individual Risk segments.

Underwriting Results by Operating Segments

The determination of the Company's business segments is based on the manner in which management monitors the performance of the Company's underwriting operations. Management measures the Company's results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. The Company's historic combined ratios may not be indicative of future underwriting performance. Ceded reinsurance and recoveries are allocated to segments in proportion to the related risks assumed. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2004.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
	(in thousands)
Revenues
Gross premiums written and acquired	$441,370	$247,009	$441,256
Net premiums written and acquired	436,202	244,072	438,451
Net premiums earned	464,024	234,961	378,894
Expenses
Losses and loss expenses	284,631	65,651	257,723
Acquisition expenses	125,363	26,592	97,456
General and administrative expenses	31,451	19,912	33,339
	441,445	112,155	388,518
Underwriting income	$22,579	$122,806	$(9,624)
Ratios
Loss ratio	61.3%	27.9%	68.0%
Acquisition expense ratio	27.0%	11.3%	25.7%
General and administrative expense ratio	6.8%	8.5%	8.8%
Combined ratio	95.1%	47.7%	102.5%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Total
	(in thousands)
Revenues
Gross premiums written and acquired	$112,900	$246,802	$222,020	$1,711,357
Net premiums written and acquired	110,400	246,371	221,524	1,697,020
Net premiums earned	102,780	235,621	216,320	1,632,600
Expenses
Losses and loss expenses	46,051	147,657	135,617	937,330
Acquisition expenses	12,599	23,685	44,089	329,784
General and administrative expenses	11,324	22,084	15,615	133,725
	69,974	193,426	195,321	1,400,839
Underwriting income	$32,806	$42,195	$20,999	$231,761
Ratios
Loss ratio	44.8%	62.7%	62.7%	57.4%
Acquisition expense ratio	12.3%	10.1%	20.4%	20.2%
General and administrative expense ratio	11.0%	9.4%	7.2%	8.2%
Combined ratio	68.1%	82.2%	90.3%	85.8%

The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2003.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
	(in thousands)
Revenues
Gross premiums written and acquired	$469,290	$183,594	$390,265
Net premiums written and acquired	469,290	184,303	387,497
Net premiums earned	296,551	174,158	284,843
Expenses
Losses and loss expenses	179,031	33,393	178,725
Acquisition expenses	74,454	19,807	76,643
General and administrative expenses	25,021	13,738	22,537
	278,506	66,938	277,905
Underwriting income	$18,045	$107,220	$6,938
Ratios
Loss ratio	60.4%	19.2%	62.7%
Acquisition expense ratio	25.1%	11.4%	26.9%
General and administrative expense ratio	8.4%	7.9%	7.9%
Combined ratio	93.9%	38.5%	97.5%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Total
	(in thousands)
Revenues
Gross premiums written and acquired	$85,863	$214,392	$258,593	$1,601,997
Net premiums written and acquired	83,929	214,232	258,593	1,597,844
Net premiums earned	65,408	173,266	179,721	1,173,947
Expenses
Losses and loss expenses	23,317	118,515	130,715	663,696
Acquisition expenses	7,058	19,069	33,518	230,549
General and administrative expenses	7,955	16,882	14,524	100,657
	38,330	154,466	178,757	994,902
Underwriting income	$27,078	$18,800	$964	$179,045
Ratios
Loss ratio	35.6%	68.4%	72.7%	56.5%
Acquisition expense ratio	10.8%	11.0%	18.7%	19.6%
General and administrative expense ratio	12.2%	9.7%	8.1%	8.6%
Combined ratio	58.6%	89.1%	99.5%	84.7%

The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2002.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance
	(in thousands)
Revenues
Gross premiums written and acquired	$168,054	$178,120	$203,566
Net premiums written and acquired	168,054	145,453	203,566
Net premiums earned	59,453	114,823	84,355

Expenses
Losses and loss expenses	35,577	42,804	56,070
Acquisition expenses	14,607	16,885	20,597
General and administrative expenses	10,520	11,150	12,743
	60,704	70,839	89,410
Underwriting income (loss)	$(1,251)	$43,984	$(5,055)

Ratios
Loss ratio	59.8%	37.3%	66.5%
Acquisition expense ratio	24.6%	14.7%	24.4%
General and administrative expense ratio	17.7%	9.7%	15.1%
Combined ratio	102.1%	61.7%	106.0%

	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Total
	(in thousands)
Revenues
Gross premiums written and acquired	$62,934	$106,903	$79,183	$798,760
Net premiums written and acquired	61,759	106,903	79,183	764,918
Net premiums earned	33,907	44,292	32,659	369,489

Expenses
Losses and loss expenses	13,283	33,958	22,763	204,455
Acquisition expenses	3,406	3,978	4,540	64,013
General and administrative expenses	3,939	6,692	4,955	49,999
	20,628	44,628	32,258	318,467
Underwriting income (loss)	$13,279	$(336)	$401	$51,022

Ratios
Loss ratio	39.2%	76.7%	69.7%	55.3%
Acquisition expense ratio	10.0%	9.0%	13.9%	17.3%
General and administrative expense ratio	11.6%	15.1%	15.2%	13.6%
Combined ratio	60.8%	100.8%	98.8%	86.2%

Property Per Risk Treaty Reinsurance

The Company's Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company's Property Per Risk Treaty

Reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$441,370	$469,290	$168,054
Net premiums written and acquired	436,202	469,290	168,054
Net premiums earned	464,024	296,551	59,453
Expenses
Losses and loss expenses	284,631	179,031	35,577
Acquisition expenses	125,363	74,454	14,607
General and administrative expenses	31,451	25,021	10,520
	441,445	278,506	60,704
Underwriting income (loss)	$22,579	$18,045	$(1,251)

Ratios
Loss ratio	61.3%	60.4%	59.8%
Acquisition expense ratio	27.0%	25.1%	24.6%
General and administrative expense ratio	6.8%	8.4%	17.7%
Combined ratio	95.1%	93.9%	102.1%
Reserve for losses and loss expenses	$379,902	$188,757	$34,843

Premiums.    The decrease in gross premiums written during 2004 was in large part due to certain business that was not renewed where pricing declined or terms and conditions no longer met the Company's requirements. The growth in premiums earned benefited significantly from the earning of premiums written in 2003. The Company increased premiums ceded during 2004, ceding $5.2 million of premiums during the 2004 year as compared to no ceded premiums during 2003.

The increase during 2003 in gross premiums written and acquired was in large part due to the acquisition of the HartRe business, which contributed $139.8 million in premiums acquired for the year. In addition, part of the increase in premiums written and acquired is a result of the inception of business of Endurance U.S. and Endurance U.K., which combined have contributed $148.0 million in premium growth for 2003. The growth in premiums earned in 2003 benefited significantly from the earning of premiums written in 2002.

During 2004 and 2003, 70% and 67%, respectively, of premiums in this segment were written on a policies attaching basis that are earned over a 24 month period. In 2002, 59% of premiums in this segment were written on a policies attaching basis.

Losses and Loss Expenses.    The low loss ratios in 2004 reflected the generally low level of loss activity in the first half of the year. The loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne during the second half of the year. The estimated combined gross losses of these storms totaled $79.6 million for this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $70.0 million, prior to the effect of taxes. These losses were partially offset by $48.0 million of favorable loss development from prior years.

The low loss ratios in 2003 and 2002 reflected the strong pricing environment experienced by this business segment as well as the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

Acquisition Expenses.    The acquisition expense ratio for 2004 was largely consistent with the prior 2003 and 2002 years. The slight increase in 2004 was due to a moderate shift in the mix of business.

General and Administrative Expenses.    The increase in general and administrative expenses reflected the growth in the underwriting staff at Endurance U.S. and Endurance U.K. during the 2004 year. The increase in general and administrative expenses during 2003 reflected the growth in the underwriting staff across all three operating subsidiaries. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly without a concurrent rise in expenses.

Property Catastrophe Reinsurance

The Company's Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company's property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company's ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$247,009	$183,594	$178,120
Net premiums written and acquired	244,072	184,303	145,453
Net premiums earned	234,961	174,158	114,823
Expenses
Losses and loss expenses	65,651	33,393	42,804
Acquisition expenses	26,592	19,807	16,885
General and administrative expenses	19,912	13,738	11,150
	112,155	66,938	70,839
Underwriting income (loss)	$122,806	$107,220	$43,984

Ratios
Loss ratio	27.9%	19.2%	37.3%
Acquisition expense ratio	11.3%	11.4%	14.7%
General and administrative expense ratio	8.5%	7.9%	9.7%
Combined ratio	47.7%	38.5%	61.7%
Reserve for losses and loss expenses	$78,621	$62,725	$40,122

Premiums.    The increase in gross premiums written during 2004 is due to increased capital committed to this segment in the first half of the year. The Company wrote $86.9 million of new business during 2004, predominately in the first six months. As a result of growth in total capital and diversity provided by other lines, the Company has been able to increase property catastrophe premiums while maintaining its objective of limiting the expected economic loss from a one in one hundred year series of catastrophic events to no more than 25% of total capital.

The growth in premiums earned in 2004 is a result of an increase in premiums written during the year compared to the prior year. The Company increased premiums ceded during the year, ceding $2.9 million of premiums as compared to no ceded premiums million during 2003.The growth in premiums earned during 2003 was a result of the reduction in ceded premiums during the year and the earning of premiums that were written prior to 2003.

Contracts written on a losses occurring basis account for 95% of contracts associated with this segment and are earned over a 12 month period.

Losses and Loss Expenses.    The relatively low loss ratios for 2004 and 2003 reflected the generally low level of catastrophic loss events and loss emergence during both years.

The 2004 loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses in this segment as a result of these storms totaled $62.0 million. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $52.6 million for this segment. These losses were partially offset by $40.4 million of favorable loss development from prior years. Favorable development of loss reserves related to prior years was due to less than expected reported losses during 2004 related to catastrophic loss events that occurred in prior years.

The 2003 losses were impacted by the Midwestern tornados, Hurricanes Fabian and Isabel as well as the California wildfires experienced in the fourth quarter. Although the frequency of catastrophe losses was relatively high in 2003, the loss severity of these events was relatively low compared to the loss events of 2002. The 2002 loss ratio was heavily influenced by losses from the August 2002 Central European floods. In addition, during 2003 the segment experienced favorable development of $14.8 million on its reserves for losses and loss expenses related to 2002.

Acquisition Expenses.    The acquisition expense ratio for 2004 was consistent with 2003. The impact of ceded reinsurance purchased in 2002, which yielded very low ceding commissions overall, resulted in the expense ratio in 2002 being higher than in 2003 when a negligible amount of reinsurance was purchased.

General and Administrative Expenses.    General and administrative expenses increased in 2004 in line with the growth in underwriting activity and increased corporate expenses. The increase in general and administrative expenses in 2003 resulted from an increased allocation of corporate overhead.

Casualty Treaty Reinsurance

The Company's Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include general liability, automobile liability, professional liability, directors' and officers' liability, umbrella liability, employers' liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$441,256	$390,265	$203,566
Net premiums written and acquired	438,451	387,497	203,566
Net premiums earned	378,894	284,843	84,355
Expenses
Losses and loss expenses	257,723	178,725	56,070
Acquisition expenses	97,456	76,643	20,597
General and administrative expenses	33,339	22,537	12,743
	388,518	277,905	89,410
Underwriting income (loss)	$(9,624)	$6,938	$(5,055)

Ratios
Loss ratio	68.0%	62.7%	66.5%
Acquisition expense ratio	25.7%	26.9%	24.4%
General and administrative expense ratio	8.8%	7.9%	15.1%
Combined ratio	102.5%	97.5%	106.0%
Reserve for losses and loss expenses	$467,225	$236,521	$56,070

Premiums.    The increase in gross premiums written during 2004 was in large part due to organic growth the Company has experienced at Endurance Bermuda and Endurance U.S., which have generated $46.2 million and $130.5 million in new business, respectively. This premium growth has been offset by certain business that has not been renewed where terms and conditions have no longer met the Company's requirements. The growth in premiums earned benefited significantly from the earning of premiums written in 2003.

The increase in gross premiums written and acquired during 2003 was due to the acquisition of the HartRe business and organic growth due to an increased underwriting staff, in particular at Endurance U.S. The growth in premiums earned was primarily the result of the earning of premiums written prior to 2003.

Premiums written on a policies attaching basis were 67%, 72% and 67% during 2004, 2003 and 2002, respectively. Premiums written on a policies attaching basis generally earn over 24 months.

Losses and Loss Expenses.    Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The loss ratio for 2004 increased due to adverse development during the fourth quarter of 2004. The adverse development relates to client exposure to parties named in various investigations by the New York Attorney General's office and the Securities and Exchange Commission. Further the Company strengthened reserves related to contracts with national account carriers. The slight difference in loss ratio in 2003 as compared to 2002 was a result of differences in the mix of business.

Acquisition Expenses.    The acquisition cost ratio for 2004 is largely consistent with the prior year. The slight decrease is due to a moderate shift in the mix of business. The higher expense ratio in 2003 as compared to 2002 was due to an increased amount of business in this segment written as proportional reinsurance contracts, which incur higher commissions than excess of loss treaties.

General and Administrative Expenses.    General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Property Individual Risk

The Company's Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$112,900	$85,863	$62,934
Net premiums written and acquired	110,400	83,929	61,759
Net premiums earned	102,780	65,408	33,907
Expenses
Losses and loss expenses	46,051	23,317	13,283
Acquisition expenses	12,599	7,058	3,406
General and administrative expenses	11,324	7,955	3,939
	69,974	38,330	20,628
Underwriting income (loss)	$32,806	$27,078	$13,279

Ratios
Loss ratio	44.8%	35.6%	39.2%
Acquisition expense ratio	12.3%	10.8%	10.0%
General and administrative expense ratio	11.0%	12.2%	11.6%
Combined ratio	68.1%	58.6%	60.8%
Reserve for losses and loss expenses	$70,218	$36,117	$13,282

Premiums.    Policies written in this segment are written on a losses occurring basis and typically earn over the 12 month period of the contract.

Premiums written grew during 2004 and 2003 largely due to new business generated by Endurance U.K., which expanded its team of underwriters and support staff throughout 2003 and wrote no business during 2002. Endurance U.K. generated new business of $44 million in the year ended December 31, 2004. Certain areas of this segment have seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a portion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written over the last twelve months.

Losses and Loss Expenses.    The loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses of these storms totaled $17.8 million in this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $15.4 million, prior to the effect of taxes. These losses were offset by favorable loss development of $15.7 million on reserves for loss and loss adjustment expenses related to the 2002 and 2003 accident years. Favorable development on the Company's losses and loss expense reserves related to 2002 and 2003 was due to less than expected reported losses during 2004 for catastrophic loss events in these years.

The decrease in the 2003 loss ratio as compared to 2002 was due to favorable loss development on 2002 business partially offset by tornado damage in the mid-western United States in May 2003 and hurricane damage in Bermuda in September 2003. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the industry in 2003. In addition, during 2003, the Company experienced a moderate amount of favorable development on its reserves for losses and loss expenses related to 2002.

Acquisition Expenses.    The acquisition expense ratio for 2004 experienced a slight increase due to a moderate shift in the mix of business resulting from the growth in premiums generated by Endurance U.K. The acquisition expense ratio for 2003 was largely consistent with 2002.

General and Administrative Expenses.    General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Casualty Individual Risk

The Company's Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$246,802	$214,392	$106,903
Net premiums written and acquired	246,371	214,232	106,903
Net premiums earned	235,621	173,266	44,292
Expenses
Losses and loss expenses	147,657	118,515	33,958
Acquisition expenses	23,685	19,069	3,978
General and administrative expenses	22,084	16,882	6,692
	193,426	154,466	44,628
Underwriting income (loss)	$42,195	$18,800	$(336)

Ratios
Loss ratio	62.7%	68.4%	76.7%
Acquisition expense ratio	10.1%	11.0%	9.0%
General and administrative expense ratio	9.4%	9.7%	15.1%
Combined ratio	82.2%	89.1%	100.8%
Reserve for losses and loss expenses	$300,112	$152,473	$33,958

Premiums.    All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12-month period.

During 2004, the Company observed increased pricing overall compared to the same period in 2003. Premiums written have increased as compared to 2003 as a result of additional staff and strong renewals of existing business. The increase in premiums earned was a result of higher premiums written in the twelve months ended December 31, 2004 against those written in the corresponding period to December 31, 2003.

During 2003, the Company observed improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity increased across all lines but had not yet adversely impacted pricing. Premiums in all lines increased in 2003 as a result of an expansion of the underwriting staff dedicated to this segment, which totaled 26 at December 31, 2003 versus 8 in December 31, 2002. The increase in premiums earned was a result of higher premiums written in 2003 and the earning of premiums written in 2002.

Losses and Loss Expenses.    The Company has received only a limited number of notices of potential losses for this segment, very few of which have yet reached a level that would result in the Company paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information. In addition, results in this segment for 2004 were favorably impacted by reductions of $15.1 million in expected losses related to prior underwriting periods.

During 2003, the Company experienced favorable development on its reserves for losses and loss expenses related to 2002. The Company's loss ratio improvement in 2003 due to a moderate reduction in the initial expected loss ratios estimated for this segment in 2003 and favorable development for the year-end 2002 loss reserves for the segment.

Acquisition Expenses.    The acquisition expense ratio for the twelve months ended December 31, 2004 was largely consistent with the prior year. The slight decrease in 2004 and 2003 reflects variations in individual contract terms.

General and Administrative Expenses.    The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

Aerospace and Other Specialty Lines

The Company's Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace risks and a limited number of other insurance or reinsurance programs, such as surety, agriculture, marine, energy, personal accident, terrorism and others. Aerospace risks include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
	(in thousands)
Revenues
Gross premiums written and acquired	$222,020	$258,593	$79,183
Net premiums written and acquired	221,524	258,593	79,183
Net premiums earned	216,320	179,721	32,659
Expenses
Losses and loss expenses	135,617	130,715	22,763
Acquisition expenses	44,089	33,518	4,540
General and administrative expenses	15,615	14,524	4,955
	195,321	178,757	32,258
Underwriting income (loss)	$20,999	$964	$401

Ratios
Loss ratio	62.7%	72.7%	69.7%
Acquisition expense ratio	20.4%	18.7%	13.9%
General and administrative expense ratio	7.2%	8.1%	15.2%
Combined ratio	90.3%	99.5%	98.8%
Reserve for losses and loss expenses	$253,583	$156,565	$22,565

Premiums.    The decrease in gross premiums written during 2004 was in large part due to certain business that has not been renewed where terms and conditions have no longer met the Company's criteria, including a large workers' compensation contract. Offsetting these decreases was premium growth generated by an expansion within the Company's marine and personal accident underwriting teams, which combined contributed $68.8 million in 2004. The growth in premiums earned was largely due to the earning of premiums written in 2003.

The increase in gross premiums written and acquired during 2003 was in large part due to the acquisition of the in-force reinsurance business of HartRe which contributed $67.2 million in aerospace premiums written and acquired and $80.4 million in other specialty accounts for the year ended December 31, 2003. Of this amount $51.9 million represented a large workers' compensation contract. The remaining increase in premiums written and acquired was due primarily to the growth in the Company's aerospace business. The effect of the HartRe acquisition and the increased aerospace premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was a result of the earning of premiums that have been written since the inception of the Company given that 83% of this segment's premiums were written on a policies attaching basis in 2003 and 42% in 2002.

Losses and Loss Expenses.    The 2004 loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses of these storms totaled $10.5 million for this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $9.4 million, prior to the effect of taxes. Offsetting the losses was favorable loss development on reserves for loss and loss adjustment expenses of $17.3 million related to 2002 and 2003 accident years.

The increase in the 2003 loss ratio as compared to the 2002 loss ratio was a result of two satellite related losses and a relatively high loss ratio on the workers' compensation contract acquired from HartRe.

Acquisition Expenses.    The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

General and Administrative Expenses.    The general and administrative expense ratio has decreased as a result of the reduction of staff in the Company's Alternative Risk line and an increase in premiums earned.

General and administrative expenses increased during 2003 in line with the growth in underwriting activity and increased corporate overhead allocation.

Significant Transactions and Events

On March 9, 2004, certain of the Company's founding shareholders consummated a secondary public offering of the Company's ordinary shares, par value $1.00 per share. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint bookrunning managers, together with Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., JP Morgan Securities Inc. and Wachovia Capital Markets, LLC, as the representatives of the underwriters. The ordinary shares sold in the offering were registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (Registration No. 333-112258) that was declared effective by the Securities and Exchange Commission on March 3, 2004. Of the ordinary shares registered under the Registration Statement, 8,850,000 were sold at a price to the public of $34.85 per share. The underwriters had an option, exercisable until April 2, 2004, to acquire up to an additional 1,327,500 ordinary shares registered on the Registration Statement to cover over-allotments. On March 12, 2004, the underwriters exercised this option to purchase an additional 944,500 ordinary shares at a price of $34.85 per share. All of the ordinary shares were sold by certain founding shareholders and neither the Company nor any of its officers or directors received any proceeds from the offering.

On May 21, 2004, the Company repurchased 2,036,834 of its ordinary shares owned by Lightyear Capital, an initial investor at the formation of the Company. The purchase price was $31.779 per share, representing a 1% discount to the closing price for the ordinary shares on May 21, 2004. The purchase price totaled $64.7 million. The Company used existing cash on hand to fund the repurchase. The Company also announced a share repurchase program under which the Company may repurchase up to 2 million additional ordinary shares or share equivalents. The repurchases will be accomplished in open market or privately negotiated transactions, from time to time, depending on market conditions. During the year ended December 31, 2004, the Company repurchased 806,800 ordinary shares at an average price of $33.13 per share. In February 2005, the share repurchase program was increased to allow for the repurchase of a total of 4 million shares and share equivalents and is currently authorized to continue until February 2007. As of February 2005, the Company has authority remaining to repurchase up to an additional 3,193,200 ordinary shares and share equivalents.

At its meeting in May 2004, the Company's Board of Directors has approved the investment of up to $100 million with investment funds managed by performance incentive based alternative investment managers. At its meeting in February 2005, the Company's Board of Directors increased the authorized level of investment in the alternative funds to $200 million, which represented approximately 5% of the Company's invested assets at the time of authorization. As of December 31, 2004, the Company had invested $85.0 million in investments in alternative funds.

On June 15, 2004, the Company filed an unallocated universal Shelf Registration Statement on Form S-3 (Registration No. 333-116505) that was declared effective by the Securities and Exchange Commission on June 30, 2004. The Shelf Registration Statement permits the Company to issue, in one or more offerings, up to $500 million of debt, equity, trust preferred securities or a combination of the above. In addition to the $500 million of securities eligible to be sold from time to time by the Company, the Shelf Registration Statement also registered for possible future sales up to 38,069,699 ordinary shares beneficially owned by certain of the Company's founding shareholders. The registration of the founding shareholders' ordinary shares does not obligate these shareholders to offer or sell any of these shares. The Company will not receive any proceeds from any sale of shares by the selling shareholders.

On July 15, 2004, the Company issued $250 million principal amount of 7% Senior Notes due 2034 pursuant to a prospectus supplement to the Shelf Registration Statement. The Senior Notes were offered by the underwriters at a price of 99.108% of their principal amount, providing an effective yield to investors of 7.072%, and, unless previously redeemed, will mature on July 15, 2034. On July 15, 2004, the Company used a portion of the net proceeds from the offering to repay the $103 million term loan outstanding under its bank credit facility.

On August 6, 2004, the Company and its lenders replaced its existing letter of credit and revolving credit facility with a new three-year $850 million letter of credit and revolving credit facility. The full amount of the new credit facility may be used to issue letters of credit or for revolving credit borrowings. Up to $412.5 million of borrowings or letter of credit issuances under the credit facility may be secured by a portion of the investment portfolio of the individual borrower under the credit facility. The new credit facility expires on August 6, 2007. The lenders under the new credit facility are Bank of America, N.A., Barclays Bank PLC, Calyon, Comerica Bank, Commerzbank AG, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, ING Bank N.V., JPMorgan Chase Bank, Lloyds TSB Bank plc, Merrill Lynch Bank USA, The Bank of New York, The Bank of Nova Scotia, The Bank of N.T. Butterfield & Son Limited, The Royal Bank of Scotland plc, and Wachovia Bank, National Association. The administrative agent is JPMorgan Chase Bank.

Endurance U.S. entered into a Renewal Rights Purchase Agreement, dated as of October 1, 2004, pursuant to which Endurance U.S. acquired a majority of the surety reinsurance business of XL Reinsurance America Inc. ("XL Re America") on a prospective basis. Endurance U.S. will pay XL Re America a commission on the surety reinsurance business renewed by Endurance U.S. Endurance U.S. is not obligated to pay any commission prior to the renewal of the business or any minimum amount of commission. In addition, Endurance U.S. will assist XL Re America with the ongoing management of the current in force and expired surety reinsurance portfolio.

On December 7, 2004, Aon Corporation, one of the Company's original founding shareholders, completed the sale of 9,800,000 of the Company's ordinary shares. Goldman, Sachs & Co. purchased the ordinary shares from Aon Corporation at a purchase price of $32.70 and subsequently sold the shares to public investors. All of the ordinary shares were sold by Aon Corporation and its subsidiaries and neither the Company nor any of its officers or directors received any proceeds from the offering. The ordinary shares were sold under the Company's existing Shelf Registration Statement on Form S-3. In the transaction, Aon Corporation sold substantially all of its direct ownership interest in the Company's ordinary shares. At February 21, 2005, Aon Corporation retains 111,335 ordinary shares and warrants to purchase 4,099,200 of the Company's ordinary shares.

On January 5, 2005, the Company received a subpoena from the New York Attorney General's office requesting documents in connection with the investigation into contingent commissions and anti-competitive practices. The Company has provided the requested documents and is continuing to cooperate fully with the New York Attorney General's investigation. When these issues first emerged in October 2004, the Company's Board of Directors commissioned an outside party to review the Company's business activities to determine whether the Company had been involved in any of the anti-competitive practices detailed in the New York Attorney General's complaint against Marsh & McLennan. Based upon the findings generated by the review, the Company believes it has not participated in any of those anti-competitive practices.

Liquidity and Capital Resources

Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, if any, on its ordinary shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance

Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2004, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $272 million without prior regulatory approval based upon insurance and Bermuda Companies Act regulations.

Endurance U.S. is subject to regulation by the State of New York Insurance Department. Dividends may only be declared or distributed out of earned surplus. At December 31, 2004, Endurance U.S. did not have earned surplus, therefore Endurance U.S. is precluded from declaring or distributing any dividend during 2005 without the prior approval of the Superintendent of the State of New York Insurance Department.

The Company's aggregate invested assets as of December 31, 2004 totaled $3.9 billion compared to aggregate invested assets of $2.7 billion as of December 31, 2003. The increase in invested assets since December 31, 2003 resulted from collections of premiums on insurance policies and reinsurance contracts and investment income, offset by loss and loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

As of December 31, 2004, the Company had committed cash and cash equivalents and fixed maturity investments of $234.5 million in favor of certain ceding companies to collateralize obligations. As of December 31, 2004, the Company has also pledged $326.9 million of its fixed maturity investments as collateral to secure $260.9 million in letters of credit outstanding under its credit facility. In addition, at December 31, 2004, cash and fixed maturity investments with a fair value of $3.3 million were on deposit with U.S. state regulators.

The Company is subject to certain commitments with respect to the investments in other ventures acquired during the year ended December 31, 2004. Of the balance of $91.0 million at December 31, 2004, $40.5 million is subject to redemption restriction provisions of two years from date of acquisition and $15.5 million is subject to redemption restriction provisions of three years from acquisition. At December 31, 2004, the Company was committed to investing a further $7.5 million in an alternative investment fund.

At December 31, 2004, letters of credit totaling $260.9 million were outstanding, credit facility borrowings of $143.5 million were outstanding and $247.8 million of Senior Notes due 2034 were outstanding. On July 15, 2004, the Company used a portion of the net proceeds from the Senior Notes offering to repay the $103 million term loan outstanding under its then existing bank credit facility.

Endurance Holdings had entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility that expired on August 6, 2004. The interest rate swap agreement was terminated on July 21, 2004.

Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the years ended December 31, 2004, 2003 and 2002 was approximately $1.2 billion, $943 million and $379 million, respectively.

On an ongoing basis, the Company expects its internally generated funds, together with borrowings available under its credit facilities, capital from its Senior Notes and the capital base established by its initial public offering and the private placement, to be sufficient to operate its business. However, there can be no assurance that the Company will not incur additional indebtedness in order to implement its business strategy or pay claims.

The Company's contractual obligations as of December 31, 2004 are summarized as follows:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Reserve for Losses and Loss Expenses	$1,549,661	$549,120	$543,432	$219,305	$237,804
7% Senior Notes due 2034	775,000	17,500	35,000	35,000	687,500
Credit Facility Borrowing	154,384	4,195	150,189	—	—
Operating Leases (1)	48,083	6,185	11,394	11,285	19,219
Total	$2,527,128	$577,000	$740,015	$265,590	$944,523

(1)	The Company leases office space and office equipment under operating leases.

The table above includes the estimated timing of the payment of estimated future cash flows for losses and loss expenses based on the Company's best estimate of obligations to pay policyholders at December 31, 2004. The amount and timing of the cash flows are uncertain and do not have contractual payout terms. For a discussion of these uncertainties, see Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses. These estimated obligations will be funded through operating cash flows and existing cash and investments.

On July 15, 2004, the Company issued $250 million principal amount of 7% Senior Notes due 2034 pursuant to a prospectus supplement to the Shelf Registration Statement. The Senior Notes were offered by the underwriters at a price of 99.108% of their principal amount, providing an effective yield to investors of 7.072%, and, unless previously redeemed, will mature on July 15, 2034. On July 15, 2004, the Company used a portion of the net proceeds from the offering to repay the $103 million term loan outstanding under its bank credit facility.

The Senior Notes are senior unsecured obligations of the Company and rank equally with all of the Company's existing and future unsecured and unsubordinated debt. The Senior Notes are also effectively junior to claims of creditors of the Company's subsidiaries, including policyholders, trade creditors, debt holders and taxing authorities.

The indenture governing the Senior Notes contains certain customary covenants, including:

•	limitations on liens on the stock of restricted subsidiaries;

•	restrictions as to the disposition of the stock of restricted subsidiaries; and

•	limitations on consolidation, merger, amalgamation and sale of assets.

In addition, the following events constitute an event of default under the indenture governing the Senior Notes:

•	a default in payment of principal or any premium under the Senior Notes when due;

•	a default for 30 days in payment of any interest under the Senior Notes;

•	a failure to observe or perform any other covenant or agreement in the Senior Notes or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	certain events of bankruptcy, insolvency or reorganization; or

•	a continuing default, for more than 30 days after the Company receives notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which the Company or its restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000, if the default resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

Where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of the Senior Notes, may declare the principal and accrued interest of the Senior Notes to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, all unpaid principal of all the Senior Notes then outstanding, and interest accrued thereon, if any, shall be due and payable immediately, without any declaration or other act on the part of the indenture trustee or any holder of the Senior Notes.

On August 6, 2004, the Company and its lenders replaced its existing letter of credit and revolving credit facility with a new three-year $850 million letter of credit and revolving credit facility. The full amount of the new credit facility may be used to issue letters of credit or for revolving credit borrowings. Up to $412.5 million of borrowings or letter of credit issuances under the credit facility may be secured by a portion of the investment portfolio of the individual borrower under the credit facility. The new credit facility expires on August 6, 2007. The lenders under the new credit facility are Bank of America, N.A., Barclays Bank PLC, Calyon, Comerica Bank, Commerzbank AG, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, ING Bank N.V., JPMorgan Chase Bank, Lloyds TSB Bank plc, Merrill Lynch Bank USA, The Bank of New York, The Bank of Nova Scotia, The Bank of N.T. Butterfield & Son Limited, The Royal Bank of Scotland plc, and Wachovia Bank, National Association. The administrative agent is JPMorgan Chase Bank. The administrative agent is JPMorgan Chase Bank.

Proceeds of the revolving credit facility may be used by the Company or its subsidiaries for general corporate and working capital purposes and repurchases of its outstanding ordinary or class A shares and warrants to purchase its ordinary or class A shares. The Company cannot use more than $500 million of the proceeds for equity repurchases. The credit facility also provides for the issuance of standby letters of credit, of which up to $412.5 million may be secured by a portion of the investment portfolio of the individual borrower under the facility. Endurance Holdings guaranteed the obligations of those of its subsidiaries that are parties to the credit facility.

On December 22, 2004, the Company borrowed $143.5 million under the unsecured revolving credit facility. This amount remained outstanding at December 31, 2004.

The interest rate for revolving loans under the credit facility is either (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% of 1% and (b) the prime commercial lending rate of JPMorgan Chase Bank or (ii) LIBOR. For letters of credit issued on an unsecured basis, the Company is required to pay a fee ranging from 0.40% to 0.70% on the daily stated amount of such letters of credit. For letters of credit issued on a secured basis, the Company is required to pay a fee ranging from 0.20% to 0.30% on the daily stated amount of such letters of credit. In each case, the applicable fee is determined based upon the ratio of the Company's outstanding indebtedness to total capital, which is referred to as the Company's leverage ratio. If the Company fails to timely repay any revolving loan or timely reimburse any lender for a drawing under a letter of credit, the Company is obligated to pay interest on the unpaid or unreimbursed amount at the applicable rate, plus 2.0%. The Company incurred interest at 2.92% on the revolving borrowing of December 22, 2004 for the remainder of the year ended December 31, 2004.

The credit facility requires the Company to pay to the lenders a facility fee that ranges from 0.10% to 0.175% of the total commitments outstanding under the credit facility depending on the Company's leverage ratio. The Company must also pay the lenders a utilization fee that ranges from 0.125% to 0.25% of the total amount of revolving loans outstanding when the aggregate amount of those loans is equal to 50% of the aggregate lending commitments outstanding under the credit facility.

The credit facility requires that the outstanding principal of revolving loans be repaid in full on August 6, 2007.

The credit facility requires the Company's compliance with certain customary restrictive covenants. These include certain financial covenants, such as maintaining a leverage ratio (no greater than 0.35:1.00 at any time), a consolidated tangible net worth (no less than $1.25 billion at any time), and unencumbered cash and investment grade assets in excess of the greater of $400 million or the Company's outstanding debt and letters of credit. In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of the Company's credit facility restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. The credit facility also includes other covenants restricting such activities as:

•	changes in business;

•	consolidation or merger with another entity;

•	disposal of assets;

•	incurrence of additional indebtedness;

•	incurrence of liens on our property;

•	issuance of preferred or preference equity securities;

•	dissolution or liquidation;

•	transactions with affiliates; and

•	changes of control.

It is an event of default under the credit facility if there occurs any one of the following:

•	a failure of the Company to pay principal when due, interest or fees within three business days or other amounts under the credit facility following notice or demand;

•	a representation made by the Company is untrue in any material respect;

•	a failure by the Company to perform its covenants;

•	a default in connection with other indebtedness in excess of $30 million;

•	bankruptcy;

•	a material ERISA violation;

•	an adverse judgment in excess of $30 million;

•	suspension of one or more insurance licenses, with the suspension having a material adverse effect on the Company;

•	cessation of the Endurance Holdings guarantee;

•	a failure of the lenders to have a first priority perfected security interest in the collateral; or

•	a change in control of the Company.

Upon the occurrence of an event of default under the credit facility, the lenders can terminate their commitments under the revolving credit facility, require repayment of any outstanding revolving loans, give notice of termination of any outstanding letters of credit in accordance with their terms, require the delivery of cash collateral for outstanding letters of credit and foreclose on any security held by the lenders under the credit facility.

Given that the Company's Senior Notes (described above) and the credit facility contain cross default provisions, this may result in the holders of the Senior Notes and the lenders under the credit facility declaring such debt due and payable and an acceleration of all debt due under both the Senior Notes and the revolving credit facility. If this were to occur, the Company may not have liquid funds sufficient at that time to repay any or all of such indebtedness.

Off-Balance Sheet Arrangements

As of December 31, 2004, the Company has not entered into any material off-balance sheet arrangements.

Currency and Foreign Exchange

The Company's functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The

Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company has made a significant investment in the capitalization of Endurance U.K. Endurance U.K. is subject to the United Kingdom's Financial Services Authority rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on the Company's results of operations.

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

Effects of Inflation

The effects of inflation could cause the severity of claims to rise in the future. The Company's estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, the Company will be required to increase the reserve for losses and loss expenses with a corresponding reduction in its earnings in the period in which the deficiency is identified.

Reserve for Losses and Loss Expenses

As of December 31, 2004 and 2003, the Company had accrued losses and loss expense reserves of $1,549.7 million and $833.2 million, respectively. These amounts represent the Company's actuarial best estimate of the ultimate liability for payment of losses and loss expenses related to loss events as of December 31, 2004 and 2003, respectively. During the years ended December 31, 2004, 2003 and 2002, the Company paid losses and loss expenses of $236.7 million, $86.8 million and $4.7 million, respectively.

As of December 31, 2004, the Company had been notified of a moderate number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate. See "Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses" for further discussion.

The following table summarizes the net income effect of a 10% change in the Company's reserve for losses and loss expenses by segment:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines
	(in thousands)
Reserve for losses and loss expenses at December 31, 2004	$379,902	$78,621	$467,225	$70,218	$300,112	$253,583
Net income effect of a 10% change	10.7%	2.2%	13.1%	2.0%	8.4%	7.1%

Incurred losses for the year ended December 31, 2004 are summarized as follows:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total
	(in thousands)
Incurred related to:
Current year	$332,669	$106,065	$257,801	$61,794	$162,767	$152,914	$1,074,010
Prior years	(48,038)	(40,414)	(78)	(15,743)	(15,110)	(17,297)	(136,680)
Total Incurred Losses	$284,631	$65,651	$257,723	$46,051	$147,657	$135,617	$937,330

Incurred losses for the year ended December 31, 2004 include approximately $136.7 million in favorable development of reserves relating to prior accident years. The favorable loss reserve development experienced during the 2004 year benefited the Company's 2004 reported loss ratio by approximately 8.4 percentage points.

During 2004, the reduction in the Company's initial estimated losses for prior accident years was experienced most significantly in the Property per Risk Treaty segment and the Property Catastrophe segment. The balance of the redundancy was experienced evenly across the Property Individual Risk, Casualty Individual Risk and Aerospace & Other Specialty business segments. The above net reduction in estimated losses for prior accident years reflects lower than expected emergence of catastrophic and attritional losses.

Reserves for losses and loss expenses were comprised of the following at December 31, 2004:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total
	(in thousands)
Case reserves	$158,139	$41,542	$68,450	$28,697	$5,000	$68,422	$370,250
IBNR	221,763	37,079	398,775	41,521	295,112	185,161	1,179,411
Reserve for losses and loss expenses	$379,902	$78,621	$467,225	$70,218	$300,112	$253,583	$1,549,661

Selected quarterly activity in the reserve for losses and loss expenses for the year ended December 31, 2004 is summarized as follows:

	Quarter Ended March 31, 2004	Quarter Ended June 30, 2004	Quarter Ended September 30, 2004	Quarter Ended December 31, 2004	Year Ended December 2004
	(in thousands)
Incurred related to:
Current year	$241,381	$229,900	$359,187	$243,542	$1,074,010
Prior years	(19,372)	(40,692)	(50,932)	(25,684)	(136,680)

Total incurred	222,009	189,208	308,255	217,858	937,330

Paid related to:
Current year	(2,752)	(11,027)	(28,056)	(76,606)	(118,441)
Prior years	(32,819)	(27,076)	(21,801)	(36,557)	(118,253)

Total paid	$(35,571)	$(38,103)	$(49,857)	$(113,163)	$(236,694)

The following table represents the development of GAAP balance sheet reserves for 2002 through December 31, 2004. This table does not present accident or policy year development data. The top line of the table shows the gross reserves for losses and loss expenses at the balance sheet date for each of the indicated years. This represents the estimated amounts of gross losses and loss expenses arising in the current year and all prior years that are unpaid at the balance sheet date, including IBNR reserves. The table also shows the reestimated amount of the previously recorded reserve based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "cumulative redundancy" represents the aggregate change to date from the original estimate on the top line of the table. The table also shows the cumulative paid amounts as of successive years with respect to the reserve liability.

Years ended December 31,	2002	2003	2004
	(in thousands)
Reserve for losses and loss expenses	$200,840	$833,158	$1,549,601
1 year later	164,923	660,561	—
2 years later	143,295	—	—
Cumulative redundancy	57,545	172,597	—

Cumulative net paid losses
1 year later	49,563	155,745	—
2 years later	66,643	—	—

Ceded Reinsurance

Total premiums ceded were $14.3 million for the year ended December 31, 2004, negligible for the year ended December 31, 2003 and approximately $33.8 million for the year ended December 31, 2002. During 2004, the Company purchased additional reinsurance to reduce its exposure to certain U.S. wind risks, predominantly in Florida. The reinsurance was allocated to the property per risk treaty reinsurance, treaty catastrophe reinsurance and property individual risk segments. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002.

At December 31, 2004, the Company has reinsurance recoverables of $12.2 million related to these reinsurance agreements. The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires.

Intangible Assets

Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. Payments to HartRe contingent upon certain performance factors related to the acquired business have increased the goodwill balance to $15.2 million at December 31, 2004. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $14.2 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

Deferred Tax Assets

The Company's balance sheet contains net deferred tax assets in the amount of $16.1 million (2003 – $6.3 million). $10.7 million (2003 – $5.1 million) of the Company's net deferred tax assets relates to net operating loss carryforwards that are available to offset future taxes payable by the Company's U.S. and U.K. subsidiaries. Although the Company's U.S. operations did not generate taxable income during the year ended December 31, 2004 or during prior years, the net operating losses which gave rise to a deferred tax asset have a carryforward period through 2024. Management believes the deferred tax assets are appropriately stated given tax planning strategies that could be implemented to realize the value of the deferred tax asset.

Quantitative and Qualitative Information about Market Risk

The Company believes that it is principally exposed to four types of market risk: interest rate risk, equity risk, foreign currency risk and credit risk.

Interest Rate Risk.    The Company's primary market risk exposure is to changes in interest rates. The Company's fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of the Company's fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by its managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity that are tailored to the anticipated cash outflow characteristics of its liabilities. The Company's strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. As of December 31, 2004, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company's assets invested in cash and fixed income securities of $3.8 billion would have been an estimated decrease in market value of 2.9% or approximately $111 million, and the impact on its cash and fixed income securities of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.7% or approximately $104 million.

The Company's investments in other ventures are exposed to interest rate risk. To the extent that the securities underlying these investments are fixed maturities, fluctuations in interest rates have a direct impact on the market valuation of these investments.

Equity Risk.    The Company's investments in alternative funds are exposed to equity risk. To the extent that the securities underlying these investments are equity securities, fluctuations in the equity markets have a direct impact on the market valuation of these investments. The Company's investment in alternative funds at December 31, 2004 was $91.0 million which represented 2.3% of the Company's invested assets at such date.

Foreign Currency Risk.    The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2004, approximately 22.9% of the Company's gross premiums were written in currencies other than the U.S. dollar. A portion of the Company's cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of the Company's operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars ("Major Currencies"). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

Credit Risk.    The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company's risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit its credit exposure by purchasing fixed income investments rated A–/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

All other financial statement schedules are not required under the related instructions or are inapplicable and therefore have been omitted.

SCHEDULE I

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES
AT DECEMBER 31, 2004
(in thousands of United States dollars)

	Cost (1)	Market Value	Amount at Which Shown on the Balance Sheet
Type of Investment:
Fixed Maturities
U.S. government and government agencies and authorities	$1,188,907	$1,188,863	$1,188,863
U.S. states, municipalities and political subdivisions	156,674	156,767	156,767
Foreign governments	251,883	252,748	252,748
Corporate bonds	622,474	629,611	629,611
U.S. asset backed securities	421,534	419,933	419,933
U.S. mortgage backed securities	929,015	930,252	930,252

Total fixed maturities	3,570,487	3,578,174	3,578,174

Investment in other ventures	85,000	91,036	91,036

Total Investments	$3,655,487	$3,669,210	$3,669,210

(1)	Investments in fixed maturities are shown at amortized cost.

SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEETS - PARENT ONLY
DECEMBER 31, 2004 AND 2003
(In thousands of United States dollars except share amounts)

	2004	2003
ASSETS
Cash and cash equivalents	$7,304	$5,586
Fixed maturity investments available for sale, at fair value (amortized cost: $105,300 at December 31, 2003)	—	105,166
Investment in subsidiary	2,101,687	1,633,022
Accrued investment income	—	892
Amounts due from subsidiaries	7,354	3,087
Other assets	4,688	688
Total assets	$2,121,033	$1,748,441
LIABILITIES
Debt	$247,780	$103,029
Other liabilities	10,798	597
Total liabilities	258,578	103,626
SHAREHOLDERS' EQUITY
Common shares
Ordinary – 61,254,992 issued and outstanding (2003 – 63,912,000)	61,255	63,912
Additional paid-in capital	1,111,633	1,189,570
Accumulated other comprehensive income	39,473	46,068
Retained earnings	650,094	345,265
Total shareholders' equity	1,862,455	1,644,815
Total liabilities and shareholders' equity	$2,121,033	$1,748,441

See accompanying notes to the consolidated financial statements.

SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont'd.
STATEMENTS OF INCOME - PARENT ONLY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars, except share and per share amounts)

	2004	2003	2002
Revenues
Net investment income	$1,859	$2,358	$4
Net realized gains on sales of investments	—	507	—
Total revenues	1,859	2,865	4
Expenses
General and administrative expenses	10,442	7,264	112
Net realized losses on sales of investments	2,543	—	—
Interest expense	9,842	4,238	984
Total expenses	22,827	11,502	1,096
Net loss before equity in net income of subsidiaries	(20,968)	(8,637)	(1,092)
Equity in net income of subsidiaries	376,552	272,074	103,158
Net income	$355,584	$263,437	$102,066

See accompanying notes to the consolidated financial statements.

SCHEDULE II

ENDURANCE SPECIALTY HOLDINGS LTD.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont'd.
STATEMENTS OF CASH FLOWS - PARENT ONLY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

	2004	2003	2002
Cash flows used in operating activities:
Net income	$355,584	$263,437	$102,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	348	1,476	—
Net realized gains on sales of investments	2,543	(507)	—
Stock-based compensation expense	2,351	1,565	2,415
Equity in net income of subsidiary	(376,552)	(272,074)	(103,158)
Accrued investment income	892	(892)	—
Other assets	(1,454)	1,196	(1,884)
Other liabilities	15,039	597	—
Net cash used in operating activities	(1,249)	(5,202)	(561)
Cash flows used in investing activities:
Proceeds from sales of fixed maturity investments	112,485	91,218	—
Proceeds from maturities and calls on fixed maturity investments	6,164	19,300	—
Purchases of fixed maturity investments	(16,235)	(216,787)	—
Investments in subsidiary	(196,070)	(50,000)	(92,000)
Dividends received from subsidiary	99,000	93,609
Net amounts loaned to subsidiaries	361	(3,363)	—
Net cash used in investing activities	5,705	(66,023)	(92,000)
Cash flows provided by financing activities:
Proceeds from subsidiary borrowing	—	—	561
Issuance of common shares	2,821	206,582	—
Offering and registration costs paid	(4,152)	—	—
Repurchase of common shares	(91,484)	(20,295)	(100,000)
Settlement of restricted shares	(1,625)	—	—
Proceeds from bank debt	—	—	192,000
Issuance of long term debt	247,775	—	—
Bank debt repaid	(103,029)	(88,971)	—
Interest rate lock settlement	(2,698)	—	—
Dividends paid	(50,346)	(20,505)	—
Net cash provided by financing activities	(2,738)	76,811	92,561
Net increase in cash and cash equivalents	1,718	5,586	—
Cash and cash equivalents, beginning of period	5,586	—	—
Cash and cash equivalents, end of period	$7,304	$5,586	$—

See accompanying notes to the consolidated financial statements.

SCHEDULE III

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2004

Segment	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income (1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (2)	Net Premiums Written

Property Per Risk Treaty Reinsurance	$68,247	$379,902	$253,881	$464,024	—	$284,631	$125,363	$31,451	$436,202
Property Catastrophe Reinsurance	8,474	78,621	55,947	234,961	—	65,651	26,592	19,912	244,072
Casualty Treaty Reinsurance	76,635	467,225	282,948	378,894	—	257,723	97,456	33,339	438,451
Property Individual Risk	6,911	70,218	58,096	102,780	—	46,051	12,599	11,324	110,400
Casualty Individual Risk	9,125	300,112	115,902	235,621	—	147,657	23,685	22,084	246,371
Aerospace and Other Specialty Lines	26,027	253,583	130,831	216,320	—	135,617	44,089	15,615	221,524
Not Allocated to Segments	—	—	—	—	122,059	—	—	—	—
Total	$195,419	$1,549,661	$897,605	$1,632,600	$122,059	$937,330	$329,784	$133,725	$1,697,020

(1)	Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.

(2)	General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment's proportional share of gross premiums written.

SCHEDULE III

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2003

Segment	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income (1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (2)	Net Premiums Written

Property Per Risk Treaty Reinsurance	$75,137	$188,757	$277,621	$296,551	—	$179,031	$74,454	$25,021	$469,290
Property Catastrophe Reinsurance	5,062	62,725	45,878	174,158	—	33,393	19,807	13,738	184,303
Casualty Treaty Reinsurance	61,067	236,521	223,135	284,843	—	178,725	76,643	22,537	387,497
Property Individual Risk	5,982	36,117	48,937	65,408	—	23,317	7,058	7,955	83,929
Casualty Individual Risk	11,467	152,473	103,718	173,266	—	118,515	19,069	16,882	214,232
Aerospace and Other Specialty Lines	24,672	156,565	125,396	179,721	—	130,715	33,518	14,524	258,593
Not Allocated to Segments	—	—	—	—	71,010	—	—	—	—
Total	$183,387	$833,158	$824,685	$1,173,947	$71,010	$663,696	$230,549	$100,657	$1,597,844

(1)	Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.

(2)	General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment's proportional share of gross premiums written.

SCHEDULE III

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION, Cont'd.
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2002

Segment	Deferred Acquisition Costs	Reserve for Losses and Loss Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income (1)	Losses and Loss Expenses	Amortization of Deferred Acquisition Costs	Other Operating Expenses (2)	Net Premiums Written

Property Per Risk Treaty Reinsurance	$29,493	$34,843	$108,601	$59,453	—	$35,577	$14,607	$10,520	$168,054
Property Catastrophe Reinsurance	4,337	40,122	37,303	114,823	—	42,804	16,885	11,150	145,453
Casualty Treaty Reinsurance	31,967	56,070	119,211	84,355	—	56,070	20,597	12,743	203,566
Property Individual Risk	3,247	13,283	29,055	33,907	—	13,283	3,406	3,939	61,759
Casualty Individual Risk	5,854	33,958	62,611	44,292	—	33,958	3,978	6,692	106,903
Aerospace and Other Specialty Lines	6,778	22,564	46,524	32,659	—	22,763	4,540	4,955	79,183
Not Allocated to Segments	—	—	—	—	42,938	—	—	—	—
Total	$81,676	$200,840	$403,305	$369,489	$42,938	$204,455	$64,013	$49,999	$764,918

(1)	Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.

(2)	General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment's proportional share of gross premiums written.

SCHEDULE IV

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES
REINSURANCE
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of United States dollars)

Premiums Written	Gross	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2004: Property and liability insurance	$409,118	$14,337	$1,302,239	$1,697,020	77%
Year ended December 31, 2003: Property and liability insurance	$383,870	$4,153	$1,218,127	$1,597,844	76%
Year ended December 31, 2002: Property and liability insurance	$196,927	$33,842	$601,833	$764,918	79%