Form 10-K/A, Exhibit 13
period 2004-12-31
ENDURANCE SPECIALTY HOLDINGS LTD
filed 2005-04-18
CIK 1179755

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

	Years ended December 31,
	2002	2003	2004
	(in thousands)
Reserve for losses and loss expenses	$200,840	$833,158	$1,549,601
1 year later	164,923	696,478	—
2 years later	143,295	—	—
Cumulative redundancy	57,545	136,680	—

Cumulative net paid losses
1 year later	49,563	155,745	—
2 years later	66,643	—	—

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