Form 10-K, Exhibit 13
period 2005-12-31
ENDURANCE SPECIALTY HOLDINGS LTD
filed 2006-03-01
CIK 1179755

Exhibit 13.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and related notes included elsewhere in this Annual Report.

Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report, including information with respect to the Company’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. Please see the ‘‘Cautionary Statement Regarding Forward-Looking Statements’’ in the Company’s Annual Report on Form 10-K, for more information on factors that could cause actual results to differ materially from the results described in or implied by any forward-looking statements contained in this discussion and analysis. You should review the ‘‘Risk Factors’’ set forth in the Company’s Annual Report on Form 10-K, for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

Endurance Specialty Holdings Ltd. (‘‘Endurance Holdings’’) was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has four wholly-owned operating subsidiaries: Endurance Specialty Insurance Ltd. (‘‘Endurance Bermuda’’), based in Bermuda; Endurance Worldwide Insurance Limited (‘‘Endurance U.K.’’), based in London, England; Endurance Reinsurance Corporation of America (‘‘Endurance U.S. Reinsurance’’), based in New York; and Traders & Pacific Insurance Company (‘‘Endurance U.S. Insurance’’), based in New York. Endurance Holdings and its wholly-owned subsidiaries are collectively referred to in this discussion and analysis as the ‘‘Company.’’

The Company writes specialty lines of property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines that are profitable and have limited correlation with one another. The Company’s portfolio of specialty lines of business is organized into the following segments: Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance, Casualty Treaty Reinsurance, Property Individual Risk, Casualty Individual Risk and Aerospace and Other Specialty Lines.

The insurance lines that the Company writes are included in the Property Individual Risk, Casualty Individual Risk and Aerospace and Other Specialty Lines segments. The reinsurance lines that the Company writes are included in the Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance, Casualty Treaty Reinsurance and Aerospace and Other Specialty Lines segments.

Property insurance and reinsurance provides coverage of an insurable interest in tangible property for property loss, damage or loss of use. The Company writes property lines through its Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance, Property Individual Risk and Aerospace and Other Specialty Lines segments.

Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, general liability, automobile liability, professional liability, employers’ liability, workers’ compensation, directors’ and officers’ liability, personal liability and aviation liability insurance. The Company writes casualty lines through its Casualty Treaty Reinsurance, Casualty Individual Risks and Aerospace and Other Specialty Lines segments.

The Company’s results of operations are affected by the following business and accounting factors and critical accounting policies:

Revenues

The Company derives its revenues primarily from premiums from its insurance policies and reinsurance contracts. The premiums the Company charges for the risks written or assumed are priced based on many assumptions and are a function of the amount and type of policies and contracts the Company writes as well as prevailing market prices. The Company prices these risks before its ultimate costs are known, which may extend many years into the future. In addition, the Company’s revenues include income generated from its investment portfolio. The Company’s investment portfolio is comprised primarily of fixed maturity investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the Company’s investments are excluded from earnings. These unrealized gains and losses are included on the Company’s balance sheet in accumulated other comprehensive income as a separate component of shareholders’ equity.

Expenses

The Company’s expenses consist primarily of losses and loss adjustment expenses, acquisition expenses and general and administrative expenses. Losses and loss adjustment expenses are estimated by management and reflect its best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. The Company records losses and loss adjustment expenses based on an actuarial analysis of the estimated losses the Company expects to be reported on policies and contracts written. The ultimate losses and loss adjustment expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

Marketplace Conditions and Trends

In general, the Company believes operating conditions in the insurance and reinsurance marketplace were more challenging during the first half of 2005 than those of prior years. Pricing pressures and increased capacity were seen most predominately in the property lines. Throughout 2005, the Company remained disciplined responding to opportunities to provide needed underwriting capacity only when pricing, terms and conditions met the Company’s requirements. In the third and fourth quarters of 2005, Hurricanes Katrina, Rita and Wilma significantly impacted the industry, with Hurricane Katrina being reported as the largest insured event in history. As a result of these storms, we expect to see certain catastrophe exposed segments of the industry experience reductions in capacity, heightened attention to exposure levels and increased capital requirements, generally resulting in rising rates. Outside of catastrophe exposed risks, we expect a generally stable pricing environment with some specialty areas, including U.S. on shore property individual risk insurance and property treaty reinsurance lines, experiencing modest increases in rates.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the ‘‘Risk Factors’’ section in Part I of the Company’s Annual Report on Form 10-K cause actual events or results to differ materially from management’s underlying assumptions or estimates, there could be a material adverse effect on the Company’s results of operations and financial condition and liquidity.

The Company believes that the following critical accounting policies affect significant estimates used in the preparation of its consolidated financial statements.

Premiums.    Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the contract or policy term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 43%, 47% and 51% of the Company’s gross premiums written and acquired during the years ended December 31, 2005, 2004 and 2003, respectively.

Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on the Company’s excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract’s written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the contract is written and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimates and any adjustment to these estimates is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned. Reinstatement premiums are earned upon the occurrence of a loss and are calculated in accordance with the contract terms based upon the ultimate loss estimate associated with each contract.

A portion of the Company’s assumed proportional reinsurance agreements contain occurrence limitations or loss sensitive provisions, such as adjustable or sliding scale commissions, that may impact the ultimate amounts paid to or received from ceding companies based on loss experience. In some loss scenarios, these features would result in the ceding company’s results not being proportional to the Company’s results from the proportional agreement, and such differences may be meaningful. The Company evaluates these contracts on an individual basis in accordance with the provisions of Statement of Financial Accounting Standards No. 113 – ‘‘Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts’’ (‘‘SFAS No. 113’’).

For the year ended December 31, 2005, the Company entered into a small number of reinsurance contracts that did not fall within the criteria for reinsurance accounting under SFAS No. 113. The Company has accounted for these contracts by the deposit method of accounting specified by AICPA Statement of Position 98-7 – ‘‘Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk.’’ Consequently, these contracts were accounted for as contracts which either transfer only significant timing risk or transfer only significant underwriting risk. The determination of the appropriate method of accounting for these contracts requires significant judgment and analysis, particularly with respect to assumptions about the variability and likelihood of potential future losses. Under the deposit method of accounting, revenues and expenses from reinsurance contracts are not recognized as written premium and incurred losses. Instead, the profits or losses from these contracts are recognized net as other underwriting income or investment income over the contract or expected claim payment periods. Income or loss associated with contracts determined to transfer only significant timing risk is recognized as a component of net investment income over the estimated claim settlement period. Income or loss associated with contracts determined to transfer only significant underwriting risk is recognized as other underwriting income or expense over the contract risk period.

Although management has determined that accounting for these contracts as deposits is the most appropriate treatment, the Company considers the risk of loss resulting from any one of these contracts to be more than remote, and such loss could be material. For the year ended December 31, 2005, the Company generated gross premiums of $143.3 million associated with such reinsurance agreements.

Reserve for Losses and Loss Expenses.    The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses incurred but not reported (‘‘IBNR’’). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly, and as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

Losses and loss expenses reserves are initially estimated by the Company using information either developed by the Company from internal or independent external sources, or by using pricing information provided to the Company by ceding companies, insureds and brokers at the time individual contracts and policies are bound. In addition, we incorporate commercially available models, contract by contract review by our experienced underwriters, and to a limited extent, overall market share assumptions for specific events, to estimate our losses and loss expense reserves. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated along with actual losses reported to reach the total reserve carried in the Company’s consolidated financial statements. All of the Company’s loss reserving is currently performed on a point estimate basis. The Company does not utilize range estimation in the loss reserving process. The reserving methods currently used are expected loss methods that are commonly applied when limited loss development experience exists. One method is the expected loss ratio approach which is based on expected results independent of current reporting activity. This approach is typically used for immature loss periods (i.e. current accident year). A second methodology, known as the Modified Bornheuter-Ferguson method, establishes an initial loss estimate (expected loss technique) for each underwriting quarter by segment and type of contract. The portion of the initial loss estimate that is the IBNR reserve is then reduced each subsequent quarter by an amount equal to the amount of losses expected to be reported for that business segment during that quarter. Over time, the IBNR reserve will be reduced to zero and be replaced with the actual losses reported to the Company. The time period over which all losses are expected to be reported to the Company varies significantly by line of business. This period can range from a few quarters for some lines, such as property catastrophe, to many years for some casualty lines. To the extent that actual reported losses for specific lines of business and segments exceed expected reported losses, the carried estimate of ultimate loss will be correspondingly increased, and to the extent that actual reported losses are less than expected reported losses, the carried estimate of ultimate losses will be reduced.

The most significant assumptions used on December 31, 2005 to estimate losses and loss expense reserves are as follows:

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

At the time each insurance policy or reinsurance contract is written, an underwriter, generally working in conjunction with an actuary or a risk analyst, estimates an initial expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These initial expected loss ratios are utilized along with other factors, including industry experience and the judgment of the Company’s actuaries, in establishing loss ratios by line of business.

Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company’s historical claims experience is inherently difficult because of the Company’s short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

Several aspects of the Company’s casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company’s policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company’s attachment levels in many of its contracts will be low in frequency and high in severity, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to the Company’s financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the Company’s consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1.0% increase in the December 31, 2005 reserve for losses and loss expenses would result in a $26.0 million increase in the net loss for the year ended December 31, 2005.

Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, its estimate of the potential losses incurred, and its estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See ‘‘Reserve for Losses and Loss Expenses’’ below for further discussion.

Results for the year ended December 31, 2005 included $162.5 million of favorable development of reserves as established at December 31, 2004. This favorable prior period development benefited the Company’s loss ratio by approximately 9.4 percentage points in 2005. This favorable development related primarily to reductions in estimated ultimate incurred losses for the 2003 and 2004 accident years due to reported loss emergence in 2005 which was less than expected in the year initially incurred. This absence of reported losses versus expectations occurred primarily in the Property Per Risk Treaty Reinsurance and Casualty Individual Risk segments. See ‘‘Reserve for Losses and Loss Expenses’’ below for further discussion.

Investments.    The Company currently classifies all of its fixed maturity investments and short-term investments as ‘‘available for sale’’ and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes. Investments in other ventures are accounted for using the equity method of accounting whereby the initial investment is recorded at cost. The carrying amounts of these investments are increased or decreased to reflect the Company’s share of income or loss and are decreased for dividends.

In accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities,’’ the Company periodically reviews its investments to determine whether a decline in the fair value below the amortized cost basis is other-than-temporary. If such a decline in the fair value is judged to be other-than-temporary, the Company would write down the investment to fair value establishing a new cost basis. The amount of the write-down is charged to earnings as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value.

Results of Operations

Years Ended December 31, 2005, 2004 and 2003

The following is a discussion and analysis of the Company’s consolidated results of operations for the years ended December 31, 2005, 2004 and 2003.

Results of operations for the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$1,668,877	$1,711,357	$1,601,997
Net premiums written and acquired	1,619,349	1,697,020	1,597,844
Net premiums earned	1,723,694	1,632,600	1,173,947
Expenses
Losses and loss expenses	1,650,943	937,330	663,696
Acquisition expenses	329,692	329,784	230,549
General and administrative expenses	148,036	133,725	100,657
Other underwriting expenses	5,342	—	—
	2,134,013	1,400,839	994,902
Underwriting (loss) income	(410,319)	231,761	179,045
Net investment income	180,975	122,059	71,010
Net foreign exchange (losses) gains	(5,140)	(214)	9,883
Net realized (losses) gains on sales of investments	(8,244)	6,130	5,718
Amortization of intangibles	(4,694)	(3,990)	(3,237)
Interest expense	(24,210)	(9,959)	(4,238)
Income tax benefit	51,148	9,797	5,256
Net (loss) income	$(220,484)	$355,584	$263,437
Ratios
Loss ratio	95.8%	57.4%	56.5%
Acquisition expense ratio	19.1%	20.2%	19.6%
General and administrative expense ratio	8.6%	8.2%	8.6%
Combined ratio	123.5%	85.8%	84.7%

For the year ended December 31, 2005, the Company’s results were adversely impacted by Hurricanes Katrina, Rita and Wilma (the ‘‘2005 Hurricanes’’). The Company’s estimated combined gross losses from these storms totaled $855.9 million. Total losses from the 2005 Hurricanes, net of reinstatement premiums, other loss sensitive accruals, reinsurance recoveries and taxes, were $717.8 million. The overall impact of the hurricane losses on our performance for 2005 was mitigated by profitable results from the Company’s casualty and non-hurricane exposed property and specialty segments and business lines, strong investment performance and favorable development of prior year losses.

Premiums.    Gross premiums written was adjusted for certain contracts accounted for on the basis of deposit accounting. During the year, the Company entered into a small number of reinsurance contracts in its Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance, Casualty Treaty Reinsurance and Aerospace and Other Specialty Lines business segments with premiums due of approximately $143.3 million that were not included in gross premiums written, but were accounted for as deposit liabilities (see ‘‘Critical Accounting Policies and Estimates — Premiums’’ above for further discussion). After factoring in the effects of deposit accounting, the Company’s gross premiums written decreased approximately 2.5% when compared to 2004 gross premiums written. Excluding the effects of deposit accounting, the Company’s gross premiums written increased by 5.9% or $100.8 million over 2004 gross premiums written.

In 2005, the Company’s overall premiums increased only slightly from 2004, largely due to higher reinstatement premiums from catastrophe losses and positive adjustments to premium estimates established in prior periods. Reinstatement premiums written and earned of $46.1 million due to the 2005 Hurricanes contributed to premium primarily within the Property Catastrophe Reinsurance and Aerospace and Other Specialty Lines segments. The Company’s modest premium growth in 2005 reflects the Company’s continued discipline in response to market softening resulting from increased competition and reinsurance capacity in the Property Per Risk Treaty Reinsurance and Casualty Treaty Reinsurance segments where the Company did not renew business where, in the Company’s judgment, pricing, terms and conditions did not comport with the level of risk assumed. These declines were offset by growth in the Company’s casualty individual risk lines of business, including excess casualty, professional lines and healthcare, and in our other specialty lines, including surety, agriculture and marine and energy. These lines of business are primarily written through Endurance Bermuda, Endurance U.S. Insurance and Endurance U.K. Premiums written also increased as Endurance U.S. Insurance became fully operational during 2005 and generated $45.0 million of combined gross premiums written in the Casualty Individual Risk and Property Individual Risk segments.

Premiums grew during 2004 as a result of the renewal of business acquired in 2003, growth from the Company’s U.S. and U.K. subsidiaries both of which commenced operations at the beginning of 2003, and growth experienced in Endurance Bermuda. The growth in premiums written in 2004 was experienced across a number of business segments including Property Catastrophe Reinsurance, Casualty Treaty Reinsurance, Property Individual Risk and Casualty Individual Risk. Premium growth of approximately $371 million in the year ended December 31, 2004 resulted from new business written at Endurance U.S. Reinsurance and Endurance U.K. which observed favorable underwriting opportunities across the Property Per Risk Treaty Reinsurance, Casualty Treaty Reinsurance and Property Individual Risk segments. Significant premium growth was also recorded in Endurance Bermuda within the Property Catastrophe Reinsurance segment. This premium growth resulted from an increase by the Company in the capital allocated to the Property Per Risk Treaty Reinsurance and Property Catastrophe Reinsurance segments in the first half of 2004. Premiums written by the Property Catastrophe Reinsurance segment increased by $63.4 million in 2004. These specific areas of premium growth were modestly offset by business that was not renewed because terms and conditions did not meet the Company’s requirements.

Premiums ceded for the year ended December 31, 2005 were $49.5 million compared to $14.3 million in the year ended December 31, 2004 and with a negligible amount in the year ended December 31, 2003. During 2005, the Company purchased industry loss warranties covering various U.S. perils and ceded additional premiums of $24.0 million to third parties as a result of the increase in business underwritten by Endurance U.S. Insurance, which uses reinsurance to manage limits exposed.

During 2004, the Company purchased additional reinsurance to reduce its exposure to certain U.S. wind risks, predominantly in Florida. The reinsurance was primarily purchased within the Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance and Property Individual Risk segments.

Net premiums earned increased in 2005 as a result of earning net premiums written in prior years and reinstatement premiums that were earned during the year at the time of reinstatement. Net premiums earned increased in 2004 as a result of the earning of net premiums that were written in 2003 and 2002.

The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
United States	$1,032,511	$981,642	$1,065,893
Worldwide	479,522	432,379	383,670
Europe	170,840	157,424	80,001
Japan	22,014	28,006	27,062
Canada	21,886	23,539	14,790
Other	85,395	88,367	30,581
Deposit accounting(1)	(143,291)	—	—
Total gross premiums written and acquired	$1,668,877	$1,711,357	$1,601,997

(1)	Reconciles the Company’s gross premiums written and acquired to the Company’s financial statement presentation.

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

Net Investment Income.    Net investment income was derived primarily from interest earned on fixed maturity investments and investments in other ventures, net of investment management fees and other investment expenses. The increase in net investment income in 2005 was principally due to an increase in invested assets of approximately 26% and an increase in interest rates from 2004. For 2004, the increase in net investment income was principally due to a 47.4% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment. The increase in invested assets for both years resulted from positive net operating cash flows and for 2005 from raising additional capital. Investment expenses, including management fees, for the year ended December 31, 2005 were $6.6 million compared to $3.7 million for the year ended December 31, 2004 and $2.6 million for the year ended December 31, 2003.

The net earned yield (which is the actual net earned income from the investment portfolio after adjusting for accretion and amortization from the purchase price divided by the average book value of assets) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
Net earned yield	4.04%	3.71%	3.79%
Total return on investment portfolio	2.07%	3.59%	4.07%

During 2005, the yield on the benchmark five year U.S. Treasury bond fluctuated within a 95 basis points range, with a high of 4.56% and a low of 3.61%. The Company invested operating cash flows opportunistically throughout this period of interest rate volatility, decreasing U.S. government and agency exposure while increasing allocations to spread sectors and investments in other ventures. During this period the Company also liquidated its tax exempt municipal portfolio. The duration on the portfolio shortened to 2.72 years at December 31, 2005 from 2.77 years at December 31, 2004. Overall, this was due to the selling of longer duration government securities and the purchase of shorter duration spread securities and a conservative allocation to cash. Overall, the net earned yield of the portfolio increased as the portfolio has shifted additional funds into higher yielding sectors and as short maturity interest rates have risen.

During 2004, the yield on the benchmark five year U.S. Treasury bond fluctuated within a 146 basis points range, with a high of 4.10% and a low of 2.64%. The Company invested operating cash flows opportunistically throughout this period of interest rate volatility, reducing mortgage and government exposure while increasing corporate and municipal allocations. The duration on the portfolio shortened to 2.77 years at December 31, 2004 from 3.08 years at December 31, 2003. This was primarily due to the contraction of mortgage durations and a conservative allocation to cash. Overall in 2004, the net earned yield of the portfolio decreased due to investing in a volatile interest rate cycle.

Losses and Loss Expenses.    The reported loss ratio is characterized by various factors and is significantly impacted by the occurrence or absence of catastrophic events and subsequent loss emergence related to such events. For the first half of 2005, the Company’s loss ratio was positively impacted by both the absence of major catastrophes and lower than expected loss emergence related to prior periods. In the second half of 2005, the Company’s loss ratio was negatively impacted by the effects of the 2005 Hurricanes. The Company’s combined gross losses from these storms totaled $855.9 million. Total losses from these storms, net of reinstatement premiums, other loss sensitive accruals, loss recoveries and taxes, were $717.8 million.

During 2004, the Company’s loss ratio was positively impacted by the absence of major catastrophes in the first half of the year; however, in the second half of the year, the Company’s loss ratio was negatively impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The Company’s combined gross losses from these storms recorded in 2004 totaled $170.0 million. Total losses from these storms, net of reinstatement premiums, other loss sensitive accruals, loss recoveries and taxes, were $134.7 million at December 31, 2004.

For the year ended December 31, 2005 and 2004, loss emergence related to prior accident years was lower than expected and reserves held by the Company for those accident years proved to be moderately redundant. During 2005 and 2004, the Company’s previously estimated ultimate losses for prior accident years were reduced by $162.5 million and $136.7 million, respectively. The overall net reduction in the Company’s estimated losses for prior accident years was experienced most significantly in the Company’s Property Per Risk Treaty Reinsurance and Casualty Individual Risk business segments.

The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company’s consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company’s actuaries and reflect management’s best estimate of ultimate losses. See ‘‘Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses’’ above for further discussion.

Acquisition Expenses.    Acquisition costs for 2005 were adjusted for certain contracts accounted for on the basis of deposit accounting. After factoring in the effects of deposit accounting, the Company’s acquisition costs showed a slight decline. Excluding the effects of deposit accounting, the Company’s acquisition expenses increased by $23.3 million; however the acquisition ratio declined by 0.6 percentage points from 2004’s ratio. The year over year increase in the Company’s acquisition expenses was due to the growth in premiums written and earned during 2005. Increases in acquisition costs were offset by reductions in commissions paid to wholesale brokers within the Casualty Individual Risk segment.

The slight year over year increase in the Company’s acquisition expense ratio in 2004 from 2003 was due to the growth of the Company’s underwriting activities, most notably at Endurance U.S. Reinsurance. An increased mix of higher acquisition cost reinsurance business as a percentage of total premiums resulted from a number of large treaty contracts being written at Endurance U.S. Reinsurance during 2004.

General and Administrative Expenses.    Growth in general and administrative expenses principally reflects the establishment of Endurance U.S. Insurance, which employed 50 people as of December 31, 2005. At December 31, 2005, the Company had 379 employees compared to 298 employees at December 31, 2004 and 245 employees at December 31, 2003.

The general and administrative expense ratio for the year ended December 31, 2005 was 8.6% compared to 8.2% and 8.6% for the years ended December 31, 2004 and 2003, respectively. The ratio has increased as a result of Endurance U.S. Insurance incurring general and administrative expenses throughout the full year with premiums written and earned primarily in the fourth quarter of 2005. The increase in the acquisition expense ratio was partially offset during the year due to reductions in incentive compensation. The Company expects the acquisition expense ratio to increase as the Company’s mix of business shifts from reinsurance to insurance and incentive compensation returns to normal levels.

Net (Loss) Income.    The decrease in 2005 earnings from those reported in 2004 was due to the impacts of the hurricanes in the third and fourth quarters of 2005. These losses were partially offset by increases in premiums earned, income generated from invested assets and performance of non-correlated lines of business.

The increase in net income for the 2004 year was due to the growth of the Company’s premiums, strong underwriting margin and an increase in invested assets. For 2004, the net income growth was offset by third quarter hurricane losses. Net income in 2004, was positively impacted by the results of the Company’s Property Catastrophe Reinsurance, Property Individual Risk and Casualty Individual Risk segments.

Underwriting Results by Operating Segments

The determination of the Company’s business segments is based on the manner in which management monitors the performance of the Company’s underwriting operations. Management measures the Company’s results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. The Company’s historic combined ratios may not be indicative of future underwriting performance. Ceded reinsurance and recoveries are recorded directly by segments, or, if purchased at the company level, are allocated to segments in proportion to the related risks assumed. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment’s proportional share of gross premiums written and acquired.

The following table summarizes the underwriting results and associated ratios for the Company’s six business segments for the year ended December 31, 2005.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Deposit Accounting(1)	Totals
	(in thousands, except for ratios)
Revenues
Gross premiums written	$361,859	$250,469	$436,027	$112,736	$308,695	$342,382	$(143,291)	$1,668,877
Net premiums written	360,517	246,604	430,727	91,774	295,878	337,140	(143,291)	1,619,349
Net premiums earned	425,035	252,828	445,324	103,710	260,464	316,081	(79,748)	1,723,694
Expenses
Losses and loss expenses	442,084	321,507	267,454	185,075	158,501	337,240	(60,918)	1,650,943
Acquisition expenses	120,278	30,681	119,389	11,114	14,752	56,888	(23,410)	329,692
General and administrative expenses	28,213	21,109	34,733	11,699	25,905	26,377	—	148,036
Other underwriting expenses	—	—	—	—	—	—	5,342	5,342
	590,575	373,297	421,576	207,888	199,158	420,505	(78,986)	2,134,013
Underwriting (loss) income	$(165,540)	$(120,469)	$23,748	$(104,178)	$61,306	$(104,424)	$(762)	$(410,319)
Loss ratio	104.0%	127.2%	60.1%	178.5%	60.9%	106.7%	76.4%	95.8%
Acquisition expense ratio	28.3%	12.1%	26.8%	10.7%	5.7%	18.0%	29.4%	19.1%
General and administrative expense ratio	6.6%	8.3%	7.8%	11.3%	9.9%	8.3%	—	8.6%
Combined Ratio	138.9%	147.6%	94.7%	200.5%	76.5%	133.0%	105.8%	123.5%

(1)	Reconciles the Company's underwriting results by segment to the Company's financial statement presentation.

The following table summarizes the underwriting results and associated ratios for the Company’s six business segments for the year ended December 31, 2004.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Totals
	(in thousands, except for ratios)
Revenues
Gross premiums written	$441,370	$247,009	$441,256	$112,900	$246,802	$222,020	$1,711,357
Net premiums written	436,202	244,072	438,451	110,400	246,371	221,524	1,697,020
Net premiums earned	464,024	234,961	378,894	102,780	235,621	216,320	1,632,600
Expenses
Losses and loss expenses	284,631	65,651	257,723	46,051	147,657	135,617	937,330
Acquisition expenses	125,363	26,592	97,456	12,599	23,685	44,089	329,784
General and administrative expenses	31,451	19,912	33,339	11,324	22,084	15,615	133,725
	441,445	112,155	388,518	69,974	193,426	195,321	1,400,839
Underwriting income (loss)	$22,579	$122,806	$(9,624)	$32,806	$42,195	$20,999	$231,761
Loss ratio	61.3%	27.9%	68.0%	44.8%	62.7%	62.7%	57.4%
Acquisition expense ratio	27.0%	11.3%	25.7%	12.3%	10.1%	20.4%	20.2%
General and administrative expense ratio	6.8%	8.5%	8.8%	11.0%	9.4%	7.2%	8.2%
Combined ratio	95.1%	47.7%	102.5%	68.1%	82.2%	90.3%	85.8%

The following table summarizes the underwriting results and associated ratios for the Company’s six business segments for the year ended December 31, 2003.

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Totals
	(in thousands, except for ratios)
Revenues
Gross premiums written	$469,290	$183,594	$390,265	$85,863	$214,392	$258,593	$1,601,997
Net premiums written	469,290	184,303	387,497	83,929	214,232	258,593	1,597,844
Net premiums earned	296,551	174,158	284,843	65,408	173,266	179,721	1,173,947
Expenses
Losses and loss expenses	179,031	33,393	178,725	23,317	118,515	130,715	663,696
Acquisition expenses	74,454	19,807	76,643	7,058	19,069	33,518	230,549
General and administrative expenses	25,021	13,738	22,537	7,955	16,882	14,524	100,657
	278,506	66,938	277,905	38,330	154,466	178,757	994,902
Underwriting income	$18,045	$107,220	$6,938	$27,078	$18,800	$964	$179,045
Loss ratio	60.4%	19.2%	62.7%	35.6%	68.4%	72.7%	56.5%
Acquisition expense ratio	25.1%	11.4%	26.9%	10.8%	11.0%	18.7%	19.6%
General and administrative expense ratio	8.4%	7.9%	7.9%	12.2%	9.7%	8.1%	8.6%
Combined ratio	93.9%	38.5%	97.5%	58.6%	89.1%	99.5%	84.7%

Property Per Risk Treaty Reinsurance

The Company’s Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company’s Property Per Risk Treaty Reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The Property Per Risk Treaty Reinsurance business is written by Endurance Bermuda and Endurance U.S. Reinsurance. The

following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$361,859	$441,370	$469,290
Net premiums written and acquired	360,517	436,202	469,290
Net premiums earned	425,035	464,024	296,551
Expenses
Losses and loss expenses	442,084	284,631	179,031
Acquisition expenses	120,278	125,363	74,454
General and administrative expenses	28,213	31,451	25,021
	590,575	441,445	278,506
Underwriting (loss) income	$(165,540)	$22,579	$18,045
Ratios
Loss ratio	104.0%	61.3%	60.4%
Acquisition expense ratio	28.3%	27.0%	25.1%
General and administrative expense ratio	6.6%	6.8%	8.4%
Combined ratio	138.9%	95.1%	93.9%
Reserve for losses and loss expenses	$563,723	$379,902	$188,757

Premiums.    The decrease in gross premiums written during 2005 as compared to 2004 was due to increased competition and excess capacity in this segment, resulting in business being declined that no longer met the Company’s requirements. The decrease in premiums written was partially offset by reinstatement premiums written and earned of $2.2 million related to the 2005 Hurricanes. Endurance Bermuda experienced a decrease of $22.5 million in gross premiums written while Endurance U.S. Reinsurance experienced a decrease of $78.9 million in gross premiums written over 2004. Growth within this segment at Endurance U.K. resulted in an increase of $21.8 million in gross premiums written over 2004. Although opportunities continued to be presented to Endurance Bermuda and Endurance U.S. Reinsurance, the pricing or terms and conditions were not at the level required by the Company. Premiums earned also declined although not proportionally with gross premiums written as reinstatement premiums were immediately earned upon reinstatement during the year and certain premiums written in prior years continued to be earned in 2005.

The decrease in gross premiums written during 2004 was in large part due to certain business that was not renewed where pricing declined or terms and conditions no longer met the Company’s requirements. The growth in premiums earned for 2004 benefited significantly from the earning of premiums written in 2003. The Company increased premiums ceded during 2004, ceding $5.2 million of premiums during the 2004 year as compared to no ceded premiums during 2003.

During 2005, 2004 and 2003, 62%, 70% and 67%, respectively, of premiums in this segment were written on a policies attaching basis that are earned over a 24 month period.

Losses and Loss Expenses.    The loss ratio for the year ended December 31, 2005 increased from the prior year due to the effects of the 2005 Hurricanes. The combined gross losses of these storms totaled $277.8 million. Losses from the 2005 Hurricanes, net of reinstatement premiums, other loss sensitive accruals and loss recoveries, were $269.9 million prior to tax effects. The current year losses were partially offset by favorable loss development from prior years of $73.8 million, primarily from the 2003 and 2004 accident years.

The low loss ratio in 2004 reflected the generally low level of loss activity in the first half of the year. The loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne during the second half of 2004. The estimated combined gross losses of these storms at December 31, 2004 totaled $79.6 million for this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals, and loss recoveries were $70.0 million, prior to the effect of taxes at December 31, 2004. These losses in 2004 were partially offset by $48.0 million of favorable loss development from prior years.

Acquisition Expenses.    The decline in acquisition expenses in 2005 was primarily due to the decline in gross premiums written. The acquisition expense ratio changes in 2004 over 2003 were due to moderate shifts in the mix of business.

General and Administrative Expenses.    Although the ratio remained largely consistent between the years, general and administrative expense changes for 2005 were the net of reductions in incentive compensation offset by increases in this segment’s total allocated general administrative expenses.

The increase in general and administrative expenses in 2004 over 2003 reflected the growth in the underwriting staff at Endurance U.S. Reinsurance and Endurance U.K. General and administrative expenses as a percentage of net premiums earned decreased in 2004 as premium earnings increased significantly without a concurrent rise in expenses.

Property Catastrophe Reinsurance

The Company’s Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company’s property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company’s ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$250,469	$247,009	$183,594
Net premiums written and acquired	246,604	244,072	184,303
Net premiums earned	252,828	234,961	174,158
Expenses
Losses and loss expenses	321,507	65,651	33,393
Acquisition expenses	30,681	26,592	19,807
General and administrative expenses	21,109	19,912	13,738
	373,297	112,155	66,938
Underwriting (loss) income	$(120,469)	$122,806	$107,220
Ratios
Loss ratio	127.2%	27.9%	19.2%
Acquisition expense ratio	12.1%	11.3%	11.4%
General and administrative expense ratio	8.3%	8.5%	7.9%
Combined ratio	147.6%	47.7%	38.5%
Reserve for losses and loss expenses	$219,453	$78,621	$62,725

Premiums.    The slight increase in premiums written during 2005 was primarily a result of reinstatement premiums written and earned of $23.9 million due to the 2005 Hurricanes. This increase was partially offset by declines in pricing as a result of competition and excess capacity in the property catastrophe market.

The growth in premiums earned in 2005 was a result of the reinstatement premiums earned at the time of reinstatement. The Company also increased premiums ceded during the year, ceding $3.9 million of premiums primarily related to the purchase of industry loss warranties in the third quarter.

The increase in gross premiums written during 2004 was due to increased capital committed to this segment in the first half of the year. The Company wrote $86.9 million of new business during 2004, predominately in the first six months. As a result of growth in total capital and diversity provided by other lines, the Company was able to increase property catastrophe premiums while maintaining its objective of limiting the expected annual economic loss from a one in one hundred year series of catastrophic events to no more than 25% of total capital for the year ended December 31, 2004.

The growth in premiums earned in 2004 was a result of an increase in premiums written during the year compared to the prior year. The Company increased premiums ceded during 2004, ceding $2.9 million of premiums as compared to no ceded premiums during 2003.

Contracts written on a losses occurring basis accounted for 88% and 95% of contracts associated with this segment in 2005 and 2004, respectively, and are earned over a 12 month period.

Losses and Loss Expenses.    The loss ratio for the year ended December 31, 2005 increased due to the impact of the 2005 Hurricanes. The combined gross losses of these storms totaled $301.2 million. Losses from the 2005 Hurricanes, net of reinstatement premiums, other loss sensitive accruals, and loss recoveries, were $267.4 million prior to tax effects. The current year losses were partially offset by $4.2 million of favorable loss development from prior years, primarily for the 2002 and 2004 accident years.

The 2004 loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses in this segment as a result of these storms at December 31, 2004 totaled $62.0 million. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $52.6 million for this segment at December 31, 2004. These losses in 2004 were partially offset by $40.4 million of favorable loss development from prior years. Favorable development of loss reserves related to prior years was due to less than expected reported losses during 2004 related to catastrophic loss events that occurred in prior years.

Acquisition Expenses.    The acquisition expense ratio increased in 2005 relative to prior year’s ratio due to the changing profile of business written.

The acquisition expense ratio for 2004 was consistent with 2003.

General and Administrative Expenses.    In 2005, the increase in general and administrative expenses was proportional to the increase in earned premiums resulting in a general and administrative expense ratio of 8.3% compared with a prior year ratio of 8.5%.

General and administrative expenses increased in 2004 in line with the growth in underwriting activity and increased corporate expenses.The increase in general and administrative expenses in 2003 resulted from an increased allocation of corporate overhead.

Casualty Treaty Reinsurance

The Company's Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include general liability, automobile liability, professional liability, directors' and officers' liability, umbrella liability, employers’ liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$436,027	$441,256	$390,265
Net premiums written and acquired	430,727	438,451	387,497
Net premiums earned	445,324	378,894	284,843
Expenses
Losses and loss expenses	267,454	257,723	178,725
Acquisition expenses	119,389	97,456	76,643
General and administrative expenses	34,733	33,339	22,537
	421,576	388,518	277,905
Underwriting income (loss)	$23,748	$(9,624)	$6,938
Ratios
Loss ratio	60.1%	68.0%	62.7%
Acquisition expense ratio	26.8%	25.7%	26.9%
General and administrative expense ratio	7.8%	8.8%	7.9%
Combined ratio	94.7%	102.5%	97.5%
Reserve for losses and loss expenses	$690,548	$467,225	$236,521

Premiums.    The slight decrease in gross premiums written during 2005 was due to declines in casualty treaty lines other than in the Company’s worker’s compensation line of business. Pricing pressures resulted in declines in renewal premiums and non-renewal of certain contracts written by Endurance U.S. Reinsurance, which experienced a $84.2 million net decline in Casualty Treaty Reinsurance gross premiums written over 2004. These declines were partially offset by growth within the Company’s worker’s compensation line of business at both Endurance Bermuda of $10.6 million and Endurance U.S. Reinsurance of $48.2 million. The increase in earned premiums was due to the earning of premiums written in prior years.

The increase in gross premiums written during 2004 was in large part due to organic growth the Company experienced at Endurance Bermuda and Endurance U.S. Reinsurance, which generated $46.2 million and $130.5 million in new business, respectively. This premium growth in 2004 was offset by certain business that was not renewed where terms and conditions no longer met the Company's requirements. The growth in premiums earned in 2004 benefited significantly from the earning of premiums written in 2003.

Premiums written on a policies attaching basis accounted for 72%, 67% and 72% during 2005, 2004 and 2003, respectively. Premiums written on a policies attaching basis generally earn over 24 months.

Losses and Loss Expenses.    Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. Losses and loss expenses increased in 2005 by $9.7 million; however, the loss ratio for 2005 decreased as premiums earned were significantly higher in the current year. During 2005, the Company’s regular claims audit process identified additional potential claims related to mutual fund exposures on two treaties that had not been fully reported to the Company for which additional reserves were recorded. Further contributing to increased losses and loss expenses was the recording of estimated losses based on recent legal actions brought by the New York Attorney General and the Securities and Exchange Commission against certain insurance brokers and insurance industry participants. Offsetting these additions to losses and loss expenses was net favorable loss development within the Casualty Treaty Reinsurance segment of $6.8 million. Favorable development was recorded for the 2003 and 2004 accident years.

The loss ratio for 2004 increased due to adverse development during the fourth quarter of 2004. The adverse development in 2004 related to client exposure to parties named in various investigations by the New York Attorney General’s office and the Securities and Exchange Commission. Further the Company strengthened reserves in 2004 related to contracts with national account carriers.

Acquisition Expenses.    The acquisition expense ratio increased modestly by 1.1 percentage points due to changes in the mix of business in the 2005 year. The 2004 acquisition cost ratio was consistent with 2003.

General and Administrative Expenses.    General and administrative expenses increased; however, as a percent of earned premiums, the general and administrative expense ratio declined due to the growth in premiums earned. General and administrative expenses increased due to growth in underwriting activity, increased corporate expenses and higher staffing levels offset in part by reductions in 2005 incentive compensation.

The general and administrative expenses for 2004 increased over 2003 in line with the growth in underwriting activity, increased corporate expenses and higher staffing levels.

Property Individual Risk

The Company's Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance U.S. Insurance and Endurance U.K. and, until the third quarter of 2005, was written by Endurance Bermuda. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$112,736	$112,900	$85,863
Net premiums written and acquired	91,774	110,400	83,929
Net premiums earned	103,710	102,780	65,408
Expenses
Losses and loss expenses	185,075	46,051	23,317
Acquisition expenses	11,114	12,599	7,058
General and administrative expenses	11,699	11,324	7,955
	207,888	69,974	38,330
Underwriting (loss) income	$(104,178)	$32,806	$27,078
Ratios
Loss ratio	178.5%	44.8%	35.6%
Acquisition expense ratio	10.7%	12.3%	10.8%
General and administrative expense ratio	11.3%	11.0%	12.2%
Combined ratio	200.5%	68.1%	58.6%
Reserve for losses and loss expenses	$211,591	$70,218	$36,117

Premiums.    Policies written in this segment are written on a losses occurring basis and typically earn over the 12 month period of the contract.

Premiums written and earned in 2005 remained relatively consistent with 2004 although the Company internally shifted underwriting for this segment from Endurance Bermuda to Endurance U.S. Insurance and Endurance U.K. Premiums ceded in 2005 increased by $18.5 million over those ceded in 2004 as Endurance U.S. Insurance cedes a larger portion of business written. In the future, we expect ceded premiums in this segment to be higher than in prior years as Endurance U.S. Insurance premium volume grows. Endurance U.S. Insurance retains smaller portions of the business written in this segment in order to manage its risk exposures.

Premiums written grew during 2004 largely due to new business generated by Endurance U.K., which expanded its team of underwriters and support staff throughout 2003 and wrote no business during 2002. Endurance U.K. generated new business of $44 million in the year ended December 31, 2004. During 2004, certain areas of this segment saw decreases in pricing due to increased capacity and competition, which resulted in reduced premiums recorded on those policies renewed and a portion of policies not being renewed due to less attractive terms. The increase in premiums earned in 2004 was a result of the earning of premiums that were written over the last twelve months.

Losses and Loss Expenses.    The increased loss ratio resulted from increased loss frequency and severity compared to 2004, due to losses from the 2005 Hurricanes, European wind storm Erwin, floods in California, Nevada and Israel and two industrial fires. The loss ratio for this segment, however, was most significantly impacted by the effects of the 2005 Hurricanes during the year. The combined gross losses of these storms totaled $122.0 million. Losses from the 2005 Hurricanes, net of reinstatement premiums, other loss sensitive accruals and loss recoveries, were $118.7 million prior to tax effects. These losses were offset by favorable loss development of $19.0 million primarily related to the 2004 accident year. Losses related to the 2004 accident year were less than originally estimated by the Company.

The 2004 loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses of these storms at December 31, 2004 totaled $17.8 million in this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $15.4 million, prior to the effect of taxes at December 31, 2004.

These losses were offset during 2004 by favorable loss development of $15.7 million on reserves for loss and loss adjustment expenses related to the 2002 and 2003 accident years. Favorable development on the Company's losses and loss expense reserves related to 2002 and 2003 was due to less than expected reported losses during 2004 for catastrophic loss events in these years.

Acquisition Expenses.    The decrease in the acquisition expense ratio was due to Endurance U.S. Insurance writing and ceding premiums on which commissions were earned and offset against acquisition expenses. As Endurance U.S. Insurance writes additional business overall acquisition costs in this line will decrease in relation to business ceded.

The acquisition expense ratio for 2004 experienced a slight increase over 2003 due to a moderate shift in the mix of business resulting from the growth in premiums generated by Endurance U.K.

General and Administrative Expenses.    General and administrative expenses have increased over the last two years with the growth in underwriting activity, increased corporate expenses and higher staffing levels.

Casualty Individual Risk

The Company's Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$308,695	$246,802	$214,392
Net premiums written and acquired	295,878	246,371	214,232
Net premiums earned	260,464	235,621	173,266
Expenses
Losses and loss expenses	158,501	147,657	118,515
Acquisition expenses	14,752	23,685	19,069
General and administrative expenses	25,905	22,084	16,882
	199,158	193,426	154,466
Underwriting income	$61,306	$42,195	$18,800
Ratios
Loss ratio	60.9%	62.7%	68.4%
Acquisition expense ratio	5.7%	10.1%	11.0%
General and administrative expense ratio	9.9%	9.4%	9.7%
Combined ratio	76.5%	82.2%	89.1%
Reserve for losses and loss expenses	$459,178	$300,112	$152,473

Premiums.    All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12 month period.

Gross premiums written in 2005 increased by $61.9 million or 25.1% over 2004. This increase in premiums written was due to growth in the Company’s professional lines, excess general liability and healthcare lines written by Endurance Bermuda and from new business generated by Endurance U.S.

Insurance. The Company generated new business of $27 million in gross premiums written from the excess general liability line with expansion into certain home builder and construction related lines. In addition, the Company has benefited in this segment from renewals driven by strong customer relations.

Ceded premiums within this segment increased $12.4 million over ceded premiums recorded in 2004. The increase in ceded premiums was a direct result of business written by Endurance U.S. Insurance, which utilizes reinsurance to manage limits exposed. As such, earned premiums increased although not as significantly as the increase noted in gross premiums written. Premiums earned increased by $16.6 million in the excess general liability and healthcare lines as a result of the earning of new business written throughout 2004 and 2005.

During 2004, the Company observed increased pricing overall compared to the same period in 2003. Premiums written in 2004 increased as compared to 2003 as a result of additional staff and strong renewals of existing business. The increase in premiums earned was a result of higher premiums written in the twelve months ended December 31, 2004 against those written in the corresponding period to December 31, 2003.

Losses and Loss Expenses.    The Company has received only a limited number of notices of potential losses for this segment, very few of which have yet reached a level that would result in the Company paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information, and to a limited extent, from the Company’s own loss experience. While not short tail, this business can generally be expected to report losses within three to seven years. For the year ended December 31, 2005, the Company’s actual reported losses were lower then expected, resulting in a reduction to reserves for expected losses related to prior underwriting years by $39.0 million, with the most significant reduction occurring in the 2003 accident year.

Results in this segment for 2004 were favorably impacted by reductions of $15.1 million in expected losses related to prior underwriting periods.

Acquisition Expenses.    The decrease in the acquisition expense ratio was due to Endurance U.S. Insurance writing and ceding premiums on which commissions were earned and offset against acquisition expenses. In addition, the decrease in acquisition costs resulted from reductions in commissions paid to wholesale brokers within this segment.

The slight decrease in the acquisition expense ratio in 2004 and 2003 reflects variations in individual contract terms.

General and Administrative Expenses.    The increase in 2005 general and administrative expenses was a result of startup expenses incurred by Endurance U.S. Insurance that were allocated to the various lines written by Endurance U.S. Reinsurance and Endurance U.S. Insurance based on gross premiums written.

During 2004, the increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

Aerospace and Other Specialty Lines

The Company's Aerospace and Other Specialty Lines business segment is comprised of the insurance and reinsurance of aerospace lines, surety, marine and energy, agriculture, personal accident, terrorism and others. Aerospace risks include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
	(in thousands, except for ratios)
Revenues
Gross premiums written and acquired	$342,382	$222,020	$258,593
Net premiums written and acquired	337,140	221,524	258,593
Net premiums earned	316,081	216,320	179,721
Expenses
Losses and loss expenses	337,240	135,617	130,715
Acquisition expenses	56,888	44,089	33,518
General and administrative expenses	26,377	15,615	14,524
	420,505	195,321	178,757
Underwriting (loss) income	$(104,424)	$20,999	$964
Ratios
Loss ratio	106.7%	62.7%	72.7%
Acquisition expense ratio	18.0%	20.4%	18.7%
General and administrative expense ratio	8.3%	7.2%	8.1%
Combined ratio	133.0%	90.3%	99.5%
Reserve for losses and loss expenses	$505,722	$253,583	$156,565

Premiums.    Gross premiums written increased by $120.4 million in 2005 over 2004. Increases were due to growth in the marine and energy, surety, agriculture and personal accident lines. The increases in these lines were offset by decreases in gross premiums written within the aerospace and other miscellaneous specialty lines in this segment. A portion of the increase was due to reinstatement premiums of $20.0 million that were written and earned within the marine and energy line of business resulting from the 2005 Hurricane losses. Growth in the agricultural line for 2005 of $28.2 million was directly related to the Company’s hiring of a specialized agriculture underwriting department in late 2004 whose efforts have contributed to premium growth in 2005. Growth in the surety line during 2005 of $40.7 million was a direct result of the Company acquiring renewal rights to a book of business in the fourth quarter of 2004. Future growth in this segment may be impacted by the non-renewal in 2006 of a large aviation reinsurance program, which contributed $51.9 million, $49.0 million and $55.8 million to gross premiums written in 2005, 2004 and 2003, respectively.

The decrease in gross premiums written during 2004 was in large part due to certain business that was not renewed where terms and conditions no longer met the Company's criteria, including a large workers' compensation contract. Offsetting these decreases was premium growth generated by an expansion within the Company's marine and personal accident underwriting teams, which combined contributed $68.8 million in 2004. The growth in premiums earned in 2004 was largely due to the earning of premiums written in 2003.

Losses and Loss Expenses.    The loss ratio for this segment was impacted by the effects of the 2005 Hurricanes on the marine and energy line of business. The combined gross losses of these storms totaled $155.0 million. Losses from the 2005 Hurricanes, net of reinstatement premiums, other loss sensitive accruals and loss recoveries, were $135.0 million prior to tax effects. Offsetting the losses was favorable loss development on the 2002, 2003 and 2004 accident years of $19.6 million as losses have not materialized as originally estimated related to these prior years.

The 2004 loss ratio for this segment was impacted by the effects of Hurricanes Charley, Frances, Ivan and Jeanne. The estimated combined gross losses of these storms at December 31, 2004 totaled $10.5 million for this segment. Estimated losses net of reinstatement premiums, other loss sensitive accruals and loss recoveries were $9.4 million, prior to the effect of taxes at December 31, 2004. Offsetting the losses in 2004 was favorable loss development on reserves for loss and loss adjustment expenses of $17.3 million related to 2002 and 2003 accident years.

Acquisition Expenses.    The increase in acquisition expenses was directly related to an overall increase in business written within this segment. The acquisition expense ratio, however, decreased from prior year. This decrease in the ratio was driven by changes in the mix of business including a shift towards marine and energy and agricultural lines which generally have lower acquisition costs.

The increase in the 2004 acquisition expense ratio from the 2003 ratio was due to the change in the mix of business toward proportional reinsurance contracts in aerospace lines.

General and Administrative Expenses.    The increase in the general and administrative expenses in 2005 was partially due to the growth in gross premiums written and thus an overall increase in the amount of allocated expenses reflected within this segment. Also, the addition of staff in the Company’s specialty lines contributed to the growth in overall general and administrative expenses.

The general and administrative expense ratio for 2004 decreased over 2003 as a result of the reduction of staff in the Company's alternative risk line and an increase in premiums earned.

Significant Transactions and Events

On December 19, 2005, the Company filed an unallocated universal shelf registration statement, Registration Statement on Form S-3 (Registration No. 333-130464), that was effective immediately as a result of the Company’s status as a well-known, seasoned issuer under the U.S. Securities and Exchange Commission’s regulations. This registration statement replaces any previous Registration Statements on Form S-3 filed by the Company. This registration statement permits the Company to issue, in one or more offerings, an indeterminate amount of debt securities, preference shares, ordinary shares, depositary shares, warrants, contracts to purchase ordinary shares, preference shares or depositary shares, stock purchase units or a combination of the above. In addition, this registration statement registers for possible future sales up to 19,091,414 ordinary shares beneficially owned by certain of the Company’s founding shareholders. The registration of the founding shareholders’ ordinary shares does not obligate these shareholders to offer or sell any of these shares. The Company will not receive any proceeds from any sale of shares by the selling shareholders.

As a result of the losses incurred by the Company due to Hurricane Katrina, on November 2, 2005, A.M. Best Company reduced the financial strength rating assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. Reinsurance from ‘‘A’’ (Excellent) to ‘‘A−’’ (Excellent), with a stable outlook. Our new operating subsidiary, Endurance U.S. Insurance, was assigned the same ‘‘A−’’ (Excellent) rating with a stable outlook. We currently maintain an S&P financial strength rating for Endurance Bermuda, Endurance U.K., Endurance U.S. Reinsurance and Endurance U.S. Insurance of ‘‘A−’’ (Strong) with a positive outlook.

On October 17, 2005, Endurance Holdings consummated the offering of $200 million principal amount of 6.15% Senor Notes due 2015 (the ‘‘6.15% Senior Notes"). The 6.15% Senior Notes were offered by the underwriters at a price of 99.639% of their principal amount, providing an effective yield to investors of 6.199%, and, unless previously redeemed, will mature on October 15, 2015. Endurance Holdings used a portion of the net proceeds of $197.8 million received after underwriting discounts and offering expenses to repay the $143.5 million outstanding under its credit facility as well as to provide additional capital to its subsidiaries and for other general corporate purposes. A description of the terms of the 6.15% Senior Notes is included in ‘‘Liquidity and Capital Resources’’ below.

On October 10, 2005, Endurance Holdings consummated the offering of 8,000,000 shares of its 7.75% Non-Cumulative, Preferred Shares, Series A, $25 liquidation preference per share, (the ‘‘Series A Preferred Shares’’). The Series A Preferred Shares were issued at a price to the public of $25.00 per share yielding net proceeds of $193.5 million after expenses and underwriting discounts. The proceeds from this offering were used by Endurance Holdings to provide additional capital to its subsidiaries and for other general corporate purposes. A description of the terms of the Series A Preferred Shares is included in ‘‘Liquidity and Capital Resources’’ below.

On October 6, 2005, Endurance Holdings issued 6,079,000 of its ordinary shares. Goldman, Sachs & Co. purchased the ordinary shares from Endurance Holdings and subsequently sold the ordinary shares to public investors. The ordinary shares issued in the offering were registered under the Securities Act of 1933, as amended, on a prospectus supplement to the Shelf Registration Statement at a price of $33.15 per share ($32.90 per share, net of underwriters discount) raising approximately $200 million in net proceeds. The proceeds from this offering were used by Endurance Holdings to provide additional capital to its subsidiaries and for other general corporate purposes.

On August 9, 2005, Endurance Holdings entered into a purchase agreement by and among Endurance Holdings, Goldman, Sachs & Co. and Texas Pacific Group and Thomas H. Lee for the sale of 7,741,030 ordinary shares held by these selling shareholders. The ordinary shares were sold on a prospectus supplement to the Registration Statement and represented approximately 13% of the ordinary shares then outstanding. Endurance Holdings did not receive any proceeds from this offering.

On May 4, 2005, Endurance Holdings entered into a purchase agreement by and among Endurance Holdings, Goldman, Sachs & Co. and Texas Pacific Group and Thomas H. Lee for the sale of 8,000,000 ordinary shares held by these selling shareholders. The ordinary shares were sold under Endurance Holdings’ Registration Statement on Form S-3 (Registration No. 333-116505) and represented approximately 13% of the ordinary shares then outstanding. Endurance Holdings did not receive any proceeds from this offering.

On April 18, 2005, Endurance Holdings amended its existing Credit Agreement among Endurance Holdings, various designated subsidiary borrowers, various lending institutions and JPMorgan Chase Bank, N.A. as Administrative Agent (the ‘‘2005 Credit Facility’’). The terms of the 2005 Credit Facility are described in ‘‘Liquidity and Capital Resources’’ below.

Liquidity and Capital Resources

Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K., Endurance U.S. Reinsurance and Endurance U.S. Insurance. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, if any, on its ordinary shares and Series A Preferred Shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K., Endurance U.S. Reinsurance and Endurance U.S. Insurance to Endurance Holdings, which are described in more detail below.

The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2005, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $563 million without prior regulatory approval based upon the Bermuda insurance and Companies Act regulations.

Endurance U.S. Reinsurance is subject to regulation by the State of New York Insurance Department. Dividends may only be declared or distributed out of earned surplus. At December 31, 2005, Endurance U.S. Reinsurance did not have earned surplus; therefore, Endurance U.S. Reinsurance was in 2005 and continues to be precluded from declaring or distributing any dividend without the prior approval of the Superintendent of the State of New York Insurance Department.

Endurance U.S. Insurance is subject to regulation by the State of Delaware Insurance Department. Dividends may only be declared or distributed out of earned surplus. At December 31, 2005 and 2004, Endurance U.S. Insurance did not have earned surplus; therefore, Endurance U.S. Insurance was in 2005 and continues to be precluded from declaring or distributing any dividends without the prior approval of the Commissioner of the State of Delaware Insurance

Department. Any dividends paid by Endurance U.S. Insurance are paid to Endurance U.S. Reinsurance and are then subject to Endurance U.S. Reinsurance’s dividend limitations.

The Company's aggregate invested assets as of December 31, 2005 totaled $5.0 billion compared to aggregate invested assets of $3.9 billion as of December 31, 2004. The increase in invested assets since December 31, 2004 resulted from collections of premiums on insurance policies and reinsurance contracts, capital raising initiatives and investment income, offset by losses and loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

As of December 31, 2005, the Company had committed cash and cash equivalents and fixed maturity investments of $230.4 million in favor of certain ceding companies to collateralize obligations. As of December 31, 2005, the Company has also pledged $417.1 million of its fixed maturity investments as collateral to secure $371.1 million in letters of credit outstanding under its credit facility. In addition, at December 31, 2005, cash and fixed maturity investments with a fair value of $28.5 million and $26.7 million were on deposit with U.S. state and Canadian regulators, respectively.

The Company is subject to certain commitments with respect to the investments in other ventures. Of the year end balance of $161.9 million, the Company is subject to redemption restriction provisions of between two to three years from the date of acquisition.

At December 31, 2005, letters of credit totaling $374.8 million were outstanding, $199.3 million of 6.15% Senior Notes were outstanding and $247.8 million of 7% Senior Notes (the ‘‘7% Senior Notes’’) were outstanding. In October 2005, the Company used a portion of the net proceeds from the offering and sale of the 6.15% Senior Notes to repay the $143.5 million then outstanding under the Company’s credit facility. No additional borrowings were made against the credit facility during the remainder of 2005.

Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the years ended December 31, 2005, 2004 and 2003 was $0.8 billion, $1.2 billion and $0.9 billion, respectively.

The Company's contractual obligations as of December 31, 2005 are summarized as follows:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Reserve for Losses and Loss Expenses	$2,603,590	$809,591	$731,410	$519,685	$542,904
6.15% Senior Notes due 2015	323,000	12,300	24,600	24,600	261,500
7% Senior Notes due 2034	757,500	17,500	35,000	35,000	670,000
Operating Leases (1)	54,913	7,047	14,262	13,367	20,237
Total	$3,739,003	$846,438	$805,272	$592,652	$1,494,641

(1)	The Company leases office space and office equipment under operating leases.

The table above includes the estimated timing of the payment of estimated future cash flows for losses and loss expenses based on the Company’s best estimate of obligations to pay policyholders at December 31, 2005. The amount and timing of the cash flows are uncertain and do not have contractual payout terms. For a discussion of these uncertainties, see ‘‘Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses.’’ These estimated obligations will be funded through operating cash flows and existing cash and investments.

On October 17, 2005, Endurance Holdings issued $200 million principal amount of 6.15% Senior Notes pursuant to a prospectus supplement to the Registration Statement on Form S-3 (Registration No. 333-125457) (the ‘‘Shelf Registration Statement’’). The 6.15% Senior Notes were offered by the underwriters at a price of 99.639% of their principal amount, providing an effective yield to investors of 6.199%, and, unless previously redeemed, will mature on October 15, 2015. Endurance Holdings used net proceeds from the offering to repay the $143.5 million outstanding under its credit facility as well as to provide additional capital to its subsidiaries and for other general corporate purposes.

On July 15, 2004, the Company issued $250 million principal amount of 7% Senior Notes pursuant to a prospectus supplement to the Registration Statement on Form S-3 (Registration No. 333-116505). The 7% Senior Notes were offered by the underwriters at a price of 99.108% of their principal amount, providing an effective yield to investors of 7.072%, and, unless previously redeemed, will mature on July 15, 2034.

The 6.15% Senior Notes and 7% Senior Notes (collectively, the ‘‘Senior Notes’’) are senior unsecured obligations of Endurance Holdings and rank equally with all of Endurance Holdings’ existing and future unsecured and unsubordinated debt. The Senior Notes are also effectively junior to claims of creditors of Endurance Holdings’ subsidiaries, including policyholders, trade creditors, debt holders, and taxing authorities.

The indentures governing each of the Senior Notes contain certain limited covenants including:

•	limitations on liens on the stock of restricted subsidiaries;

•	restrictions as to the disposition of the stock of restricted subsidiaries; and

•	limitations on mergers, amalgamations, conversions, consolidations and successions.

In addition, the following events constitute an event of default under the indentures governing the Senior Notes:

•	nonpayment of principal or any premium when due;

•	nonpayment of interest for 30 days;

•	a failure to observe or perform any other covenant or agreement in the debt securities or indentures, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	certain events of bankruptcy, insolvency or reorganization; or

•	a continuing default, for more than 30 days after Endurance Holdings receives notice of the default under any other indenture, mortgage, bond, debenture, note or other instrument, under which Endurance Holdings or its restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50.0 million, if the default resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

Where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of the 6.15% Senior Notes and of the 7% Senior Notes, respectively, may have the right to declare the principal and accrued interest of each of the 6.15% Senior Notes and the 7% Senior Notes to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, all unpaid principal of all the Senior Notes then outstanding, and interest accrued thereon, if any, shall be due and payable immediately, without any declaration or other act on the part of the indenture trustee or any holder of the Senior Notes. At December 31, 2005, the carrying value of the Senior Notes stood at $447.1 million while the fair value as determined by quoted market valuation was $466.4 million. The Company was in compliance with all covenants contained within the indentures governing the Senior Notes as of December 31, 2005.

The Senior Notes are redeemable at the option of Endurance Holdings at any time at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on the notes, not including any portion of the payments of interest accrued as of such redemption date, discounted to such redemption date on a semi-annual basis at the Treasury Rate (as defined in the indentures governing the Senior Notes), plus 25 basis points; plus in each case, accrued and unpaid interest on such notes to, but excluding, such amount, together with accrued and unpaid interest and additional amounts, if any, at the option of Endurance Holdings upon the occurrence of certain tax events.

On October 12, 2005, in conjunction with the issuance by the Company of its 7.75% Non-Cumulative Preferred Shares, Series A (the ‘‘Series A Preferred Shares’’), the Company entered into a ‘‘Declaration of Covenant’’ for the benefit of the holders of the 7% Senior Notes. The Covenant states that the Company will redeem its Series A Preferred Shares only if the total redemption price is less than or equal to the proceeds Endurance Holdings or its subsidiaries have received during the six months prior to the date of such redemption from the sale of certain qualifying securities that, among other things, are, with limited exceptions, pari pasu with or junior to the Series A Preferred Shares upon the Company’s liquidation, dissolution or winding-up; perpetual, or have a mandatory redemption or maturity date that is not less than sixty years after the initial issuance of such securities; and provide for dividends or other income distributions that are non-cumulative.

Prior to the issuance of the 7% Senior Notes, the Company entered into an interest rate lock on a notional amount of $125 million to protect against interest rate increases before the anticipated issuance of the Senior Notes. The objective of the interest rate lock was to protect 50% of the forecasted receipt of proceeds from the issuance of the 7% Senior Notes offering, which was subject to change due to fluctuations in the benchmark 30 year U.S. Treasury rate. Upon issuance of the 7% Senior Notes, the interest rate lock was settled through payment by the Company of $2.7 million. The interest rate lock agreement was designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the fair value of the derivative was recorded in other comprehensive income and is being recognized as a component of interest expense in the statement of income as the interest expense related to the 7% Senior Notes affects earnings.

On October 6, 2005, Endurance Holdings issued 6,079,000 of its ordinary shares. Goldman, Sachs & Co. purchased the ordinary shares from Endurance Holdings and subsequently sold the ordinary shares to public investors. The ordinary shares issued in the offering were registered under the Securities Act of 1933, as amended, on a prospectus supplement to the Shelf Registration Statement at a price of $33.15 per share ($32.90 per share, net of underwriters discount) raising approximately $200 million in net proceeds. The proceeds from this offering were used by Endurance Holdings to provide additional capital to its subsidiaries and for other general corporate purposes.

On October 10, 2005, Endurance Holdings issued 8,000,000 shares of its Series A Preferred Shares. The Series A Preferred Shares sold in the offering were registered under the Securities Act of 1933, as amended, on a prospectus supplement to the Shelf Registration Statement. The Series A Preferred Shares were issued at a price to the public of $25.00 per share. Endurance Holdings received net proceeds from this offering of $193.5 million after expenses and underwriting discounts. The proceeds from this offering were used to provide additional capital to Endurance Holdings’ subsidiaries and for other general corporate purposes. The Series A Preferred Shares have no stated maturity date and are redeemable in whole or in part at the option of Endurance Holdings any time after December 15, 2015 at a redemption price of $25.00 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Endurance Holdings may redeem all but not less than all of the Series A Preferred Shares before that date at a redemption price of $26.00 per share, plus any declared and unpaid dividends, to the date of redemption, if Endurance Holdings:

•	submits a proposal to Endurance Holdings’ holders of ordinary shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving Endurance Holdings that requires a vote of the holders of the Series A Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares); or

•	submits any proposal for any other matter that, as a result of any change in Bermuda law after October 6, 2005 (whether by enactment or official interpretation), requires a vote of the holders of the Series A Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares).

Dividends on the Series A Preferred Shares, when, as and if declared by the board of directors of Endurance Holdings or a duly authorized committee of the board, accrue and are payable on the liquidation preference amount from the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 7.75%. Any such dividends to be distributed to the holders of the Series A Preferred Shares are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preferred Shares for payment on any dividend payment date, then such dividends do not accrue and are not be payable. If Endurance Holdings’ board of directors or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, Endurance Holdings has no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series A Preferred Shares are declared for any future dividend period.

The Series A Preferred Shares:

•	rank senior to junior shares with respect to the payment of dividends and distributions upon Endurance Holdings’ liquidation, dissolution or winding-up. Junior shares include Endurance Holdings’ ordinary shares and any other shares to be issued in the future, including class A shares and any other class of shares that rank junior to the Series A Preferred Shares (collectively ‘‘Junior Shares’’) either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up; and

•	rank at least equally with each other series of shares ranking on parity with the Series A Preferred Shares as to dividends and distributions upon Endurance Holdings’ liquidation or dissolution or winding up, which are referred to as parity shares. As of the date hereof, no other series of parity shares is outstanding.

During any dividend period, so long as any Series A Preferred Shares remain outstanding, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Shares have been declared and paid:

•	no dividend shall be paid or declared on Junior Shares, other than a dividend payable solely in Junior Shares; and

•	no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by Endurance Holdings, directly or indirectly (other than (i) as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one Junior Share for or into another Junior Share, (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares and (iii) as permitted by the bye-laws of Endurance Holdings in effect on the date of issuance of the Series A Preferred Shares).

For any dividend period in which dividends are not paid in full upon the Series A Preferred Shares and any parity shares, all dividends declared for such dividend period with respect to the Series A Preferred Shares and such parity shares shall be declared on a pro-rata basis.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Endurance Holdings, holders of the Series A Preferred Shares and any parity shares are entitled to receive out of Endurance Holdings’ assets available for distribution to shareholders, before any distribution is made to holders of Junior Shares, a liquidating distribution in the amount of $25 per Series A Preferred Share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series A Preferred Shares and any parity shares and only to the extent of Endurance Holdings’ assets, if any, that are available after satisfaction of all liabilities to creditors.

Holders of the Series A Preferred Shares have no voting rights, except with respect to certain fundamental changes in the terms of the Series A Preferred Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or Endurance Holdings’ bye-laws.

On April 18, 2005, Endurance Holdings amended its existing Credit Agreement among Endurance Holdings, various designated subsidiary borrowers, various lending institutions and JPMorgan Chase Bank, N.A. as Administrative Agent (the ‘‘2005 Credit Facility’’) in order to (i) allow for the issuance of multi-currency letters of credit, (ii) allow for the ‘‘fronting’’ of letters of credit by banks that are participants in the 2005 Credit Facility, (iii) extend the maturity of the facility to April 18, 2010, and (iv) increase the size of the facility to $925 million from $850 million.

Proceeds of the 2005 Credit Facility may be used by the Company or its subsidiaries for general corporate and working capital purposes and repurchases of its outstanding ordinary or class A shares and warrants to purchase its ordinary or class A shares. The Company cannot use more than $500 million of the proceeds for equity repurchases. The full amount of the facility is available for revolving credit borrowings and up to $900 million is available for the issuance of letters of credit. Up to $450 million of borrowings or letter of credit issuances under the facility may be secured by a portion of the investment portfolio of the individual borrower under the facility. Endurance Holdings guarantees the obligations of those of its subsidiaries that are parties to the facility.

On December 22, 2004, the Company borrowed $143.5 million under its then existing credit facility. All amounts outstanding under the credit facility were repaid on October 19, 2005 from the proceeds of the issuance by Endurance Holdings of its 6.15% Senior Notes.

The interest rate for revolving loans under the 2005 Credit Facility is either (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% of 1% and (b) the prime commercial lending rate of JPMorgan Chase Bank or (ii) LIBOR. For letters of credit issued on an unsecured basis, the Company is required to pay a fee ranging from 0.31% to 0.475% on the daily stated amount of such letters of credit. For letters of credit issued on a secured basis, the Company is required to pay a fee ranging from 0.10% to 0.285% on the daily stated amount of such letters of credit. In each case, the applicable fee is determined based upon the ratio of the Company's outstanding indebtedness to total capital, which is referred to as the Company's leverage ratio. If the Company fails to timely repay any revolving loan or timely reimburse any lender for a drawing under a letter of credit, the Company is obligated to pay interest on the unpaid or unreimbursed amount at the applicable rate, plus 2.0%. The Company incurred interest at 3.5% on the revolving borrowings outstanding annualized through October 19, 2005 when all amounts outstanding were repaid by the Company.

The 2005 Credit Facility requires the Company to pay to the lenders a facility fee (a) of 0.09% of the total commitments under the credit facility that are secured by the Company’s assets and (b) that ranges from 0.09% to 0.15%. The Company must also pay the lenders a utilization fee of 0.10% of the total amount of revolving loans outstanding when the aggregate amount of those loans is equal to 50% of the aggregate lending commitments outstanding under the credit facility.

The 2005 Credit Facility requires the Company's compliance with certain customary restrictive covenants. These include certain financial covenants, such as maintaining a leverage ratio (no greater than 0.35:1.00 at any time), a consolidated tangible net worth (no less than $1.25 billion at any time), and unencumbered cash and investment grade assets in excess of the greater of $400 million or the Company's outstanding debt and letters of credit. In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of the Company's 2005 Credit Facility restrict the declaration or payment of dividends if the Company is already in default or if the payment or declaration would cause a default under the terms of the loan facilities. The credit facility also includes other covenants restricting such activities as:

•	changes in business;

•	consolidation or merger with another entity;

•	disposal of assets;

•	incurrence of additional indebtedness;

•	incurrence of liens on our property;

•	issuance of preferred or preference equity securities;

•	dissolution or liquidation;

•	transactions with affiliates; and

•	changes of control.

It is an event of default under the credit facility if there occurs any one of the following:

•	a failure of the Company to pay principal when due, interest or fees within three business days or other amounts under the credit facility following notice or demand;

•	a representation, warranty or material statement made by the Company in connection with the credit facility is untrue in any material respect;

•	a failure by the Company to perform certain of the covenants made in connection with the credit facility;

•	a default in connection with other indebtedness in excess of $30 million;

•	bankruptcy;

•	a material ERISA violation;

•	an adverse judgment in excess of $30 million;

•	suspension of one or more insurance licenses, with the suspension having a material adverse effect on the Company;

•	cessation of the Endurance Holdings guarantee;

•	a failure of the lenders to have a first priority perfected security interest in the collateral; or

•	a change in control of the Company.

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

Given that the Company's Senior Notes (described above) and the 2005 Credit Facility contain cross default provisions, the risk exists that the holders of the Senior Notes and the lenders under the credit facility declaring such debt due and payable and an acceleration of all debt due under both the Senior Notes and the credit facility. If this were to occur, the Company may not have liquid funds sufficient to repay any or all of such indebtedness.

On an ongoing basis, the Company expects its internally generated funds, together with borrowings available under its credit facility, capital generated from the offering and sale of its Senior Notes, Series A Preferred Shares and ordinary shares, to be sufficient to operate its business. However, there can be no assurance that the Company will not incur additional indebtedness or issue additional equity or hybrid securities in order to implement its business strategy or pay claims.

Off-Balance Sheet Arrangements

As of December 31, 2005, the Company had not entered into any material off-balance sheet arrangements.

Currency and Foreign Exchange

The Company's functional currency is U.S. dollars for Endurance Bermuda, Endurance U.S. Reinsurance, and Endurance U.S. Insurance and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company has made a significant investment in the capitalization of Endurance U.K. Endurance U.K. is subject to the United Kingdom's Financial Services Authority rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on the Company's results of operations.

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

Reserve for Losses and Loss Expenses

As of December 31, 2005 and 2004, the Company had accrued losses and loss adjustment expense reserves of $2,603.6 million and $1,549.7 million, respectively. These amounts represent the Company's actuarial best estimate of the ultimate liability for payment of losses and loss adjustment expenses related to loss events as of December 31, 2005 and 2004, respectively. During the years ended December 31, 2005, 2004 and 2003, the Company paid losses and loss adjustment expenses of $580.0 million, $236.7 million and $86.8 million, respectively.

As of December 31, 2005, the Company had been notified of a significant number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims alone are a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See ‘‘Critical Accounting Policies and Estimates — Reserve for Losses and Loss Expenses’’ for further discussion of the methods employed by the Company to establish its loss reserves.

The following table summarizes the net loss effect of a 10% change in the Company’s reserve for losses and loss adjustment expenses by segment:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines
	(in thousands)
Reserve for losses and loss expenses at December 31, 2005..	$538,991	$216,388	$673,161	$211,591	$459,178	$504,281
Net loss effect of a 10% change	$53,899	$21,639	$67,316	$21,159	$45,918	$50,428

Incurred losses for the year ended December 31, 2005 are summarized as follows:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Deposit(1) Accounting	Total
	(in thousands)
Incurred related to:
Current year	$515,925	$325,743	$274,214	$204,036	$197,536	$356,869	$(60,918)	$1,813,405
Prior years	(73,841)	(4,236)	(6,760)	(18,961)	(39,035)	(19,629)	—	(162,462)
Total Incurred Losses	$442,084	$321,507	$267,454	$185,075	$158,501	$337,240	$(60,918)	$1,650,943

(1)	Reconciles the Company’s incurred losses by segment to the Company’s financial statement presentation.

Incurred losses for the year ended December 31, 2004 are summarized as follows:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total
	(in thousands)
Incurred related to:
Current year	$332,669	$106,065	$257,801	$61,794	$162,767	$152,914	$1,074,010
Prior years	(48,038)	(40,414)	(78)	(15,743)	(15,110)	(17,297)	(136,680)
Total Incurred Losses	$284,631	$65,651	$257,723	$46,051	$147,657	$135,617	$937,330

Incurred losses for the year ended December 31, 2005 include approximately $162.5 million in favorable development of reserves relating to prior accident years. The favorable loss reserve development experienced during the 2005 year benefited the Company's 2005 reported loss ratio by approximately 9.4 percentage points. The net reduction in estimated losses for prior accident years reflects lower than expected emergence of catastrophic and attritional losses.

Reserves for losses and loss expenses were comprised of the following at December 31, 2005:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Deposit(1) Accounting	Total
	(in thousands)
Case reserves	$332,001	$173,984	$140,986	$150,267	$9,083	$225,747	$(13,576)	$1,018,492
IBNR	231,722	45,469	549,562	61,324	450,095	279,975	(33,049)	1,585,098
Reserve for losses and loss expenses	$563,723	$219,453	$690,548	$211,591	$459,178	$505,722	$(46,625)	$2,603,590

(1)	Reconciles the Company’s reserves for losses and loss expenses by segment to the Company’s financial statement presentation.

Reserves for losses and loss expenses were comprised of the following at December 31, 2004:

	Property per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace & Other Specialty Lines	Total
	(in thousands)
Case reserves	$158,139	$41,542	$68,450	$28,697	$5,000	$68,422	$370,250
IBNR	221,763	37,079	398,775	41,521	295,112	185,161	1,179,411
Reserve for losses and loss expenses	$379,902	$78,621	$467,225	$70,218	$300,112	$253,583	$1,549,661

Selected quarterly activity in the reserve for losses and loss expenses for the year ended December 31, 2005 is summarized as follows:

	Quarter Ended March 31, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2005	Quarter Ended December 31, 2005	Year Ended December 31, 2005
	(in thousands)
Incurred related to:
Current year	$297,060	$256,664	$808,484	$451,197	$1,813,405
Prior years	(46,001)	(27,748)	(23,876)	(64,837)	(162,462)
Total incurred	$251,059	$228,916	$784,608	$386,360	$1,650,943
Paid related to:
Current year	$(3,021)	$(14,025)	$(26,678)	$(229,008)	$(272,732)
Prior years	(86,769)	(94,706)	(68,658)	(57,124)	(307,257)
Total paid	$(89,790)	$(108,731)	$(95,336)	$(286,132)	$(579,989)

The following table represents the development of GAAP balance sheet reserves for 2002 through December 31, 2005. This table does not present accident or policy year development data. The top line of the table shows the gross reserves for losses and loss expenses at the balance sheet date for each of the indicated years. This represents the estimated amounts of gross losses and loss expenses arising in the current year and all prior years that are unpaid at the balance sheet date, including IBNR reserves. The table also shows the re-estimated amount of the previously recorded reserve based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "cumulative redundancy" represents the aggregate change to date from the original estimate on the top line of the table. The table also shows the cumulative paid amounts as of successive years with respect to the reserve liability.

Years ended December 31,	2002	2003	2004	2005
	(in thousands)
Reserve for losses and loss expenses, net of losses and loss expenses recoverable	$200,840	$833,158	$1,549,661	$2,603,590
1 year later	164,923	696,478	1,387,199	—
2 years later	143,295	631,367	—	—
3 years later	153,179	—	—	—
Cumulative redundancy	47,661	201,791	162,462	—
Cumulative net paid losses
1 year later	49,563	155,745	370,257	—
2 years later	66,643	214,308	—	—
3 years later	74,262	—	—	—

Ceded Reinsurance

Total premiums ceded were $49.5 million for the year ended December 31, 2005, $14.3 million for the year ended December 31, 2004 and negligible for the year ended December 31, 2003. The increase in ceded premiums was due to business written and ceded by Endurance U.S. Insurance. In addition, the Company purchased certain industry loss warranties during 2005 to reduce its overall catastrophe exposure within the U.S. The reinsurance was allocated to the Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance and Property Individual Risk segments. During 2004, the Company purchased industry loss warranties to reduce its exposure to certain U.S. wind risks, predominantly in Florida. The reinsurance was allocated to the Property Per Risk Treaty Reinsurance, Treaty Catastrophe Reinsurance and Property Individual Risk segments. The premiums ceded in 2003 were negligible.

At December 31, 2005, the Company has reinsurance recoverables of $17.2 million related to the reinsurance agreements described above. The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires. No allowance for uncollectibles was deemed necessary on the recoverable balances outstanding at December 31, 2005.

Intangible Assets

Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 ‘‘Business Combinations’’ and SFAS No. 142 ‘‘Goodwill and Other Intangible Assets.’’ These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. During 2005, we acquired Endurance U.S. Insurance and as a result of that transaction recorded an indefinite lived intangible of $8.0 million related to state insurance licenses acquired. In accordance with SFAS No. 142, the indefinite lived intangible asset related to this transaction has been tested for impairment. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. Payments and accrued amounts to HartRe contingent upon certain performance factors related to the acquired business have increased the goodwill balance to $30.4 million at December 31, 2005 and $15.2 million at December 31, 2004. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $14.2 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

Deferred Tax Assets

The Company’s balance sheet contains net deferred tax assets in the amount of $69.4 million (2004 – $16.4 million). Of the Company’s net deferred tax assets $39.7 million (2004 – $10.7 million) relates to net operating loss carryforwards that are available to offset future taxable income generated by the Company's U.S. and U.K. subsidiaries. Although the Company's U.S. operations did not generate taxable income during the year ended December 31, 2005 or during the proceeding two years, the net operating losses which gave rise to a corresponding deferred tax asset are available for carryforward for 20 years following the loss year. U.K. losses may be carried forward indefinitely. Based on its analysis of projected taxable income for the Company’s U.S. and U.K. subsidiaries, management believes that it is more likely than not that the results of future operations of the Company’s U.S. and U.K. subsidiaries will generate sufficient taxable income to realize the net operating loss carryforwards in the near term and prior to their expiration. Accordingly, management believes the net deferred tax assets as stated in the Company’s financial statements are more likely than not to be fully realized in corresponding future periods and the Company’s net deferred tax asset has been stated appropriately at December 31, 2005. In the event that management determines in the future that it is less likely that the net deterred tax assets as stated in the Company’s financial statements will be fully realized in the near term and prior to their expiration, the Company will establish a valuation allowance against the net deterred tax assets. The establishment of a deferred tax assets valuation allowance would be charged to the Company’s income tax expense in the period such determination was made.

Quantitative and Qualitative Information about Market Risk

The Company believes that it is principally exposed to four types of market risk: interest rate risk, equity risk, foreign currency risk and credit risk.

Interest Rate Risk.    The Company’s primary market risk exposure is to changes in interest rates. The Company’s fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an asset liability strategy that involves the selection, by our managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity that are tailored to the anticipated cash outflow characteristics of our liabilities. The target duration of assets not managed versus liabilities (including reserves for losses and loss expenses) is approximately three years. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. As of December 31, 2005, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company’s assets invested in cash and fixed income securities of $4.8 billion would have been an estimated decrease in market value of 2.8% or approximately $136 million, and the impact on our cash and fixed income securities of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.6% or approximately $125 million.

The Company's investment in alternative funds is exposed to interest rate risk. To the extent that the securities underlying these investments are fixed maturities, fluctuations in interest rates have a direct impact on the market valuation of these investments.

Equity Risk.    The Company's investment in alternative funds is exposed to equity risk. To the extent that the securities underlying these investments are equity securities, fluctuations in the equity markets have a direct impact on the market valuation of these investments. The Company's investment in alternative funds at December 31, 2005 was $161.9 million (2004 – $91.0 million) which represented 3.3% (2004 – 2.3%) of the Company's invested assets at such date.

Foreign Currency Risk.    The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2005, 21.3% of the Company’s gross premiums were written in currencies other than the U.S. dollar. A portion of our cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of our operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars (‘‘Major Currencies’’). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

Credit Risk.    The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company's risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit its credit exposure by purchasing fixed income investments rated A−/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

In addition, the Company has exposure to credit risk as it relates to losses recoverable on paid and unpaid losses for which the Company has purchased reinsurance coverage. The Company does not rely heavily on reinsurance, but when purchased, does require its reinsurers to have strong financial strength ratings. The Company evaluates the financial condition of its reinsurers and monitors its concentration of credit risk on an ongoing basis.

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Shareholders of Endurance Specialty Holdings Ltd.

The management of Endurance Specialty Holdings Ltd. (the ‘‘Company’’) is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended). This internal control provides monitoring mechanisms, and actions are taken to correct deficiencies identified.

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

Management assessed the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth in ‘‘Internal Control – Integrated Framework’’ issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, the Company maintained effective internal control over financial reporting.

Ernst & Young, an independent registered public accounting firm, has issued their attestation report on management's assessment of the Company's internal control over financial reporting.

/s/ Kenneth J. LeStrange
Kenneth J. LeStrange, CEO

/s/ Michael J. McGuire
Michael J. McGuire, CFO

February 15, 2006

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited management's assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Endurance Specialty Holdings Ltd. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Endurance Specialty Holdings Ltd.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Endurance Specialty Holdings Ltd. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Endurance Specialty Holdings Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Endurance Specialty Holdings Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 of Endurance Specialty Holdings Ltd. and our report dated February 15, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young
Hamilton, Bermuda February 15, 2006

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Endurance Specialty Holdings Ltd.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young

Hamilton, Bermuda

February 15, 2006

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004
(In thousands of United States dollars, except share amounts)

	2005	2004
ASSETS
Investments
Fixed maturity investments available for sale, at fair value (amortized cost: $4,365,744 and $3,570,487 at December 31, 2005 and 2004, respectively)	$4,323,339	$3,578,174
Investments in other ventures, under equity method	161,883	91,036
Total investments	4,485,222	3,669,210
Cash and cash equivalents	468,015	271,143
Premiums receivable, net (includes $19,214 and $9,439 from related parties at December 31, 2005 and 2004, respectively)	575,109	545,352
Deferred acquisition costs	166,720	195,419
Securities lending collateral	408,663	407,527
Prepaid reinsurance premiums	27,132	5,248
Losses recoverable	17,248	12,203
Accrued investment income	33,734	28,378
Intangible assets	65,633	47,107
Deferred tax asset	69,360	16,378
Other assets	35,701	27,873
Total assets	$6,352,537	$5,225,838
LIABILITIES
Reserve for losses and loss expenses	$2,603,590	$1,549,661
Reserve for unearned premiums	803,629	897,605
Deposit liabilities	92,523	—
Reinsurance balances payable	85,281	70,507
Securities lending payable	408,663	407,527
Debt	447,092	391,280
Other liabilities	39,216	46,803
Total liabilities	4,479,994	3,363,383
Commitments and Contingent Liabilities
SHAREHOLDERS' EQUITY
Preferred shares
Series A, non-cumulative – 8,000,000 issued and outstanding (2004 – nil)	8,000	—
Common shares
Ordinary – 66,138,901 issued and outstanding (2004 – 61,254,992)	66,139	61,255
Additional paid-in capital	1,453,722	1,111,633
Accumulated other comprehensive (loss) income	(19,672)	39,473
Retained earnings	364,354	650,094
Total shareholders’ equity	1,872,543	1,862,455
Total liabilities and shareholders’ equity	$6,352,537	$5,225,838

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

AND COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands of United States dollars, except share and per share amounts)

	2005	2004	2003
Revenues
Gross premiums written and acquired	$1,668,877	$1,711,357	$1,601,997
Net premiums written and acquired	$1,619,349	$1,697,020	$1,597,844
Change in unearned premiums	104,345	(64,420)	(423,897)
Net premiums earned (includes $19,000, $11,343 and $308 from related parties in 2005, 2004 and 2003, respectively)	1,723,694	1,632,600	1,173,947
Net investment income	180,975	122,059	71,010
Net realized (losses) gains on sales of investments	(8,244)	6,130	5,718
Total revenues	1,896,425	1,760,789	1,250,675
Expenses
Losses and loss expenses (includes $10,353, $9,439 and $215 from related parties in 2005, 2004 and 2003, respectively)	1,650,943	937,330	663,696
Acquisition expenses (includes $5,651, $1,212 and $nil from related parties in 2005, 2004 and 2003, respectively)	329,692	329,784	230,549
General and administrative expenses	148,036	133,725	100,657
Other underwriting expenses	5,342	—	—
Amortization of intangibles	4,694	3,990	3,237
Net foreign exchange losses (gains)	5,140	214	(9,883)
Interest expense	24,210	9,959	4,238
Total expenses	2,168,057	1,415,002	992,494
(Loss) income before income taxes	(271,632)	345,787	258,181
Income tax benefit	51,148	9,797	5,256
Net (loss) income	(220,484)	355,584	263,437
Preferred dividends	(2,720)	—	—
Net (loss) income available to common shareholders	$(223,204)	$355,584	$263,437
Other comprehensive loss
Net unrealized holding losses on investments arising during the period (net of applicable deferred income taxes in 2005 – $2,852; 2004 – $184; and 2003 – $1,256)	(57,119)	(12,173)	(15,097)
Reclassification adjustment for net realized losses (gains) included in net (loss) income	8,244	(6,130)	(5,718)
Foreign currency translation adjustments	(10,360)	13,480	17,060
Net loss on derivatives designated as cash flow hedge	—	(2,620)	(1,952)
Reclassification adjustment for net loss on derivatives designated as cash flow hedge included in net (loss) income	90	848	1,068
Other comprehensive loss	(59,145)	(6,595)	(4,639)
Comprehensive (loss) income	$(282,349)	$348,989	$258,798
Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	62,029,075	62,781,306	62,932,775
Diluted	62,029,075	67,283,261	65,899,925
Basic (loss) earnings per common share	$(3.60)	$5.66	$4.19
Diluted (loss) earnings per common share	$(3.60)	$5.28	$4.00

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands of United States dollars)

	2005	2004	2003
Preferred shares
Issuance of series A, non-cumulative preferred shares	$8,000	$—	$—
Balance, end of year	8,000	—	—
Common shares
Balance, beginning of year	61,255	63,912	55,000
Issuance of common shares	6,323	187	9,662
Repurchase of common shares	(1,439)	(2,844)	(750)
Balance, end of year	66,139	61,255	63,912
Additional paid-in capital
Balance, beginning of year	1,111,633	1,189,570	1,009,415
Issuance of common shares	196,410	2,634	197,110
Issuance of series A, non-cumulative preferred shares	185,700	—	—
Issuance of restricted share units in lieu of dividends	840	409	45
Public offering and registration costs	(1,290)	(1,649)	(3,820)
Repurchase of common shares	(50,319)	(88,819)	(19,545)
Settlement of equity awards	(2,702)	(1,625)	—
Stock-based compensation expense	13,450	11,113	6,365
Balance, end of year	1,453,722	1,111,633	1,189,570
Accumulated other comprehensive (loss) income
Cumulative foreign currency translation adjustments:
Balance, beginning of year	34,202	20,722	3,662
Foreign currency translation adjustments	(10,360)	13,480	17,060
Balance, end of year	23,842	34,202	20,722
Unrealized holding (losses) gains on investments:
Balance, beginning of year	7,927	26,230	47,045
Net unrealized holding losses arising during the period, net of reclassification adjustment	(48,875)	(18,303)	(20,815)
Balance, end of year	(40,948)	7,927	26,230
Accumulated derivative loss on cash flow hedging instruments:
Balance, beginning of year	(2,656)	(884)	—
Net change from current period hedging transactions, net of reclassification adjustment	90	(1,772)	(884)
Balance, end of year	(2,566)	(2,656)	(884)
Total accumulated other comprehensive (loss) income	(19,672)	39,473	46,068
Retained earnings
Balance, beginning of year	650,094	345,265	102,378
Net (loss) income	(220,484)	355,584	263,437
Issuance of restricted share units in lieu of dividends	(840)	(409)	(45)
Dividends on preferred shares	(2,720)	—	—
Dividends on common shares	(61,696)	(50,346)	(20,505)
Balance, end of year	364,354	650,094	345,265
Total shareholders’ equity	$1,872,543	$1,862,455	$1,644,815

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands of United States dollars)

	2005	2004	2003
Cash flows provided by operating activities:
Net (loss) income	$(220,484)	$355,584	$263,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,418	37,206	35,758
Net realized losses (gains) on sales of investments	8,244	(6,130)	(5,718)
Deferred taxes	(53,241)	(9,842)	(6,634)
Stock-based compensation expense	8,967	6,979	3,301
Equity in earnings of unconsolidated ventures	(13,347)	(6,036)	—
Premiums receivable, net	(29,757)	(26,813)	65,718
Deferred acquisition costs	28,699	(12,032)	(15,558)
Prepaid reinsurance premiums	(21,884)	(2,913)	5,166
Losses recoverable	(5,045)	(10,761)	(1,442)
Accrued investment income	(5,356)	(7,944)	(9,225)
Other assets	(4,643)	(3,836)	4,678
Reserve for losses and loss expenses	1,053,929	716,503	580,673
Reserve for unearned premiums	(93,976)	72,920	6,863
Deposit liabilities	92,523	—	—
Reinsurance balances payable	14,774	46,530	7,534
Other liabilities	3,399	9,211	8,686
Net cash provided by operating activities	798,220	1,158,626	943,237
Cash flows used in investing activities:
Proceeds from sales of fixed maturity investments	2,846,849	1,177,505	1,176,968
Proceeds from maturities and calls on fixed maturity investments	594,377	492,291	322,218
Purchases of fixed maturity investments	(4,297,532)	(2,743,037)	(2,651,110)
Purchase of investments in other ventures	(57,500)	(85,000)	—
Purchases of fixed assets	(10,556)	(8,530)	(16,767)
Net cash (paid) acquired in acquisitions	(28,098)	(6,919)	44,106
Net cash used in investing activities	(952,460)	(1,173,690)	(1,124,585)
Cash flows provided by financing activities:
Issuance of common shares	202,711	2,821	206,582
Repurchase of common shares	(51,937)	(91,484)	(20,295)
Issuance of series A, non-cumulative preferred shares	193,700	—	—
Issuance of long term debt	199,278	247,775	—
Settlement of equity awards	(2,702)	(1,625)	—
Offering and registration costs paid	(1,333)	(4,152)	(3,820)
Proceeds from bank debt	—	143,500	—
Bank debt repaid	(143,500)	(103,029)	(88,971)
Interest rate lock settlement	—	(2,698)	—
Dividends paid	(64,416)	(50,346)	(20,505)
Net cash provided by financing activities	331,801	140,762	72,991
Effect of exchange rate changes on cash and cash equivalents	19,311	(5,478)	2,440
Net increase (decrease) in cash and cash equivalents	196,872	120,220	(105,917)
Cash and cash equivalents, beginning of year	271,143	150,923	256,840
Cash and cash equivalents, end of year	$468,015	$271,143	$150,923

See accompanying notes to the consolidated financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

1.	Organization

Endurance Specialty Holdings Ltd. (‘‘Endurance Holdings’’) was organized on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

Endurance Holdings’ wholly-owned subsidiary, Endurance Specialty Insurance Ltd. (‘‘Endurance Bermuda’’), was organized in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. The Exchange Offer represented a business combination of companies under common control and was accounted for at historical cost. On March 5, 2003, Endurance Holdings consummated the initial public offering of its ordinary shares resulting in the issuance of an additional 9.6 million ordinary shares for net proceeds of $201.5 million.

Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its four wholly-owned operating subsidiaries: Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited (‘‘Endurance U.K.’’), based in London, England; Endurance Reinsurance Corporation of America (‘‘Endurance U.S. Reinsurance’’), based in New York; and Traders & Pacific Insurance Company (‘‘Endurance U.S. Insurance’’), based in New York.

2.	Summary of significant accounting policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States (‘‘U.S. GAAP’’) and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the ‘‘Company.’’ All intercompany transactions and balances have been eliminated on consolidation. Certain comparative information has been reclassified to conform with the 2005 presentation. The following are significant accounting and reporting policies adopted by the Company:

(a)	Premiums and related expenses

Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy term. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively. Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. Acquisition expenses are shown net of commissions earned on ceded business. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

2.	Summary of significant accounting policies, cont'd.

(a)	Premium and related expenses, cont'd.

A portion of the Company’s assumed reinsurance agreements contain loss sensitive or loss limiting provisions, such as adjustable or sliding scale commissions or occurrence limitations, that may impact the ultimate amounts paid to or received from ceding companies. In some loss scenarios, these features would result in the ceding company’s results not being proportional to the Company’s results under the proportional reinsurance agreement, and such differences may be meaningful. The Company has recorded these agreements as deposits under the accounting provisions of the AICPA’s Statement of Position (‘‘SOP’’) 98-7, ‘‘Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk’’ (‘‘SOP 98-7’’). These contracts were deemed as either transferring only significant timing risk or transferring only significant underwriting risk. For the year ended December 31, 2005, the Company entered into 25 contracts with $143.3 million (2004: $nil) in gross premiums written that were accounted for as deposits under SOP 98-7.

Under the deposit method of accounting, revenues and expenses from reinsurance contracts are not recognized as written premium and incurred losses. Instead, the profits or losses from these contracts are recognized net as other underwriting income or investment income over the contract or expected claim payment periods. Income or loss associated with contracts determined to transfer only significant timing risk are recognized as a component of net investment income over the estimated claim settlement period. Income or loss associated with contracts determined to transfer only significant underwriting risk are recognized as other underwriting income or expense over the contract risk period.

Reinstatement premiums are earned upon the occurrence of a loss and are calculated in accordance with the contract terms based upon the ultimate loss estimate associated with each contract.

(b)	Reserve for losses and loss expenses

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

(c)	Reinsurance

Losses recoverable represent estimates of losses and loss expenses that will be recovered from reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the provisions of the reinsurance agreements and consistent with the establishment of the Company’s reserve for losses and loss expenses.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

2.	Summary of significant accounting policies, cont'd.

(d)	Investments

Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders’ equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, adjustments for such declines are included in earnings as a component of realized losses. This review involves consideration of several factors including (i) the time period in which there has been a significant decline in value, (ii) the expected maturity of the investment, (iii) the significance of the decline (iv) an analysis of the liquidity, business prospects and overall financial condition of the issuer, and (v) the Company’s intent and ability to hold the investment for a period of time sufficient for the value to recover.

Investments in other ventures are accounted for using the equity method of accounting whereby the initial investment is recorded at cost. The carrying amounts of these investments are increased or decreased to reflect the Company’s share of income or loss and are decreased for any dividends received. The Company’s share of income or loss is recorded in earnings as a component of net investment income.

The Company participates in a securities lending program whereby blocks of securities, which are included in fixed maturity investments available for sale, are loaned to third parties, primarily major brokerage firms. The Company retains all economic interest in the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the securities. Collateral in the form of cash, government securities and letters of credit is required at a rate of 102% – 105% of the market value of the loaned securities and is monitored and maintained by the lending agent. The securities lending collateral, excluding letters of credit, is reported as a separate line item with a corresponding liability related to the Company’s obligation to return the collateral. The Company had $399.7 million and $400.0 million in securities on loan at December 31, 2005 and 2004, respectively.

(e)	Cash equivalents

Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

(f)	Intangible assets

Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard (‘‘SFAS’’) No. 141, ‘‘Business Combinations’’, and SFAS No. 142, ‘‘Goodwill and Other Intangible Assets.’’

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

2.	Summary of significant accounting policies, cont'd.

(f)	Intangible assets, cont'd.

Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

(g)	Offering and registration costs

Offering and registration costs incurred in connection with common and preferred share offerings, including investment banking fees and legal fees, are deducted from the proceeds of the offerings. Offering and registration costs incurred in connection with the issuance of the Senior Notes are capitalized and amortized over a period of five years.

(h)	Foreign exchange

Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at weighted average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income. Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

(i)	Income taxes

The Company uses the liability method of accounting for income taxes for its subsidiaries operating in taxable jurisdictions. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

(j)	Stock-compensation and other stock plans

The Company has a stock-based employee compensation plan (the ‘‘Option Plan’’) and an Employee Share Purchase Plan, both of which are described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of Accounting Principles Board (‘‘APB’’) Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’, and related interpretations. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, ‘‘Accounting for Stock-Based Compensation’’, prospectively to all employee awards granted, modified, or settled after January 1, 2002, as subsequently amended by SFAS No. 148 ‘‘Accounting for Stock-Based Compensation – Transition and Disclosure.’’ Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards granted. The costs related to stock-based employee compensation included in the determination of net (loss) income for 2005 and 2004 reflects the fair value based method applied to all grants.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

2.	Summary of significant accounting policies, cont'd.

(j)	Stock-compensation and other stock plans, cont'd.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in 2003.

2003
Net income, as reported	$263,437
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	3,301
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,019)
Pro forma net income	$260,719
Earnings per share:
Basic – as reported	$4.19
Basic – pro forma	$4.14
Diluted – as reported	$4.00
Diluted – pro forma	$3.96

(k)	Earnings per share

Basic (loss) earnings per common share are calculated by dividing net (loss) income available to common shareholders by the weighted average number of common shares outstanding. Diluted (loss) earnings per common share are based on net (loss) income available to common shareholders divided by the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

(l)	Use of estimates

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

(m)	New accounting pronouncements

On December 16, 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS No. 123 (Revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS No. 123(R)’’), which is a revision of SFAS No. 123, ‘‘Accounting for Stock-Based Compensation.’’ SFAS No. 123(R) supersedes APB Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,’’ and amends SFAS No. 95, ‘‘Statement of Cash Flows.’’ Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in earnings based on their fair values. Pro forma disclosure is no longer an alternative. During 2005, the FASB issued three staff positions on SFAS No. 123(R) clarifying the requirements of SFAS No. 123(R).

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

2.	Summary of significant accounting policies, cont'd.

(m)	New accounting pronouncements, cont'd.

The Company adopted the fair-value-based method of accounting for share-based payments effective January 1, 2002 and on January 1, 2003 adopted SFAS No. 148, ‘‘Accounting for Stock-Based Compensation – Transition and Disclosure’’ using the prospective method. Currently, the Company uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS No. 123(R) on January 1, 2006 under the modified prospective method. Had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in section (j) of this note. The Company will adopt SFAS No. 123(R) on January 1, 2006.

On June 29, 2005, the FASB issued FASB Staff Position (‘‘FSP’’) Emerging Issues Task Force (‘‘EITF’’) 03-1-a, ‘‘Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1,’’ as final (retitled FSP Financial Accounting Standard (‘‘FAS’’) 115-1, ‘‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’’). FSP FAS 115-1 clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. FSP FAS 115-1 must be applied prospectively and be effective for reporting periods beginning after December 15, 2005 although early adoption is permitted.

3.	Investments

The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2005 and 2004 are as follows:

DECEMBER 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency securities	$998,280	$2,898	$(10,505)	$990,673
Non-U.S. government securities	228,394	2,040	(1,131)	229,303
Corporate securities	687,464	2,801	(9,169)	681,096
Mortgage-backed securities	1,849,748	4,394	(27,663)	1,826,479
Asset-backed securities	601,858	126	(6,196)	595,788
Total	$4,365,744	$12,259	$(54,664)	$4,323,339

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

3.	Investments, cont'd.

DECEMBER 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government and agency securities	$1,188,907	$3,949	$(3,993)	$1,188,863
Non-U.S. government securities	408,557	3,136	(2,178)	409,515
Corporate securities	622,474	9,999	(2,862)	629,611
Mortgage-backed securities	929,015	5,354	(4,117)	930,252
Asset-backed securities	421,534	783	(2,384)	419,933
Total	$3,570,487	$23,221	$(15,534)	$3,578,174

The following tables summarizes, for all fixed maturity investments in an unrealized loss position at December 31, 2005 and 2004, the aggregate fair value and gross unrealized loss by length of time the security has continuously been in an unrealized loss position.

	Less than 12 months		12 months or greater		Total
DECEMBER 31, 2005	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. government and agency securities	$(9,312)	$720,458	$(1,193)	$59,094	$(10,505)	$779,552
Non-U.S. government securities	(726)	56,404	(405)	34,266	(1,131)	90,670
Corporate securities	(3,961)	295,738	(5,208)	163,584	(9,169)	459,322
Mortgage-backed securities	(18,591)	1,176,614	(9,072)	277,422	(27,663)	1,454,036
Asset-backed securities	(3,361)	399,550	(2,835)	114,583	(6,196)	514,133
Total	$(35,951)	$2,648,764	$(18,713)	$648,949	$(54,664)	$3,297,713

At December 31, 2005, 1,160 fixed maturity securities were in an unrealized loss position. Of those, 328 securities had been in a continuous unrealized loss position for twelve months or greater. The unrealized loss position of these fixed maturity securities was principally a result of changes in the interest rate environment. The Company believes these impairments are temporary.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

3.	Investments, cont'd.

	Less than 12 months		12 months or greater		Total
DECEMBER 31, 2004	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. government and agency securities	$(3,953)	$675,416	$(40)	$7,464	$(3,993)	$682,880
Non-U.S. government securities	(970)	101,796	(1,208)	116,876	(2,178)	218,672
Corporate securities	(2,291)	248,816	(571)	21,889	(2,862)	270,705
Mortgage-backed securities	(3,398)	456,033	(719)	30,145	(4,117)	486,178
Asset-backed securities	(1,913)	224,622	(471)	9,667	(2,384)	234,289
	$(12,525)	$1,706,683	$(3,009)	$186,041	$(15,534)	$1,892,724

At December 31, 2004, 637 fixed maturity securities were in an unrealized loss position. Of those, 87 securities had been in a continuous unrealized loss position for twelve months or greater. The unrealized loss position of these fixed maturity securities was principally a result of changes in the interest rate environment. The Company believes these impairments are temporary.

The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies at December 31, 2005:

Ratings	Fair Value	Percentage
U.S. government and agency securities	$990,673	22.9%
AAA / Aaa	2,721,235	62.9%
AA / Aa	210,779	4.9%
A / A	400,652	9.3%
Total	$4,323,339	100.0%

Contractual maturities of fixed maturity securities are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$146,042	$145,676
Due after one year through five years	1,167,962	1,156,792
Due after five years through ten years	486,492	483,345
Due after ten years	113,642	115,259
Mortgage-backed securities	1,849,748	1,826,479
Asset-backed securities	601,858	595,788
Total	$4,365,744	$4,323,339

The components of net investment income for the years ended December 31, 2005, 2004 and 2003 are as follows:

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

3.	Investments, cont'd.

	2005	2004	2003
Fixed maturity investments	$160,863	$116,232	$70,091
Investments in other ventures	13,346	6,036	—
Cash and cash equivalents	12,855	3,447	3,495
Other	523	—	—
	$187,587	125,715	73,586
Investment expenses	(6,612)	(3,656)	(2,576)
Net investment income	$180,975	$122,059	$71,010

The analysis of realized gains (losses) on sales of investments for the years ended December 31, 2005, 2004 and 2003 respectively, is as follows:

	2005	2004	2003
Gross realized gains	$8,646	$11,875	$13,562
Gross realized losses	(16,890)	(5,745)	(7,844)
Net realized (losses) gains on sales of investments	$(8,244)	$6,130	$5,718

A portfolio of alternative investment funds (the ‘‘Funds’’) that invest largely in senior secured distressed debt, derivatives, equity long and short positions, senior secured bank debt and high yield securities is included in investments in other ventures. At December 31, 2005, the Company had invested a total of $142.5 million in these Funds. At December 31, 2005, the carrying value of the Funds is $161.9 million, which approximates fair value. Certain of the Funds are subject to redemption restriction provisions (see Note 9).

4.	Reserve for losses and loss expenses

Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company’s historical claims experience is inherently difficult because of the Company’s short operating history and the possible severity of catastrophe claims. Therefore, the Company uses both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating trends and providing an estimate of ultimate claims costs.

Several aspects of the Company’s casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company’s policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company’s attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company, and the settlement of the Company’s liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

4.	Reserve for losses and loss expenses, cont'd.

times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves., cont'd.

Activity in the reserve for losses and loss expenses for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
Net reserve for losses and loss expenses, January 1	$1,537,458	$831,716	$200,840
Incurred related to:
Current year	1,813,405	1,074,010	699,613
Prior years	(162,462)	(136,680)	(35,917)
Total incurred	1,650,943	937,330	663,696
Paid related to:
Current year	(272,732)	(118,441)	(46,317)
Prior years	(307,257)	(118,253)	(40,532)
Total paid	(579,989)	(236,694)	(86,849)
Acquired reserves (Note 8)	—	—	51,645
Foreign exchange (gains) losses	(22,070)	5,106	2,384
Net reserve for losses and loss expenses, December 31	2,586,342	1,537,458	831,716
Losses and loss expenses recoverable	17,248	12,203	1,442
Reserve for losses and loss expenses, December 31	$2,603,590	$1,549,661	$833,158

The reduction in incurred losses related to prior years was the result of lower than expected loss emergence related to the 2004 and 2003 accident years and reserves held by the Company proved to be moderately redundant. During 2005, the Company’s previously estimated ultimate losses for prior accident years were reduced by $162.5 million. The reduction was experienced most significantly in the Company’s property segments.

A significant portion of the Company’s contracts and policies cover excess layers for high severity exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. As a result, the level of losses paid to date is not necessarily indicative of expected future results.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

5.	Reinsurance

The effects of reinsurance on premiums written and earned during the years ended December 31, 2005, 2004 and 2003 are as follows:

	Year Ended December 31, 2005		Year Ended December 31, 2004		Year Ended December 31, 2003
	Earned	Written	Earned	Written	Earned	Written
Direct	$431,831	$473,532	$399,174	$409,118	$289,974	$383,870
Assumed and acquired	1,319,391	1,195,345	1,244,902	1,302,239	893,308	1,218,127
Ceded	(27,528)	(49,528)	(11,476)	(14,337)	(9,335)	(4,153)
	$1,723,694	$1,619,349	$1,632,600	$1,697,020	$1,173,947	$1,597,844

During the year ended December 31, 2005, the Company recorded reinsurance recoveries of $21.1 million (2004 – $21.5 million; 2003 – $1.4 million) relating to losses incurred in the Property Individual Risk, Casualty Treaty Reinsurance, Property Catastrophe and Aerospace and Other Specialty Lines segments.

The Company uses reinsurance ceded contracts to reduce its exposure to risk of loss on certain insurance policies and reinsurance contracts. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

At December 31, 2005, the Company has no allowance for estimated uncollectible premiums receivable or losses recoverable (2004 – $nil, 2003 – $654,000).

6.	Debt and financing arrangements

On October 17, 2005, Endurance Holdings issued $200 million principal amount of 6.15% Senior Notes due 2015 (the ‘‘6.15% Senior Notes’’) pursuant to a prospectus supplement to the Registration Statement on Form S-3 (Registration No. 333-125457) filed on June 2, 2005 and declared effective by the U.S. Securities and Exchange Commission on June 10, 2005 (the ‘‘Shelf Registration Statement’’). The 6.15% Senior Notes were offered by the underwriters at a price of 99.639% of their principal amount, providing an effective yield to investors of 6.199%, and, unless previously redeemed, will mature on October 15, 2015. On October 19, 2005, Endurance Holdings used the net proceeds from the offering to repay the $143.5 million outstanding under its revolving credit facility as well as to provide additional capital to its subsidiaries and for other general corporate purposes.

On July 15, 2004, the Company issued $250 million principal amount of 7% Senior Notes due 2034 (the ‘‘7% Senior Notes’’) pursuant to a prospectus supplement to the Registration Statement on Form S-3 (Registration No. 333-116505) filed on June 15, 2004 and declared effective by the U.S. Securities and Exchange Commission on June 30, 2004. The 7% Senior Notes were offered by the underwriters at a price of 99.108% of their principal amount, providing an effective yield to investors of 7.072%, and, unless previously redeemed, will mature on July 15, 2034.

The 6.15% Senior Notes and the 7% Senior Notes (collectively, the ‘‘Senior Notes’’) are senior unsecured obligations of Endurance Holdings and rank equally with all of Endurance Holdings’ existing and future unsecured and unsubordinated debt. The Senior Notes are also effectively

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

6.	Debt and financing arrangements, cont'd.

junior to claims of creditors of Endurance Holdings’ subsidiaries, including policyholders, trade creditors, debt holders, and taxing authorities.

The indentures governing each of the Senior Notes contain certain limited covenants including:

•	limitations on liens on the stock of restricted subsidiaries;

•	restrictions as to the disposition of the stock of restricted subsidiaries; and

•	limitations on mergers, amalgamations, conversions, consolidations and successions.

In addition, the following events constitute an event of default under the indentures governing the Senior Notes:

•	nonpayment of principal or any premium when due;

•	nonpayment of interest for a period of 30 days;

•	a failure to observe or perform any other covenant or agreement in the debt securities or indentures, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	certain events of bankruptcy, insolvency or reorganization; or

•	a continuing default, for more than 30 days after Endurance Holdings receives notice of the default under any other indenture, mortgage, bond, debenture, note or other instrument, under which Endurance Holdings or its restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50.0 million, if the default resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

Where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of the 6.15% Senior Notes and of the 7% Senior Notes, respectively, may have the right to declare the principal and accrued interest of each of the 6.15% Senior Notes and the 7% Senior Notes to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, all unpaid principal of all the Senior Notes then outstanding, and interest accrued thereon, if any, shall be due and payable immediately, without any declaration or other act on the part of the indenture trustee or any holder of the Senior Notes. At December 31, 2005, the carrying value of the Senior Notes stood at $447.1 million while the fair value as determined by quoted market valuation was $466.4 million. The Company was in compliance with all covenants contained within the indentures governing the Senior Notes as of December 31, 2005.

The Senior Notes are redeemable at the option of Endurance Holdings at any time at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on the notes, not including any portion of the payments of interest accrued as of such redemption date, discounted to such redemption date on a semi-annual basis at the Treasury Rate (as defined in the indentures governing the Senior Notes), plus 25 basis points; plus in each case, accrued and unpaid interest on such notes to, but excluding, such amount, together with accrued and unpaid interest and additional amounts, if any, at the option of Endurance Holdings upon the occurrence of certain tax events.

On October 12, 2005, in conjunction with the issuance by the Company of its of 7.75% Non-Cumulative Preferred Shares, Series A (the ‘‘Series A Preferred Shares’’), the Company

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

6.	Debt and financing arrangements, cont'd.

entered into a ‘‘Declaration of Covenant’’ for the benefit of the holders of the 7% Senior Notes. The covenant states that the Company will redeem its Series A Preferred Shares only if the total redemption price is less than or equal to the proceeds Endurance Holdings or its subsidiaries have received during the six months prior to the date of such redemption from the sale of certain qualifying securities that, among other things, are, with limited exceptions, pari pasu with or junior to the Series A Preferred Shares upon the Company’s liquidation, dissolution or winding-up; perpetual, or have a mandatory redemption or maturity date that is not less than sixty years after the initial issuance of such securities; and provide for dividends or other income distributions that are non-cumulative.

Prior to the issuance of the 7% Senior Notes, the Company entered into an interest rate lock on a notional amount of $125 million to protect against interest rate increases before the anticipated issuance of the Senior Notes. The objective of the interest rate lock was to protect 50% of the forecasted receipt of proceeds from the issuance of the 7% Senior Notes offering, which was subject to change prior to issuance due to fluctuations in the benchmark 30 year U.S. Treasury rate. Upon issuance of the 7% Senior Notes, the interest rate lock was settled through payment by the Company of $2.7 million. The interest rate lock agreement was designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the fair value of the derivative was recorded in other comprehensive income and is being recognized as a component of interest expense in the statement of income as the interest expense related to the 7% Senior Notes affects earnings.

On April 18, 2005, Endurance Holdings amended its existing Credit Agreement among Endurance Holdings, various designated subsidiary borrowers, various lending institutions and JPMorgan Chase Bank, N.A. as Administrative Agent (the ‘‘2005 Credit Facility’’) in order to (i) allow for the issuance of multi-currency letters of credit, (ii) allow for the ‘‘fronting’’ of letters of credit by banks that are participants in the Amended Agreement, (iii) extend the maturity of the facility to April 18, 2010, and (iv) increase the size of the facility to $925 million from $850 million.

Proceeds of the 2005 Credit Facility may be used by the Company or its subsidiaries for general corporate and working capital purposes and repurchases of its outstanding ordinary or class A shares and warrants to purchase its ordinary or class A shares. The Company cannot use more than $500 million of the proceeds for equity repurchases. The full amount of the facility is available for revolving credit borrowings and up to $900 million is available for the issuance of letters of credit. Up to $450 million of borrowings or letter of credit issuances under the facility may be secured by a portion of the investment portfolio of the individual borrower under the facility. Endurance Holdings guarantees the obligations of those of its subsidiaries that are parties to the facility.

On December 22, 2004, the Company borrowed $143.5 million under its then existing credit facility. All amounts outstanding under the credit facility were repaid on October 19, 2005, from the proceeds of the issuance by Endurance Holdings of its 6.15% Senior Notes.

The interest rate for revolving loans under the 2005 Credit Facility is either (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% of 1% and (b) the prime commercial lending rate of JPMorgan Chase Bank or (ii) LIBOR. For letters of credit issued on an unsecured basis, the Company is required to pay a fee ranging from 0.31% to 0.475% on the daily stated amount of

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

6.	Debt and financing arrangements, cont'd.

such letters of credit. For letters of credit issued on a secured basis, the Company is required to pay a fee ranging from 0.10% to 0.285% on the daily stated amount of such letters of credit. In each case, the applicable fee is determined based upon the ratio of the Company's outstanding indebtedness to total capital, which is referred to as the Company's leverage ratio. If the Company fails to timely repay any revolving loan or timely reimburse any lender for a drawing under a letter of credit, the Company is obligated to pay interest on the unpaid or unreimbursed amount at the applicable rate, plus 2.0%. The Company incurred interest at 3.5% on the revolving borrowings outstanding annualized through October 19, 2005 when all amounts outstanding were repaid by the Company.

The 2005 Credit Facility requires the Company to pay to the lenders a facility fee (a) of 0.09% of total commitments under the credit facility that are secured by the Company’s assets and (b) that ranges from 0.09% to 0.15% of the total unsecured commitments under the credit facility. The Company must also pay the lenders a utilization fee of 0.10% of the total amount of revolving loans outstanding when the aggregate amount of those loans is equal to 50% of the aggregate lending commitments outstanding under the facility.

The 2005 Credit Facility requires the Company's compliance with certain customary restrictive covenants. These include certain financial covenants, such as maintaining a leverage ratio (no greater than 0.35:1.00 at any time), a consolidated tangible net worth (no less than $1.25 billion at any time), and unencumbered cash and investment grade assets in excess of the greater of $400 million or the Company's outstanding debt and letters of credit. In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of the Company's 2005 Credit Facility restrict the declaration or payment of dividends if the Company is already in default or if the payment or declaration would cause a default under the terms of the loan facilities. The facility also includes other covenants restricting such activities as:

•	changes in business;

•	consolidation or merger with another entity;

•	disposal of assets;

•	incurrence of additional indebtedness;

•	incurrence of liens on our property;

•	issuance of preferred or preference equity securities;

•	dissolution or liquidation;

•	transactions with affiliates; and

•	changes of control.

It is an event of default under the credit facility if there occurs any one of the following:

•	a failure of the Company to pay principal when due, interest or fees within three business days or other amounts under the credit facility following notice or demand;

•	a representation, warranty or material statement made by the Company in connection with the credit facility is untrue in any material respect;

•	a failure by the Company to perform certain of the covenants made in connection with the credit facility;

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

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

Given that the Company’s Senior Notes (described above) and the 2005 Credit Facility contain cross default provisions, the risk exists that the holders of the Senior Notes and the lenders under the credit facility declaring such debt due and payable and an acceleration of all debt due under both the Senior Notes and the revolving credit facility. If this were to occur, the Company may not have liquid funds sufficient to repay any or all of such indebtedness.

On August 6, 2004, the Company and its lenders replaced the 2003 Credit Facility (described below) with a three-year $850 million letter of credit and revolving credit facility (the ‘‘2004 Credit Facility’’). The full amount of the 2004 Credit Facility was available for the issuance of letters of credit or for revolving credit borrowings. Up to $412.5 million of borrowings or letter of credit issuances under the 2004 Credit Facility could have been secured by a portion of the investment portfolio of the individual borrower under the credit facility. The 2004 Credit Facility was to expire on August 6, 2007 but was replaced by the 2005 Credit Facility as described above.

On August 13, 2002, the Company had entered into a $192 million three-year term loan facility and a one-year $108 million letter of credit and revolving credit facility with a syndicate of commercial banks (the ‘‘2002 Credit Facility’’). On August 8, 2003, the Company and its lenders amended 2002 Credit Facility to extend the 2002 Credit Facility for an additional year and increased the size of the letter of credit and revolving credit capacity to $500 million (the ‘‘2003 Credit Facility’’). Interest rates on the term loan were LIBOR plus a spread that was based on the Company's debt to capital ratio. The interest rate applied to the outstanding balance averaged 2.92% in 2004 up to the repayment date (see below) and averaged 2.93% and 2.73% for the years ended December 31, 2003 and December 31, 2002, respectively.

In accordance with the terms of the 2002 Credit Facility, the Company prepaid $50.6 million of the outstanding principal on the term loan on March 5, 2003 with a portion of the proceeds from the Company’s initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan on September 26, 2003. On July 15, 2004, the Company used a portion of the net proceeds from the 7% Senior Notes offering to repay the remaining $103 million term loan balance. At December 31, 2003 and 2002, the fair value of the borrowings under the term loan approximated the carrying value.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

6.	Debt and financing arrangements, cont'd.

As part of its overall strategy to manage interest rate exposure, the Company entered into an interest rate swap contract to hedge the variable cash outflows related to the term loan facility. The contract became effective on March 27, 2003 and provided for the exchange of floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million term loan drawn down on 2002 Credit Facility on September 27, 2002. The agreement was designated as a "cash flow hedge" under SFAS No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities’’ and accordingly, the changes in fair value of the derivative were recorded in other comprehensive income and recognized as a component of interest expense in the statement of income when the variable interest expense affects earnings.

The Company made aggregate interest payments of $21.6 million during the year ended December 31, 2005 (2004 – $4.8 million, 2003 – $5.1 million).

7.	Segment reporting

The determination of the Company’s business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: Property Per Risk Treaty Reinsurance, Property Catastrophe Reinsurance, Casualty Treaty Reinsurance, Property Individual Risk, Casualty Individual Risk and Aerospace and Other Specialty Lines.

•	Property Per Risk Treaty Reinsurance – reinsures individual property risks of ceding companies on a treaty basis.

•	Property Catastrophe Reinsurance – reinsures catastrophic perils for ceding companies on a treaty basis.

•	Casualty Treaty Reinsurance – reinsures third party liability exposures from ceding companies on a treaty basis.

•	Property Individual Risk – insurance and facultative reinsurance of commercial properties.

•	Casualty Individual Risk – insurance and facultative reinsurance of third party liability exposures.

•	Aerospace and Other Specialty Lines – insurance and reinsurance of aerospace lines, surety, marine and energy, agriculture, personal accident, terrorism and others.

Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses incurred by segments are allocated directly. Remaining general and administrative expenses not directly incurred by the segments are allocated based on each segment’s proportional share of gross premiums written. Ceded reinsurance and recoveries are recorded within the segment to which they apply. Group reinsurance protection purchased and any subsequent recoveries are allocated to segments based on the underlying exposures covered.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

7.	Segment reporting, cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2005 and the carrying value of goodwill as of December 31, 2005:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Deposit Accounting(1)	Totals
Revenues
Gross premiums written	$361,859	$250,469	$436,027	$112,736	$308,695	$342,382	$(143,291)	$1,668,877
Net premiums written	360,517	246,604	430,727	91,774	295,878	337,140	(143,291)	1,619,349
Net premiums earned	425,035	252,828	445,324	103,710	260,464	316,081	(79,748)	1,723,694
Expenses
Losses and loss expenses	442,084	321,507	267,454	185,075	158,501	337,240	(60,918)	1,650,943
Acquisition expenses	120,278	30,681	119,389	11,114	14,752	56,888	(23,410)	329,692
General and administrative expenses	28,213	21,109	34,733	11,699	25,905	26,377	—	148,036
Other underwriting expenses	—	—	—	—	—	—	5,342	5,342
	590,575	373,297	421,576	207,888	199,158	420,505	(78,986)	2,134,013
Underwriting (loss) income	$(165,540)	$(120,469)	$23,748	$(104,178)	$61,306	$(104,424)	$(762)	$(410,319)
Loss ratio	104.0%	127.2%	60.1%	178.5%	60.9%	106.7%	76.4%	95.8%
Acquisition expense ratio	28.3%	12.1%	26.8%	10.7%	5.7%	18.0%	29.4%	19.1%
General and administrative expense ratio	6.6%	8.3%	7.8%	11.3%	9.9%	8.3%	—	8.6%
Combined Ratio	138.9%	147.6%	94.7%	200.5%	76.5%	133.0%	105.8%	123.5%
Goodwill	$13,772	$8,516	$921	$—	$—	$9,452	$—	$32,661

(1)	Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

7.	Segment reporting, cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2004 and the carrying value of goodwill as of December 31, 2004:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Totals
Revenues
Gross premiums written	$441,370	$247,009	$441,256	$112,900	$246,802	$222,020	$1,711,357
Net premiums written	436,202	244,072	438,451	110,400	246,371	221,524	1,697,020
Net premiums earned	464,024	234,961	378,894	102,780	235,621	216,320	1,632,600
Expenses
Losses and loss expenses	284,631	65,651	257,723	46,051	147,657	135,617	937,330
Acquisition expenses	125,363	26,592	97,456	12,599	23,685	44,089	329,784
General and administrative expenses	31,451	19,912	33,339	11,324	22,084	15,615	133,725
	441,445	112,155	388,518	69,974	193,426	195,321	1,400,839
Underwriting income (loss)	$22,579	$122,806	$(9,624)	$32,806	$42,195	$20,999	$231,761
Loss ratio	61.3%	27.9%	68.0%	44.8%	62.7%	62.7%	57.4%
Acquisition expense ratio	27.0%	11.3%	25.7%	12.3%	10.1%	20.4%	20.2%
General and administrative expense ratio	6.8%	8.5%	8.8%	11.0%	9.4%	7.2%	8.2%
Combined ratio	95.1%	47.7%	102.5%	68.1%	82.2%	90.3%	85.8%
Goodwill	$1,938	$5,306	$1,096	$—	$—	$9,101	$17,441

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

7.	Segment reporting, cont'd.

The following table provides a summary of the segment revenues and results for the year ended December 31, 2003 and the carrying value of goodwill as of December 31, 2003:

	Property Per Risk Treaty Reinsurance	Property Catastrophe Reinsurance	Casualty Treaty Reinsurance	Property Individual Risk	Casualty Individual Risk	Aerospace and Other Specialty Lines	Totals
Revenues
Gross premiums written	$469,290	$183,594	$390,265	$85,863	$214,392	$258,593	$1,601,997
Net premiums written	469,290	184,303	387,497	83,929	214,232	258,593	1,597,844
Net premiums earned	296,551	174,158	284,843	65,408	173,266	179,721	1,173,947
Expenses
Losses and loss expenses	179,031	33,393	178,725	23,317	118,515	130,715	663,696
Acquisition expenses	74,454	19,807	76,643	7,058	19,069	33,518	230,549
General and administrative expenses	25,021	13,738	22,537	7,955	16,882	14,524	100,657
	278,506	66,938	277,905	38,330	154,466	178,757	994,902
Underwriting income	$18,045	$107,220	$6,938	$27,078	$18,800	$964	$179,045
Loss ratio	60.4%	19.2%	62.7%	35.6%	68.4%	72.7%	56.5%
Acquisition expense ratio	25.1%	11.4%	26.9%	10.8%	11.0%	18.7%	19.6%
General and administrative expense ratio	8.4%	7.9%	7.9%	12.2%	9.7%	8.1%	8.6%
Combined ratio	93.9%	38.5%	97.5%	58.6%	89.1%	99.5%	84.7%
Goodwill	$228	$2,236	$228	$—	$—	$—	$2,692

The following table reconciles total segment results to consolidated (loss) income before income taxes for the years ended December 31, 2005, 2004 and 2003, respectively:

	2005	2004	2003
Total underwriting (loss) income	$(410,319)	$231,761	$179,045
Net investment income	180,975	122,059	71,010
Net foreign exchange (losses) gains	(5,140)	(214)	9,883
Net realized (losses) gains on sales of investments	(8,244)	6,130	5,718
Amortization of intangibles	(4,694)	(3,990)	(3,237)
Interest expense	(24,210)	(9,959)	(4,238)
Consolidated (loss) income before income taxes	$(271,632)	$345,787	$258,181

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

7.	Segment reporting, cont'd.

The following table provides the geographic distribution of gross premiums written and acquired for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
United States	$1,032,511	$981,642	$1,065,893
Worldwide	479,522	432,379	383,670
Europe	170,840	157,424	80,001
Japan	22,014	28,006	27,062
Canada	21,886	23,539	14,790
Other	85,395	88,367	30,581
Deposit accounting(1)	(143,291)	—	—
Total gross premiums written and acquired	$1,668,877	$1,711,357	$1,601,997

(1)	Reconciles the Company’s gross premiums written and acquired to the Company’s Financial Statements.

The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.	Business combinations

On May 15, 2003, the Company completed a transaction with The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, ‘‘HartRe’’) to assume the majority of the in-force reinsurance business of HartRe, to acquire exclusive renewal rights to that business and to hire certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a bordereaux quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to the claims handling for the business. The effective date of the arrangement was April 1, 2003.

Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies.

The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S. based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, ‘‘Business Combinations’’.

The initial purchase price payable by the Company was $30.5 million and the fair value of the net assets acquired was $30.3 million, resulting in $0.2 million of initial goodwill. The fair value of net assets acquired as of the acquisition date is summarized as follows:

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

8.	Business combinations, cont'd.

Assets
Cash	$70,876
Premiums receivable, net	319,902
Acquisition cost of in-force contracts	86,153
Other identifiable intangible assets	19,563
Assets acquired	496,494
Liabilities
Unearned premiums	414,517
Reserve for losses and loss expenses	51,645
Liabilities acquired	466,162
Net assets acquired	$30,332

Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

The acquisition cost of in-force contracts and any future adjustments are included in deferred acquisition costs in the consolidated balance sheet and are amortized over the remaining terms of the related in-force contracts. The related amortization expense in the year ended December 31, 2005 of $0.1 million (2004 – $25.5 million; 2003 – $64.5 million) is included in acquisition expenses in the consolidated statements of income.

In addition to the initial purchase price, the Company was required to pay further amounts to HartRe. Such contingent amounts were based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Upon renewal of the business acquired over the two years following April 1, 2003, commissions were due at a range of 1-5% of premiums depending on the line of business. Contingent renewal commissions were only payable to the extent they exceeded $10 million for the first year following closing and $5 million for the second year following closing. The $10 million and $5 million amounts were guaranteed and constituted part of the initial purchase price. In addition, a profit sharing commission was paid when the net loss ratio of the acquired business associated with the property treaty, property catastrophe, and aviation lines was less than a blended target loss ratio for the acquired business. The contingent profit commission was equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business.

At December 31, 2005 and 2004, based on the acquired premiums collected, renewals of the acquired business and earnings of the acquired business to date, the Company recorded an increase to goodwill of $15.2 million and $14.5 million, respectively, which represented settled and accrued contingent profit, renewal and collection commissions.

Operating results of the HartRe business acquired have been included in the consolidated financial statements from April 1, 2003, which is the effective date of the retrocession agreement.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

8.	Business combinations, cont'd.

As required by SFAS No. 141, the following selected unaudited pro forma information is provided to present a summary of the combined results of the Company and the HartRe business acquired assuming the transaction had been effected on January 1, 2003. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the years ended December 31, 2005 and 2004 would not have been impacted by this assumption.

Year Ended December 31, 2003 (unaudited)
Net premiums written and acquired	$1,874,374
Total revenues	$1,345,974
Total expenses	$1,074,885
Net income	$271,089
Basic earnings per share	$4.31
Diluted earnings per share	$4.11

The carrying value of the Company’s goodwill from the HartRe and other business combination transactions was $32.7 million at December 31, 2005 (2004 $17.4 million) and is included in intangible assets. Estimated amortization expense on the Company’s other identifiable intangible assets for the next five years as of December 31, 2005 is as follows:

Year Ending December 31,	Amount
2006	$3,136
2007	2,829
2008	1,906
2009	1,906
2010	1,906
$11,683

9.	Commitments and contingencies

Concentrations of credit risk.    As of December 31, 2005, substantially all the Company's cash and investments were held by three custodians. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. Treasury and certain other foreign government obligations rated AAA.

Major production sources.    During the year ended December 31, 2005, the Company obtained 74.2% of its gross premiums written before deposit accounting adjustments through four brokers: Marsh & McLennan Companies, Inc. – 26.9%; Aon Corporation (‘‘Aon’’) – 24.3%; Willis Companies – 13.7%; and Benfield Group – 9.3%.

Letters of credit.    As of December 31, 2005, the Company's bankers had issued letters of credit of $374.8 million in favor of certain ceding companies.

Investment commitments.    As of December 31, 2005, the Company had committed cash and cash equivalents and fixed maturity investments of $230.4 million in favor of certain ceding companies

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

9.	Commitments and contingencies, cont'd.

to collateralize obligations. As of December 31, 2005, the Company has also pledged $417.1 million of its fixed maturity investments as collateral to secure $371.1 million in letters of credit outstanding under its credit facility. In addition, at December 31, 2005, cash and fixed maturity investments with a fair value of $28.5 million and $26.7 million were on deposit with U.S. state and Canadian regulators, respectively.

The Company is subject to certain commitments with respect to the investments in other ventures. Of the year end balance of $161.9 million, the Company is subject to redemption restriction provisions of between two to three years from the date of acquisition.

Employment agreements.    The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

Operating Leases.    The Company leases office space and office equipment under operating leases. Future minimum lease commitments at December 31, 2005 are as follows:

Year Ending December 31,	Amount
2006	$7,047
2007	7,119
2008	7,143
2009	6,861
2010	6,506
2011 and thereafter	20,237
$54,913

Total rent expense under operating leases for the year ended December 31, 2005 was $7.1 million (2004 – $5.9 million; 2003 – $3.8 million).

Legal Proceedings.    The Company is party to various legal proceedings generally arising in the normal course of its business. While any proceeding contains an element of uncertainty, the Company does not believe that the eventual outcome of any litigation or arbitration proceeding to which it is presently a party could have a material adverse effect on its financial condition or business. Pursuant to the Company’s insurance and reinsurance agreements, disputes are generally required to be finally settled by arbitration.

On January 5, 2005, Endurance U.S. received a subpoena from the Office of the Attorney General of the State of New York (the ‘‘NYAG’’) in connection with its investigation into contingent commission arrangements with brokers. Although the subpoena was addressed to Endurance U.S., it called for the production of documents from all affiliates of Endurance Holdings. Among other things, the subpoena seeks documents concerning efforts by any insurance broker to exclude or limit an insurance company's access to the insurance market and documents concerning efforts or requests by any insurance broker to manipulate bids or price quotes, or submit false or inflated bids or price quotes in insurance markets. The Company provided the NYAG with an initial set of documents responsive to the subpoena on January 21, 2005.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

10.	Shareholders' equity

The Company’s share capital at December 31, 2005, 2004 and 2003 is comprised as follows:

	2005	2004	2003
Preferred shares
Authorized – $1.00 par value each	8,000,000	—	—
Issued, outstanding and fully paid:
Series A preferred shares – $1.00 par value each	8,000,000	—	—
Common shares
Authorized – $1.00 par value each	120,000,000	120,000,000	120,000,000
Issued, outstanding and fully paid:
Ordinary common shares – $1.00 par value each	66,138,901	61,254,992	63,912,000

On December 19, 2005, the Company filed an unallocated universal shelf registration statement, Registration Statement on Form S-3 (Registration No. 333-130464), that was effective immediately as a result of the Company’s status as a well-known, seasoned issuer under the U.S. Securities and Exchange Commission’s regulations. This registration statement replaces any previous Registration Statements on Form S-3 filed by the Company. This registration statement permits the Company to issue, in one or more offerings, an indeterminate amount of debt securities, preference shares, ordinary shares, depositary shares, warrants, contracts to purchase ordinary shares, preference shares or depositary shares, stock purchase units or a combination of the above. In addition, this registration statement registers for possible future sales up to 19,091,414 ordinary shares beneficially owned by certain of the Company’s founding shareholders. The registration of the founding shareholders’ ordinary shares does not obligate these shareholders to offer or sell any of these shares. The Company will not receive any proceeds from any sale of shares by the selling shareholders.

On October 10, 2005, Endurance Holdings consummated the offering of 8,000,000 shares of its 7.75% Non-Cumulative, Preferred Shares, Series A (the ‘‘Series A Preferred Shares’’). The Series A Preferred Shares sold in the offering were registered under the Securities Act of 1933, as amended, on a prospectus supplement to the Registration Statement on Form S-3 (Registration No. 333-125457).

The Series A Preferred Shares were issued at a price to the public of $25.00 per share. Endurance Holdings received net proceeds from this offering of $193.5 million after expenses and underwriting discounts. The proceeds from this offering were used to provide additional capital to Endurance Holdings’ subsidiaries and for other general corporate purposes. The Series A Preferred Shares have no stated maturity date and are redeemable in whole or in part at the option of Endurance Holdings any time after December 15, 2015 at a redemption price of $25.00 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Endurance Holdings may redeem all but not less than all of the Series A Preferred Shares before that date at a redemption price of $26.00 per share, plus any declared and unpaid dividends, to the date of redemption, if Endurance Holdings:

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

10.	Shareholders' equity, cont'd.

•	submits a proposal to Endurance Holdings’ holders of ordinary shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving Endurance Holdings that requires a vote of the holders of the Series A Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares); or

•	submits any proposal for any other matter that, as a result of any change in Bermuda law after October 6, 2005 (whether by enactment or official interpretation), requires a vote of the holders of the Series A Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares).

Dividends on the Series A Preferred Shares, when, as and if declared by the board of directors of Endurance Holdings or a duly authorized committee of the board, accrue and are payable on the liquidation preference amount from the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 7.75%. Any such dividends to be distributed to the holders of the Series A Preferred Shares are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preferred Shares for payment on any dividend payment date, then such dividends do not accrue and are not payable. If Endurance Holdings’ board of directors or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, Endurance Holdings has no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series A Preferred Shares are declared for any future dividend period.

The Series A Preferred Shares:

•	rank senior to junior shares with respect to the payment of dividends and distributions upon Endurance Holdings’ liquidation, dissolution or winding-up. Junior shares include Endurance Holdings’ ordinary shares and any other shares to be issued in the future, including class A shares and any other class of shares that rank junior to the Series A Preferred Shares (collectively ‘‘Junior Shares’’) either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up; and

•	rank at least equally with each other series of shares ranking on parity with the Series A Preferred Shares as to dividends and distributions upon Endurance Holdings’ liquidation or dissolution or winding up, which are referred to as parity shares. As of the date hereof, no other series of parity shares is outstanding.

During any dividend period, so long as any Series A Preferred Shares remain outstanding, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Shares have been declared and paid:

•	no dividend shall be paid or declared on Junior Shares, other than a dividend payable solely in Junior Shares; and

•	no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by Endurance Holdings, directly or indirectly (other than (i) as a result of a

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

10.	Shareholders' equity, cont'd.

reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one Junior Share for or into another Junior Share, (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares and (iii) as permitted by the bye-laws of Endurance Holdings in effect on the date of issuance of the Series A Preferred Shares).

For any dividend period in which dividends are not paid in full upon the Series A Preferred Shares and any parity shares, all dividends declared for such dividend period with respect to the Series A Preferred Shares and such parity shares shall be declared on a pro-rata basis.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Endurance Holdings, holders of the Series A Preferred Shares and any parity shares are entitled to receive out of Endurance Holdings’ assets available for distribution to shareholders, before any distribution is made to holders of Junior Shares, a liquidating distribution in the amount of $25 per Series A Preferred Share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series A Preferred Shares and any parity shares and only to the extent of Endurance Holdings’ assets, if any, that are available after satisfaction of all liabilities to creditors.

Holders of the Series A Preferred Shares have no voting rights, except with respect to certain fundamental changes in the terms of the Series A Preferred Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or Endurance Holdings’ bye-laws.

On October 6, 2005, Endurance Holdings issued 6,079,000 of its ordinary shares. Goldman, Sachs & Co. purchased the ordinary shares from Endurance Holdings and subsequently sold the ordinary shares to public investors. The ordinary shares issued in the offering were registered under the Securities Act of 1933, as amended, on a prospectus supplement to the Shelf Registration Statement at a price of $33.15 per share ($32.90 per share, net of underwriters discount) raising approximately $200 million in net proceeds. The proceeds from this offering were used by Endurance Holdings to provide additional capital to its subsidiaries and for other general corporate purposes.

On August 9, 2005, Endurance Holdings entered into a purchase agreement by and among Endurance Holdings, Goldman, Sachs & Co. and Texas Pacific Group and Thomas H. Lee for the sale of 7,741,030 ordinary shares held by these selling shareholders. The ordinary shares were sold on a prospectus supplement to the Shelf Registration Statement and represented approximately 13% of the ordinary shares then outstanding. Endurance Holdings did not receive any proceeds from this offering.

On June 2, 2005, the Company filed the Shelf Registration Statement. The Shelf Registration Statement permitted the Company to issue, in one or more offerings, up to $750 million of securities eligible to be sold from time to time by the Company. The Shelf Registration Statement also registered for possible future sales up to 27,005,677 ordinary shares beneficially owned by certain of the Company’s founding shareholders. The registration of the founding shareholders’ ordinary shares did not obligate these share holders to offer or sell any of these shares. The Company did not receive any proceeds from any sale of shares by the selling shareholders. The Shelf Registration Statement was replaced by the filing of a new Registration Statement on Form S-3 on December 19, 2005 as described above.

On May 4, 2005, the Company entered into a purchase agreement by and among the Company, Goldman, Sachs, & Co., Texas Pacific Group and Thomas H. Lee for the sale of 8,000,000

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

10.	Shareholders' equity, cont'd.

ordinary shares held by these selling shareholders. The ordinary shares were sold under the Company’s then effective Registration Statement on Form S-3 (Registration No. 333-116505) and represented approximately 13% of the ordinary shares then outstanding. The Company did not receive any of the proceeds from this offering.

On February 16, 2005, the Company’s Board of Directors approved an increase of 2,000,000 shares (4,000,000 cumulatively authorized) to the number of shares authorized under the share repurchase program announced on May 21, 2004. The repurchases are accomplished in open market or privately negotiated transactions, from time to time, depending on market conditions. The share repurchase program is currently authorized to continue until February 2007. During 2005 and 2004, the Company repurchased 1,089,000 and 806,800 of its ordinary shares under this program at an average price of $36.35 and $33.13 per share, respectively. On March 4, 2005, the Company repurchased 350,000 of its ordinary shares from one of its initial investors. The purchase price was $34.68 per share, representing a 3% discount to the closing market price per share on March 4, 2005. The purchase price totaled $12.1 million. The Company used existing cash on hand to fund the repurchase. Total authorized purchases remaining under the repurchase plan at December 31, 2005 was approximately 1.8 million shares.

On December 7, 2004, Aon Corporation completed the sale of 9,800,000 of the Company's ordinary shares. The ordinary shares were sold under the Company's then effective Registration Statement on Form S-3 (Registration No. 333-116505). Goldman, Sachs & Co. purchased the ordinary shares from Aon Corporation at a purchase price of $32.70 and subsequently sold the shares to public investors. All of the ordinary shares were sold by Aon Corporation and its subsidiaries and neither the Company nor any of its officers or directors received any proceeds from the offering. Aon Corporation retains warrants to purchase 4,099,200 of the Company's ordinary shares.

On June 15, 2004, the company filed an unallocated Registration Statement on Form S-3 (Registration No. 333-116505) that was declared effective by the U.S. Securities and Exchange Commission on June 30, 2004. This shelf registration statement permitted the Company to issue, in one or more offerings, up to $500 million of debt, equity, trust preferred securities or a combination of the above. In addition to the $500 million of securities eligible to be sold from time to time by the Company, this shelf registration statement also registered for possible future sale up to 38,069,699 ordinary shares beneficially owned by certain of the Company’s founding shareholders. The registration of the founding shareholders’ ordinary shares does not obligate these shareholders to offer or sell any of these shares. The Company did not receive any proceeds from any sale of shares by the selling shareholders. This shelf registration was replaced on June 10, 2005 by the filing of a new Registration Statement on Form S-3 as described above.

On May 21, 2004, the Company repurchased 2,036,834 of its ordinary shares from one of its initial investors. The purchase price was $31.78 per share, representing a 1% discount to the closing market price per share on May 21, 2004. The purchase price totaled $64.7 million. The Company used existing cash on hand to fund the repurchase.

On March 9, 2004, certain of the Company’s founding shareholders consummated a secondary public offering of the Company’s ordinary shares. The ordinary shares sold in the offering were registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (Registration No. 333-112258) that was declared effective by the U.S. Securities and Exchange Commission on March 3, 2004. Of the ordinary shares registered under the Registration Statement, 8,850,000 were sold at a price to the public of $34.85 per share. The underwriters had

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

10.	Shareholders' equity, cont'd.

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

On October 3, 2003, all class A shareholders converted their class A shares on a one for one basis into ordinary shares.

On August 20, 2003, the Company repurchased 750,000 of its ordinary shares at $27.06 per share. The closing market price per share on August 19, 2003 was $27.90.

On March 5, 2003, Endurance Holdings completed an initial public offering which resulted in the issuance of 9,600,000 of its ordinary shares. The ordinary shares are listed for trading on the New York Stock Exchange under the symbol ‘‘ENH’’. Total proceeds received net of underwriting discounts and other offering expenses were $201.5 million. Net proceeds were credited to shareholders' equity. Pursuant to the terms of its term loan facility, upon consummation of the public offering, the Company repaid $50.6 million of its outstanding principal under the Company’s then outstanding term loan. The Company invested the remaining net proceeds of the offering in fixed maturity investments.

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

At December 31, 2005, 7,202,347 warrants were outstanding. Such warrants are exercisable for ordinary and class A shares as follows:

Ordinary shares	6,601,417
Class A shares	600,930
7,202,347

These outstanding warrants, which have an exercise price of $17.87 per share, expire on December 14, 2011.

11.	Earnings per share

The Company follows SFAS No. 128, ‘‘Earnings per Share’’, to account for its weighted average shares. Basic earnings per common share are calculated by dividing net (loss) income available to common shareholders of Endurance Holdings' ordinary shares and class A shares (collectively referred to as ‘‘common shares’’) by the weighted average number of common shares outstanding. The weighted average number of common shares included the fully vested restricted share units discussed in Note 13.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

11.	Earnings per share, cont'd.

Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

The following tables set forth the computation of basic and diluted (loss) earnings per share for the years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003
Numerator:
Net (loss) income	$(220,484)	$355,584	$263,437
Preferred dividends	(2,720)	—	—
Net (loss) income available to common shareholders	(223,204)	355,584	263,437
Denominator:
Weighted average shares – basic
Ordinary shares outstanding	61,760,236	62,578,644	62,820,625
Vested restricted share units outstanding	268,839	202,662	112,150
	62,029,075	62,781,306	62,932,775
Share equivalents:
Unvested restricted share units	—	—	2,172
Warrants	—	3,186,814	2,117,685
Options	—	1,315,141	847,293
Weighted average shares – diluted	62,029,075	67,283,261	65,899,925
Basic (loss) earnings per common share	$(3.60)	$5.66	$4.19
Diluted (loss) earnings per common share	$(3.60)	$5.28	$4.00

The following table sets forth dividends declared in the years ended December 31, 2005, 2004, and 2003 respectively.

	2005	2004	2003
Dividends declared per preferred share	$0.34	$—	$—
Dividends declared per common share	$1.00	$0.81	$0.32

12.	Related party transactions

Certain founding shareholders, including Aon Corporation and its affiliates, received warrants in conjunction with the capitalization of the Company (see Note 10).

During the years ended December 31, 2005, 2004 and 2003 the Company was party to agreements with various affiliates of Aon as follows:

Underwriting activities.    In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon. Such contracts resulted in net premiums earned of $19.0 million, losses and loss expenses of $10.4 million and acquisition expenses of $5.7 million for the year ended December 31, 2005. As of December 31, 2005, related reinsurance premiums

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

12.	Related party transactions, cont'd.

receivable totaled $19.2 million. During the year ended December 31, 2005, affiliates of Aon produced 24.3% of the Company’s gross premiums written before deposit accounting adjustments.

For the year ended December 31, 2004, related party contracts resulted in net premiums earned of $11.3 million, losses and loss expenses of $9.4 million and acquisition expenses of $1.2 million. As of December 31, 2004, related reinsurance premiums receivable totaled $9.4 million. During the year ended December 31, 2004, an affiliate of Aon produced 31.2% of the Company’s gross premiums written.

For the year ended December 31, 2003, related party contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million. As of December 31, 2003, there were no related reinsurance premiums receivable. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company’s gross premiums written.

In addition, the Company pays brokerage fees and commissions to Aon and its affiliates, which vary based on the amount of business produced. During the years ended December 31, 2005, 2004, and 2003, the Company incurred $25.6 million, $32.1 million, and $22.1 million, respectively, in brokerage fees and commissions in connection with these transactions.

For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions – see Note 8.

13.	Stock-based employee compensation plans

The Company has a stock-based employee compensation plan (the ‘‘Option Plan’’) which provides for the grant of options to purchase the Company’s common shares, share appreciation rights, restricted share units, share bonuses and other equity incentive awards to key employees. Under the terms of the Option Plan, a total of 4,986,975 common shares have been reserved for issuance.

At December 31, 2005, 3,670,290 options had been granted with vesting dates between December 14, 2001 and July 14, 2007 and 1,226,817 restricted share units had been granted with vesting dates between March 1, 2003 and November 21, 2010. Activity with respect to the Option Plan for the years ended December 31, 2005, 2004 and 2003 was as follows:

	2005	2004	2003
Options outstanding, beginning of year	3,253,691	3,436,881	3,291,631
Options granted	—	65,000	204,250
Options forfeited	(36,350)	(50,500)	(47,000)
Options exercised	(136,300)	(197,690)	(12,000)
Options outstanding, end of year	3,081,041	3,253,691	3,436,881
Exercisable options, end of year	2,717,971	2,230,596	1,717,186

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

13.	Stock-based employee compensation plans, cont'd.

	2005	2004	2003
Restricted share units outstanding, beginning of year	813,480	145,437	—
Restricted share units granted	351,952	729,428	145,437
Restricted share units forfeited	(60,387)	(15,824)	—
Restricted share units settled	(178,590)	(45,561)	—
Restricted share units outstanding, end of year	926,455	813,480	145,437
Vested restricted share units, end of year	274,036	217,816	134,776

The following table illustrates certain weighted average exercise price data for the years ended December 31, 2005, 2004 and 2003 respectively:

	2005	2004	2003
Weighted average exercise prices of:
Options granted	$—	$33.90	$24.28
Options forfeited	$18.60	$19.58	$19.92
Options exercised	$18.95	$19.00	$19.82

The total intrinsic value of options exercised during 2005 was $2.4 million (2004 - $2.9 million; 2003 – $0.1 million). The weighted average remaining contract life of options outstanding at December 31, 2005 is 6.13 years. The range of exercise prices for all options outstanding at December 31, 2005 under the Option Plan was $17.87 – $33.91 per share. The weighted average exercise price of options outstanding at December 31, 2005 was $18.46 (2004 – $19.43; 2003 – $19.95). The weighted average exercise price of exercisable options at December 31, 2005 was $18.38 (2004 – 19.41; 2003 – $19.84) and their weighted average remaining contract life was 6.11 years. There were no options that expired during the years ended December 31, 2005, 2004 and 2003. The maximum term of an option is 10 years.

The weighted average fair value of options granted during 2004 was $14.04 (2003- $9.62) per share. No additional options were granted in 2005. The fair value of each option issued during 2004 and 2003 was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumptions used, of approximately 20% in 2004 and 2003, was derived from an average of the historical ten-year volatility of two insurance industry indices. The other assumptions used in the option-pricing model were as follows: risk free interest rate for 2004 – 4.0% to 4.2% and 2003 – 3.7% to 3.9%, expected life of ten years for both 2004 and 2003 and a dividend yield of nil for both 2004 and 2003 as the exercise prices of all options are reduced for any dividends paid.

During the year ended December 31, 2005, the Company granted 191,771 unvested restricted share units (2004 – 592,994; 2003 – 10,600) with a fair value of $7.0 million (2004 – $19.4 million; 2003 – $0.3 million). Unvested restricted share units are granted subject to vesting provisions which are generally five years and are automatically settled upon vesting.

On March, 1, 2005, the Company settled $4.8 million of its 2004 annual bonus obligations to certain employees with grants of 134,702 fully vested restricted share units. On March 1, 2004, the Company settled $4.2 million of its 2003 annual bonus obligations to certain employees with grants of 124,128 fully vested restricted share units. On March 1, 2003, the Company settled

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

13.	Stock-based employee compensation plans, cont'd.

$3.1 million of its 2002 annual bonus obligations to certain employees with grants of 133,389 fully vested restricted share units. These restricted share units will be automatically settled over a three year period. The fair value of the restricted share units at the date of grant was equal to the bonus obligation recognized during the years ended December 31, 2004, 2003 and 2002, and as such, no additional compensation expense has been recognized in subsequent years.

At the Company’s exclusive option, the restricted share units may be settled in cash, ordinary shares or in a combination thereof. Holders of restricted share units receive additional incremental restricted share units when the Company pays dividends on its common shares. During the year ended December 31, 2005, 25,479 restricted share units (2004 – 12,306; 2003 – 1,448) with a fair value of $0.9 million (2004 – $0.4 million; 2003 – $45,000) were granted to holders of restricted units in lieu of dividends.

At December 31, 2005, compensation cost not yet recognized related to non-vested awards was $12.8 million. This expense is expected to be recognized between 2006 and 2009, with approximately 50.7% expected to be recognized in 2006.

On October 26, 2005, Endurance Holdings’ shareholders approved an employee share purchase plan (the ‘‘ESPP’’) and a Sharesave Scheme. Neither the ESPP nor the Sharesave Scheme is subject to any provisions of the Employee Retirement Income Security Act of 1974 as amended, and neither plan is a qualified plan within the meaning of Section 402(a) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’).

Following approval by the Company’s shareholders, 200,000 Endurance Holdings’ ordinary shares par value U.S. $1.00 per share were registered effective as of September 1, 2005. Under the terms of the ESPP, which is administered by the Compensation Committee of the Board of Directors, all U.S. and Bermuda full-time employees who have completed five months of service may purchase Endurance Holdings’ ordinary shares at a 15% discount from the market price of the ordinary shares on the last trading day of each quarter from payroll deductions of between 1%-10% of their gross base salaries withheld during the period. Participants are eligible to receive dividends on their Endurance Holdings’ ordinary shares as of the purchase date. Participating employees may discontinue their participation at any time, but may not resume participation in the ESPP for a period of one year from the date of withdrawal from the plan. Ordinary shares purchased under the ESPP must be held for one year prior to disposition.

Under the terms of the Sharesave Scheme, all U.K. eligible employees may save between £5 and £250 per month for three, five or seven years. At the end of the three, five or seven year period, participating employees' savings are used to purchase options to acquire Endurance Holdings’ ordinary shares at a 15% discount from the market price on the date of purchase of the options. The options are exercisable by the participating employees for six months after the date of grant. Participating employees may terminate their participation in the Sharesave Scheme and receive a refund of their contributed funds prior to the time of the purchase of the option. The Sharesave Scheme is pending approval by the U.K. government.

Compensation expense related to the ESPP of $nil was recorded for the year end 2005 ($nil – 2004 and $nil – 2003) for 4,185 common shares purchased under the ESPP.

14.	Pension plan

The Company provides pension benefits to eligible employees through various defined contribution plans sponsored by the Company. Under the Company’s defined contribution plans,

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

14.	Pension plan, cont'd.

the Company makes contributions to its employees’ accounts in amounts ranging from 4% to 10% of its employees’ eligible earnings. In addition, under certain defined contribution plans, employee contributions may be supplemented by matching contributions made by the Company based on the level of employee contribution. Lastly, the Company may provide additional contributions, depending on its annual financial performance. The employee and Company contributions in the defined contribution plans are invested at the election of each employee in one or more of several investment portfolios offered by third party investment advisors. Contributions for the year ended December 31, 2005 resulted in an expense of $4.5 million being recorded in earnings (2004 – $4.1 million; 2003 – $2.0 million).

15.	Statutory requirements and dividend restrictions

As a holding company, Endurance Holdings relies on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda’s ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda’s premiums written and net reserves for losses and loss expenses, subject to an overall minimum capital and surplus requirement of $100 million. In addition, Endurance Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2005, Endurance Bermuda’s statutory capital and surplus was $2.3 billion (2004 – $2.0 billion) and the minimum amount of statutory capital and surplus required to be maintained was $0.6 billion (2004 – $0.6 billion).

Under the jurisdiction of the United Kingdom’s Financial Services Authority (‘‘FSA’’), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The FSA regulatory requirements impose no explicit restrictions on Endurance U.K.’s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment. At December 31, 2005, 2004 and 2003, these requirements had been met.

Endurance U.S. Reinsurance is subject to regulation by the State of New York Insurance Department. Dividends may be declared or distributed only out of earned surplus. At December 31, 2005, 2004, and 2003, Endurance U.S. Reinsurance did not have earned surplus; therefore, Endurance U.S. Reinsurance was in 2005 and continues to be precluded from declaring or distributing any dividend without the prior approval of the Superintendent of the State of New York Insurance Department.

Endurance U.S. Insurance is subject to regulations by the State of Delaware Department of Insurance. Dividends may be declared or distributed only out of earned surplus. At December 31, 2005, Endurance U.S. Insurance did not have earned surplus; therefore, Endurance U.S. Insurance was in 2005 and continues to be precluded from declaring or distributing any dividend without the prior approval of the Delaware Insurance Commissioner. Any dividends paid by Endurance U.S. Insurance are paid to Endurance U.S. Reinsurance and are then subject to Endurance U.S. Reinsurance’s dividend limitations.

16.	Taxes

The Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

16.	Taxes, cont'd.

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

The Company’s subsidiaries based in Canada, the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

The income tax benefit was as follows for the years ended December 31, 2005, 2004 and 2003, respectively:

	2005	2004	2003
Current income tax (expense) benefit	$(845)	$—	$20
Deferred income tax benefit	51,993	9,797	5,236
	$51,148	$9,797	$5,256

Of the 2005 current income tax (expense) benefit, $(674,000) related to taxes incurred in the United States (2004 – $nil; 2003 – $20,000). Of the deferred income tax benefit, $30.6 million and $21.3 million related to deferred income tax benefits in the United States and the United Kingdom, respectively (2004 – $9.1 million and $664,000; 2003 – $4.3 million and $950,000).

The actual income tax benefit attributable to income for the years ended December 31, 2005, 2004 and 2003 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:

	2005	2004	2003
Computed expected tax expense	$—	$—	$—
Tax benefit effect of foreign taxes	51,148	9,797	5,256
	$51,253	$9,797	$5,256

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2005, 2004 and 2003:

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

16.	Taxes, cont'd.

	2005	2004	2003
Deferred income tax assets:
Unearned premiums	$14,593	$16,009	$14,105
Loss reserves	19,923	7,149	3,440
Net operating loss carry forward	39,676	10,697	5,120
Net unrealized investment losses	3,607	227	—
Deferred compensation	4,304	2,319	274
Start-up costs	3,579	295	393
Other	3,354	260	—
	89,036	36,956	23,332
Deferred income tax liabilities:
Deferred acquisition costs	(17,202)	(18,808)	(15,856)
Net unrealized investment gains	(516)	—	(514)
Other	(1,958)	(1,770)	(672)
	(19,676)	(20,578)	(17,042)
Net deferred income tax asset	$69,360	$16,378	$6,290

The Company paid income taxes totaling $4.5 million, $1.6 million and $20,000 for the years ended December 31, 2005, 2004 and 2003, respectively. There were no payments of income tax made prior to 2003. Net operating loss carryforwards in the amount of $124.7 million are available for application against future taxable income with $8.4 million, $1.9 million and $43.3 million, expiring in 2023, 2024 and 2025, respectively. The remaining $71.1 million has no expiration date.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining net deferred tax assets.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

17.	Condensed unaudited quarterly financial data

The following is a summary of the unaudited quarterly data for the year ended December 31, 2005:

	Quarter Ended March 31, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2005	Quarter Ended December 31, 2005
Net premiums earned	$437,598	$437,921	$441,166	$407,009
Net investment income	40,011	39,696	49,494	51,774
Net realized gains (losses) on sales of investments	(4,453)	592	(1,073)	(3,310)
Total revenue	$473,156	$478,209	$489,587	$455,473
Losses and loss expenses	$251,059	$228,916	$784,608	$386,360
Acquisition expenses	$86,775	$89,334	$75,095	$78,488
Net foreign exchange losses (gains)	$2,421	$1,742	$(1,809)	2,786
Net income (loss)	$96,259	$110,017	$(376,989)	$(49,771)
Preferred dividends	—	—	—	(2,720)
Net income (loss) available to common shareholders	$96,259	$110,017	$(376,989)	$(52,491)
Basic earnings (loss) per share	$1.57	$1.81	$(6.26)	$(0.80)
Diluted earnings (loss) per share	$1.45	$1.67	$(6.26)	$(0.80)

During the fourth quarter of 2005, the Company allocated $95.6 million of previously unallocated 2005 accident year catastrophe related reserves for losses incurred but not reported to specific case reserves due to the additional 2005 accident year catastrophe loss development that was reported during the fourth quarter.

ENDURANCE SPECIALTY HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Amounts in tables expressed in thousands of United States dollars, except ratios, share and per share amounts)

17.	Condensed unaudited quarterly financial data, cont'd.

The following is a summary of the unaudited quarterly data for the year ended December 31, 2004:

	Quarter Ended March 31, 2004	Quarter Ended June 30, 2004	Quarter Ended September 30, 2004	Quarter Ended December 31, 2004
Net premiums earned	$415,826	$395,987	$409,487	$411,300
Net investment income	24,675	28,944	30,978	37,462
Net foreign exchange (loss) gains	(3,159)	(2,879)	3,089	2,735
Net realized gains (losses) on sales of investments	5,176	(614)	814	754
Total revenue	$442,518	$421,438	$444,368	$452,251
Losses and loss expenses	$222,009	$189,208	$308,255	$217,858
Acquisition expenses	$85,518	$82,667	$81,147	$80,452
Net income	$100,872	$114,756	$26,848	$113,108
Basic earnings per share	$1.57	$1.81	$0.43	$1.83
Diluted earnings per share	$1.47	$1.69	$0.40	$1.71